PROSPECTUS
                          ABRAXAS PETROLEUM CORPORATION
                       CANADIAN ABRAXAS PETROLEUM LIMITED
            OFFER TO EXCHANGE 11 1/2% SENIOR NOTES DUE 2004, SERIES D
                   FOR ANY AND ALL OUTSTANDING 11 1/2% SENIOR
                      NOTES DUE 2004, SERIES B AND SERIES C

                THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW
                     YORK CITY TIME, ON MAY 20, 1998, UNLESS
                                    EXTENDED.

        Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas"), and Canadian Abraxas Petroleum Limited, an Alberta corporation ("Canadian Abraxas" and, together with Abraxas, the "Issuers"), hereby offer (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of their 11 1/2% Senior Notes due 2004, Series D (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (the "Registration Statement") of which this Prospectus is a part, for each $1,000 principal amount of their outstanding 11 1/2% Senior Notes due 2004, Series B (the "Series B Notes"), of which $215,000,000 principal amount is outstanding, and for each $1,000 principal amount of their outstanding 11 1/2% Senior Notes due 2004, Series C (the "Series C Notes"), of which $60,000,000 principal amount is outstanding. The form and terms of the Exchange Notes, except for the total outstanding principal amount thereof, are the same (in all material respects) as the form and terms of the Series B Notes (which they replace) except that the Exchange Notes will bear a Series D designation. The form and terms of the Exchange Notes, except for the total outstanding principal amount thereof, are the same as the form and terms of the Series C Notes (which they replace) except that (i) the Exchange Notes will bear a Series D designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be subject to certain provisions relating to an increase in the interest rate which were applicable to the Series C Notes in certain circumstances relating to the timing of the Exchange Offer and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Series C Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Series B Notes and the Series C Notes (each of which they replace) and will be issued under and be entitled to the benefits of the Indenture dated January 27, 1998 (the "Indenture") among the Issuers and IBJ Schroder Bank & Trust Company governing the Series C Notes and the Exchange Notes. As used herein, the term "Notes" refers to the Series B Notes, the Series C Notes and the Exchange Notes. See "The Exchange Offer" and "Description of the Exchange Notes."

        Interest on the Exchange Notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 1998, at the rate of 11 1/2% per annum. Interest will accrue from November 1, 1997 with respect to the Series B Notes (the date of the most recent interest payment on the Series B Notes) and January 27, 1998 (the "Issue Date") with respect to the Series C Notes. The Exchange Notes will mature on November 1, 2004. The Exchange Notes will be redeemable, in whole or in part, at the option of the Issuers, on or after November 1, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to November 1, 1999, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of the Series C Notes and Exchange Notes with the net cash proceeds of one or more Equity Offerings (as defined herein), at a redemption price equal to 111.5% of the aggregate principal amount of the Exchange Notes to be redeemed, plus accrued and unpaid interest to the date of redemption; provided, however, that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Series C Notes and Exchange Notes remains outstanding. Upon a Change of Control (as defined herein), each holder of the Exchange Notes will have the right to require the Issuers to repurchase all or a portion of such holder's Exchange Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, the Issuers will be obligated to offer to repurchase the Exchange Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales. See "Description of the Exchange Notes."

        The Exchange Notes will be general unsecured obligations of the Issuers and will rank pari passu in right of payment to all existing and future senior indebtedness of the Issuers and senior in right of payment to all future subordinated indebtedness of the Issuers and on parity with any Series B Notes and Series C Notes not exchanged. The Exchange Notes will, however, be effectively subordinated to secured indebtedness of the Issuers to the extent of the value of the assets securing such indebtedness. See "Description of the Exchange Notes." Abraxas has an existing credit facility (the "Credit Facility") with Bankers Trust Company ("BTCo") and ING (U.S.) Capital Corporation ("ING Capital") which is secured by certain assets of Abraxas and guaranteed by Canadian Abraxas and is to be secured by certain assets of Canadian Abraxas. The Credit Facility has an availability of $40.0 million. At March 31, 1998, there was $100,000 outstanding under the Credit Facility. The Indenture permits the Issuers and their subsidiaries to incur additional indebtedness including additional secured indebtedness, under certain conditions. See "Risk Factors -- Ranking of Indebtedness" and "Description of the Exchange Notes -- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." The Exchange Notes will be jointly and severally guaranteed by certain of the Issuers' future subsidiaries (the "Subsidiary Guarantors"). The Guarantees (as defined herein) will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all senior indebtedness of the Subsidiary Guarantors and senior in right of payment to all subordinated indebtedness of the Subsidiary Guarantors. The Guarantees will be effectively subordinated to secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. See "Description of the Exchange Notes." At March 31, 1998, the Issuers and the Subsidiary Guarantors had $100,000 of secured indebtedness outstanding.

        The Issuers will accept for exchange any and all Series B Notes and Series C Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on May 20, 1998, unless extended by the Issuers in their sole discretion (the "Expiration Date"). Tenders of the Series B Notes and Series C Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Issuers under the Registration Rights Agreement entered into by the Issuers and Jefferies & Company, Inc. (the "Initial Purchaser") in connection with the offering of the Series C Notes (the "Offering"). See "The Exchange Offer."

        Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of either of the Issuers within the meaning of Rule 405 under the Securities Act or a broker-dealer who purchased the Series B Notes or Series C Notes directly from the Issuers for resale pursuant to Rule 144A or another exemption from the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "Purpose of the Exchange Offer" and " Resale of the Exchange Notes." Each broker-dealer that receives the Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of the Exchange Notes received in exchange for the Series B Notes and Series C Notes where such Series B Notes and Series C Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuers agreed that they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale during the period required by the Securities Act. See "Plan of Distribution."

        There has not previously been any public market for the Series B Notes or Series C Notes or the Exchange Notes. The Issuers do not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Lack of Public Market." Moreover, to the extent that the Series B Notes and the Series C Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Series B Notes and Series C Notes could be adversely affected.

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
        The Exchange Notes will be available initially only in book-entry form. The Issuers expect that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of a Global Certificate (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be affected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, the Exchange Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indenture. See "Book-Entry; Delivery and Form."

        Holders of the Series B Notes and Series C Notes not tendered and accepted in the Exchange Offer will continue to hold such Series B Notes and Series C Notes and will be entitled to all of the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Issuers will not receive any proceeds from the Exchange Offer. Pursuant to the Registration Rights Agreement, the Issuers will pay all the expenses incurred by them incident to the Exchange Offer. See "The Exchange Offer."

        SEE "RISK FACTORS" ON P. 11 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR SERIES B NOTES NOTES AND SERIES C NOTES IN THE EXCHANGE OFFER.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus is April 20, 1998.

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

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
                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

        This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, those regarding the Issuers' financial position, business strategy, budgets, reserve estimates, development and exploitation opportunities and projects, behind-pipe zones, classification of reserves, projected costs, potential reserves, availability or sufficiency of capital resources and plans and objectives of management for future operations, are forward-looking statements. Although the Issuers believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Issuers' expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to either of the Issuers, or persons acting on behalf of either of them, are expressly qualified in their entirety by the Cautionary Statements.

                              NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER THIS CHAPTER WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                                     SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, the term "Abraxas" refers to Abraxas Petroleum Corporation, the term "Canadian Abraxas" refers to Canadian Abraxas Petroleum Limited and the term "Company" refers to Abraxas and all of its subsidiaries, including Canadian Abraxas, for the relevant time periods. Except as otherwise noted, the reserve data for Abraxas and Canadian Abraxas reported in this Prospectus are based on the reserve estimates of Abraxas' and Canadian Abraxas' respective independent petroleum engineers. See "Glossary of Terms" for definitions of certain terms used in this Prospectus.

                                   The Company

        The Company is an independent energy company engaged primarily in the acquisition, exploration, development and production of crude oil and natural gas. Since January 1, 1991, the Company's principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. The Company utilizes a disciplined acquisition strategy, focusing its efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE. The Company seeks to complement its acquisition and development activities by selectively participating in exploration projects with experienced industry partners. The Company's principal areas of operation are Texas, western Canada and southwestern Wyoming. The Company owns interests in 706,605 gross acres (445,955 net acres) and 763.0 gross wells (404.7 net wells), 341 of which are operated by the Company, and varying interests in 20 natural gas processing plants or compression facilities.

        Since December 31, 1990, the Company has made 17 acquisitions of crude oil and natural gas properties totaling an estimated 52,100 MBOE at an average acquisition cost of $4.11 per BOE. From January 1, 1991 to December 31, 1997, the Company's estimated total proved reserves increased from 889 MBOE to 54,700 MBOE; aggregate PV-10 increased from $11.0 million to $268.7 million; and average net daily production increased from 0.141 MBOE per day to 14.9 MBOE per day.

        The Company was founded in 1977 by Robert L.G. Watson, the Company's Chairman of the Board, President and Chief Executive Officer. Canadian Abraxas was formed by the Company in 1996 to acquire CGGS Canadian Gas Gathering Systems Inc. ("CGGS"). The Company's principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788. Canadian Abraxas' principal offices are located at 300 - 5th Avenue, 12th Floor, Calgary, Alberta and its telephone number is (403) 262-1949.

                                  Risk Factors

        See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

                          PURPOSE OF THE EXCHANGE OFFER

        The Exchange Offer provides holders of the Series B Notes and Series C Notes with the Exchange Notes which will generally be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act. The Issuers' purpose in engaging in the Exchange Offer is to provide holders of the Series B Notes and the Series C Notes with freely transferable securities and to comply with the provisions of the Registration Rights Agreement which require, subject to certain conditions, that the Exchange Offer be made. See "Purpose of the Exchange Offer".

                                      THE EXCHANGE OFFER

Exchange Ratio                  Each  Series  B Note  and  Series  C  Note  is
                                exchangeable for a like principal amount of Exchange Notes.

Expiration  Date                5:00 p.m.,  New York City time,  on May 20, 1998
                                unless   extended,   in  which   case  the  term
                                "Expiration Date" means the latest date and time to which the Exchange Offer shall have been extended.


Principal Amount of Exchange    Subject  to  the  terms  and  conditions  of the
 Notes                          Exchange  Offer,  any and all Series B Notes and
                                Series C Notes will be accepted if duly tendered and not withdrawn prior to acceptance thereof.
                                The Exchange Offer is not conditioned upon any minimum principal amount of the Series B Notes and Series C Notes being tendered. The Indenture limits the aggregate amount of the Series C
                                Notes and the Exchange Notes which may be outstanding to $275.0 million principal amount, $215.0 million of which is currently in the form of the Series B Notes and $60.0 million of which is currently in the form of the Series C Notes.

Conditions of the Exchange      The  Issuers'   obligation  to  consummate   the
 Offer                          Exchange Offer is subject to certain conditions.
                                See "The Exchange Offer -- Conditions." Tenders of the Series B Notes and Series C Notes may be withdrawn at any time prior to the Expiration
                                Date.  See  "The  Exchange  Offer  -  Withdrawal
                                Rights."

How to Tender                   Tendering  holders of the Series B Notes and the
                                Series C Notes must either (i) complete and sign
                                a Letter of Transmittal,  have their  signatures
                                guaranteed  if  required,  forward the Letter of
                                Transmittal and any other required  documents to
                                the  Exchange  Agent at the  address  set  forth
                                under the caption "Exchange  Agent",  and either
                                deliver the Series B Notes and Series C Notes to
                                the Exchange Agent or tender such Series B Notes
                                and Series C Notes  pursuant  to the  procedures
                                for  book-entry   transfer  or  (ii)  request  a
                                broker, dealer, bank, trust company or other nominee to effect the transaction for them.
                                Beneficial owners of the Series B Notes and the Series C Notes registered in the name of a broker, dealer, bank, trust company or other nominee must contact such institution to tender their Series B Notes and the Series C Notes. The

                                Series B Notes and Series C Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of such Series B Notes and Series C Notes to the Exchange Agent's account at DTC is delivered in a timely fashion. Certain provisions have also been made for holders whose Series B Notes and Series C Notes are not readily available or who cannot comply with the procedure for book-entry transfer on a timely basis. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer-- How to Tender."

Acceptance of Tenders           Subject  to  the  terms  and  conditions  of the
                                Exchange  Offer,  including the  reservation  of
                                certain  rights  by the  Issuers,  the  Series B
                                Notes and the  Series C Notes  validly  tendered
                                prior to the  Expiration  Date will be  accepted
                                for   exchange.   Subject   to  such  terms  and
                                conditions,  the Exchange  Notes to be issued in
                                exchange for validly tendered Series B Notes and
                                Series C Notes  will be mailed  by the  Exchange
                                Agent promptly after  acceptance of the tendered
                                Series B Notes and Series C Notes or credited to
                                the   holder's   account  in   accordance   with
                                appropriate book-entry procedures.  Although the
                                Issuers  do not  currently  intend  to do so, if
                                they  modify  the  terms of the  Exchange  Offer
                                prior  to the  Expiration  Date,  such  modified
                                terms will be  available  to all  holders of the
                                Series B Notes and  Series C Notes,  whether  or
                                not their Series B Notes and Series C Notes have
                                been tendered  prior to such  modification.  Any
                                material   modification  will  be  disclosed  in
                                accordance with the applicable rules of the Commission and, if required, the Exchange Offer will be extended to permit holders of the Series
                                B Notes and Series C Notes adequate time to consider such modification. See "The Exchange
                                Offer -- Acceptance of Tenders."

Exchange Agent                  IBJ  Schroder  Bank & Trust  Company,  One State
                                Street,  New York,  New York  10004,  Attention:
                                Reorganization Operations Department

Securities Offered              $275,000,000  aggregate  principal  amount of 11
                                1/2% Senior Notes due 2004.

Issuers                         Abraxas   Petroleum   Corporation  and  Canadian
                                Abraxas Petroleum Limited, as joint and several obligors.

Maturity Date                   November 1, 2004.

Interest Payment Dates          Interest on the Exchange  Notes will accrue from
                                November  1, 1997 with  respect to the  Exchange
                                Notes exchanged for the Series B Notes (the date of the most recent interest payment on the Series B Notes) and from the Issue Date with respect to the Exchange Notes exchanged for the

                                Series C Notes and will be payable semi-annually on each May 1 and November 1, commencing May 1, 1998.

Ranking The Exchange Notes will be general unsecured obligations of the Issuers and will rank pari passu to all existing and future senior indebtedness of the Issuers and senior to all future subordinated indebtedness of the Issuers and on parity with any Series B Notes and Series C Notes not exchanged. The Exchange Notes will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Issuers, including borrowings under the Credit Facility, to the extent of the assets securing such obligations. At March 31, 1998, the Issuers had $100,000 of secured indebtedness outstanding. The Indenture permits the Company to incur additional indebtedness, including additional secured indebtedness, subject to certain conditions.

Guarantees                      The Exchange Notes will be jointly and severally
                                guaranteed  (the   "Guarantees")   on  a  senior
                                unsecured   basis  by  each  of  the  Subsidiary
                                Guarantors.  See  "Description  of the  Exchange
                                Notes-Guarantees."

Change of Control               Upon a Change of Control,  each holder will have
                                the right to require the Issuers to repurchase such holder's Exchange Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, the Issuers will be obligated to offer to repurchase the Exchange Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

Certain Covenants               The Indenture  governing the Exchange Notes (the
                                "Indenture")  contains  certain  covenants  that
                                limit  the  ability  of the  Issuers  and  their
                                Restricted  Subsidiaries (as defined herein) to,
                                among    other    things,    incur    additional
                                indebtedness,  pay  dividends  or  make  certain
                                other restricted  payments,  consummate  certain
                                asset  sales,  enter into  certain  transactions
                                with   affiliates,   incur  liens,  and  imposes
                                restrictions  on  the  ability  of a  Restricted
                                Subsidiary  to pay  dividends  or  make  certain
                                payments  to the  Issuers  and their  Restricted
                                Subsidiaries,  merge  or  consolidate  with  any
                                other person or sell, assign,  transfer,  lease,
                                convey   or   otherwise   dispose   of   all  or
                                substantially all of the assets of either of the Issuers.

        For   additional   information   regarding  the  Exchange   Notes,   see
"Description of the Exchange Notes."

                    Summary Historical Financial Information

        The following table presents summary historical consolidated financial data of the Company for the five years ended December 31, 1997, which have been derived from the Company's consolidated financial statements. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Financial Data," and the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                               Year Ended December 31,
                                            --------------------------------------------------------
                                               1993        1994       1995        1996       1997
                                               ----        ----       ----        ----       ----
                                                             (dollars in thousands)
Consolidated Statement of Operations Data:
Total operating revenue (1)                  $  7,494   $ 11,349    $ 13,817   $ 26,653     $70,931
Operating expense (2)                           2,964      3,826       4,458      6,289      16,429
DD&A expense                                    2,373      3,790       5,434      9,605      30,581
G&A expense                                       510        810       1,042      1,933       4,171
Interest expense                                2,531      2,359       3,911      6,241      24,620
Amortization of deferred financing fee            649        400         214        280       1,260
Income (loss) from continuing operations
  before extraordinary items                   (1,580)       113      (1,208)     1,940      (6,485)
Preferred stock dividends                        (186)      (183)       (366)      (366)       (183)
Net income (loss) applicable to
    common stock                               (2,619)    (2,577)     (1,574)     1,147      (6,668)
Other Data:
Ratio  (deficiency)  of  earnings  to  fixed
charges(3)(4)                                     --       1.04x          --      1.30x          --


                                            December 31, 1997
                                            -------------------
                                               (dollars in
                                                thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents                      $      2,836
Total assets                                        338,520
Total debt (5)                                      248,617
Stockholders' equity (6)                             26,813
--------------

(1) Consists of crude oil and natural gas production sales, revenue from rig operations and processing facilities and other miscellaneous revenue.
(2)Consists of lease operating and production taxes, rig operating expenses and processing expenses.
(3) Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees.
(4) The Company's earnings were inadequate to cover fixed charges in 1993, 1995 and 1997 by $1,393,000, $1,208,000 and $10,376,000, respectively,.
(5) Consists of long-term debt, including capital lease obligations.
(6) Consists of 6,422,540 shares of the Company's Common Stock, par value $.01 per share, of which 53,023 are treasury shares.

                 Summary Historical Reserves and Operating Data

        The following table sets forth summary information with respect to the Company's estimated proved crude oil, NGLs and natural gas reserves and certain summary information with respect to the Company's operations for the periods indicated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                       At December 31,
                                                             1997
                                                      -------------------

Estimated Proved Reserves (period-end):
Crude oil and NGLs (MBbls)                                     17,777
Natural gas (MMcf)                                            221,314
Crude oil equivalents (MBOE)                                   54,663
      % Proved developed                                        82.9%

Estimated  future net revenue  before income taxes (in      $ 464,444
thousands)
PV-10 (in thousands)                                        $ 268,700
    %Proved developed                                           90.5%



                                             Year Ended December 31,
                                     ----------------------------------------
                                         1995         1996         1997
                                         ----         ----         ----
Average Net Daily Production:
Crude oil and NGLs (Bbls)                1,493        1,985        5,285
Natural gas (Mcf)                        9,733       17,397       57,671

Average Sales Price:
Crude oil (per Bbl)                   $  17.16     $  20.85     $  18.63
NGLs (per Bbl)                           10.83        14.55        10.75
Natural gas (per Mcf)                     1.47         1.97         1.79

Natural Gas Processing Plants:
Net plant capacity (MMcfpd)
      (period-end)                          25          123          137

                                  RISK FACTORS

        Prospective investors should carefully consider the following factors in addition to the other information in this Prospectus before making an investment in the Exchange Notes offered hereby.

High Degree of Leverage

        The Company's total debt and stockholders' equity were approximately $248.6 million and $26.8 million, respectively, as of December 31, 1997. See "Capitalization." In addition, the Company has borrowing capacity of up to $40.0 million under the Credit Facility. At March 31, 1998, the Company had $39.9 million of borrowing availability under the Credit Facility. The Company intends to incur additional indebtedness in the future in connection with acquiring, developing and exploiting producing properties, although the Company's ability to incur additional indebtedness may be limited by the terms of the Series A/B Indenture (as defined herein), the Indenture and the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Description of Existing Indebtedness" and "Description of the Exchange Notes."

        The Company's level of indebtedness will have several important effects on its future operations including (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes; (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests and other restrictions which will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possibly limiting acquisition activities; and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, interest payments, scheduled principal payments, general corporate purposes or other purposes may be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources," "Description of Existing Indebtedness" and "Description of the Exchange Notes -- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

        The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. Based upon the current level of operations and the historical production of the producing properties and related assets currently owned by the Company, the Company believes that the net proceeds from the offering of the Series C Notes, its cash flow from operations as well as borrowing capabilities will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments, scheduled principal payments and general corporate or other purposes for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," " Description of Existing Indebtedness" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus. No assurance can be given, however, that the Company's business will continue to generate cash flow from operations at or above current levels or that the historical production of the producing properties and related assets currently owned by the Company can be sustained in the future. If the Company is unable to generate cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing would be possible or that any additional financing could be obtained. In addition, the Series B Notes and Series C Notes are, and the Exchange Notes will be, subject to certain limitations on redemption. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Existing Indebtedness" and "Description of the Exchange Notes --Redemption."

Reliance on Estimates of Proved Reserves and Future Net Revenue

        There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data included in this Prospectus represent only estimates. In addition, the estimates of future net revenue from proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this Prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 1997. The average sales prices as of such date used for purposes of such estimates were $16.76 per Bbl of crude oil, $10.89 per Bbl of NGLs and $2.08 per Mcf of natural gas. Also assumed is the Company's making future capital expenditures of approximately $36.7 million in the aggregate, necessary to develop and realize the value of proved undeveloped reserves on these properties. Any significant variance in these assumptions could also materially affect the estimated quantity and value of reserves set forth herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources" and "Business -- Reserves Information."

Ranking of Indebtedness

        The Exchange Notes will be general unsecured obligations of the Issuers and will rank pari passu in right of payment to all existing and future senior indebtedness of the Issuers and senior in right of payment to all future subordinated indebtedness of the Issuers. In addition, the Exchange Notes will be unconditionally guaranteed, jointly and severally, by each of the Subsidiary Guarantors. The Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors and senior in right of payment to all present and future subordinated indebtedness of the Subsidiary Guarantors. However, the Exchange Notes will be effectively subordinated to secured indebtedness of the Issuers and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. In the event of a liquidation or insolvency of the Company or, if any of its secured indebtedness is accelerated, the secured assets of the Company will be available to pay obligations on the Exchange Notes only after the Credit Facility and any other secured indebtedness has been paid in full. As of March 31, 1998, the Issuers and the Subsidiary Guarantors had $275.1 million of indebtedness outstanding, $100,000 of which was secured, and $39.9 million of availability under the Credit Facility, which borrowings would be secured. See "Capitalization," "Description of the Exchange Notes," "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources" and "Description of Existing Indebtedness."

Repurchase of Notes Upon a Change of Control

        Upon the occurrence of a Change of Control, the Issuers must offer to purchase all of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (a "Change of Control Offer"). See "Description of the Exchange Notes -- Change of Control." The events that require a Change of Control Offer under the Indenture may also constitute events of default under the Credit Facility. Such events may permit the lenders under such debt instruments to accelerate the payment of the debt and, if the debt is not paid, to proceed against any collateral securing such debt and/or commence litigation which could ultimately result in a sale of substantially all of the assets of the Company to satisfy the debt, thereby limiting the Company's ability to raise cash to repurchase the Notes and reducing the practical benefit of the offer to purchase provisions to the holders of the Notes. These provisions may be deemed to have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time.

        Prior to commencing such an offer to purchase, the Issuers may be required to (i) repay in full all indebtedness of the Issuers that would prohibit the repurchase of the Notes, including that under the Credit Facility, or (ii) obtain any requisite consent to permit the repurchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Existing Indebtedness." If the Issuers were unable to repay all of such indebtedness or were unable to obtain the necessary consents, then the Issuers would be unable to offer to repurchase the Notes and such failure would constitute an Event of Default under the Indenture. There can be no assurance that the Issuers will have sufficient funds available at the time of any Change of Control to repurchase the Notes.

Net Losses

        The Company has experienced recurring losses. For the years ended December 31, 1993, 1994, 1995 and 1997, the Company recorded net losses of $2.4 million, $2.4 million, $1.2 million and $6.5 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

Industry Conditions; Impact on Company's Profitability

        The Company's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas. Crude oil and natural gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Prices are also affected by actions of state and local agencies, the United States and foreign governments and international cartels. While prices for crude oil and natural gas increased during the fourth quarter of 1995 and remained at these levels during 1996, prices decreased during 1997. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of crude oil and natural gas. Any substantial or extended decline in the prices of crude oil and natural gas, such as the decline of crude oil which has occurred since December 31, 1997, would have a material adverse effect on the Company's financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond the control of the Company. Sales of crude oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. Federal and state regulation of crude oil and natural gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its crude oil and natural gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk.

        The Company periodically reviews the carrying value of its crude oil and natural gas properties under the full cost accounting rules of the SEC. Under these rules, capitalized costs of proved oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. The Company was required to write-down the carrying value of its Canadian crude oil and natural gas properties at December 31, 1997 by $4.6 million and may be required to write-down the carrying value of its crude oil and natural gas properties in the future when oil and natural gas prices are depressed or unusually volatile. When a write-down is required, it results in a charge to earnings, but does not impact cash flow from operating activities. The Company sustained a charge to earnings of $4.6 million at December 31, 1997 as a result of the write-down. Once incurred, a write-down of crude oil and natural gas properties is not reversible at a later date. If such a write-down were large enough, it could result in the occurrence of an event of default under the Credit Facility that could require the sale of some of the Company's producing properties under unfavorable market conditions or require the Company to seek additional equity capital. In addition, the Indenture governing the Series B Notes (the "Series A/B Indenture"), the Indenture and the Credit Facility contain certain restrictions on certain sales of assets by the Company. See "Description of the Exchange Notes," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Existing Indebtedness."

        In order to manage its exposure to price risks in the marketing of its crude oil and natural gas, the Company from time to time has entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, the Company may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind its futures position and sell its production to a customer. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in crude oil and natural gas prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Restrictions Imposed by Terms of the Company's Indebtedness

        The Series A/B Indenture, the Indenture and the Credit Facility restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such ratios and tests. See "Description of the Exchange Notes -- Certain Covenants," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Existing Indebtedness." A breach of any of these covenants could result in a default under the Series A/B Indenture, the Indenture and/or the Credit Facility. Upon the occurrence of an event of default under the Credit Facility, the lenders thereunder could elect to declare all amounts outstanding under the Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the Credit Facility accelerate the payment of such indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. Substantially all of the Company's assets, including, without limitation, working capital and interests in producing properties and related assets owned by the Company, and the proceeds thereof are or may in the future be pledged as security under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Existing Indebtedness."

Substantial Capital Requirements

        The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploitation, development, exploration and production of crude oil and natural gas reserves. Historically, the Company has financed these expenditures primarily with cash flow from operations, bank borrowings and the offering of its debt and equity securities. The Company believes that it will have sufficient capital to finance planned capital expenditures. If revenue or the Company's borrowing base under the Credit Facility decrease as a result of lower crude oil and natural gas prices, operating difficulties or declines in reserves, the Company may have limited ability to finance planned capital expenditures in the future. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Existing Indebtedness."

Foreign Operations

        The Company's operations are subject to the risks of restrictions on transfers of funds, export duties and quotas, domestic and international customs and tariffs, and changing taxation policies, foreign exchange restrictions, political conditions and governmental regulations. In addition, the Company receives a substantial portion of its revenue in Canadian dollars. As a result, fluctuations in the exchange rates of the Canadian dollar with respect to the U.S. dollar could have an adverse effect on the Company's financial position, results of operations and cash flows. The Company's stockholders' equity was negatively impacted by approximately $2.5 million during 1997 due to fluctuations in the foreign currency translation rate. The Company may from time to time engage in hedging programs intended to reduce the Company's exposure to currency fluctuations.

Future Availability of Natural Gas Supply

        To obtain volumes of committed natural gas reserves to supply the Canadian Abraxas Plants (as defined herein), Canadian Abraxas contracts to process natural gas with various producers. Future natural gas supplies available for processing at the Canadian Abraxas Plants will be affected by a number of factors that are not within the Company's control, including the depletion rate of natural gas reserves currently connected to the Canadian Abraxas Plants and the extent of exploration for, production and development of, and demand for natural gas in the areas in which Canadian Abraxas will operate. Long-term contracts will not protect Canadian Abraxas from shut-ins or supply curtailments by natural gas suppliers. Although CGGS was historically successful in contracting for new natural gas supplies and in renewing natural gas supply contracts as they expired, there is no assurance that Canadian Abraxas will be able to do so on a similar basis in the future.

Operating Hazards; Uninsured Risks

        The nature of the crude oil and natural gas business involves certain operating hazards such as crude oil and natural gas blowouts, explosions, encountering formations with abnormal pressures, cratering and crude oil spills and fires, any of which could result in damage to or destruction of crude oil and natural gas wells, destruction of producing facilities, damage to life or property, suspension of operations, environmental damage and possible liability to the Company. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

Competition

        The Company encounters strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. Many of the Company's competitors have financial resources, staff and facilities substantially greater than those of the Company. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors which are beyond the control of the Company, the effect of which cannot be accurately predicted.

        The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. The Company must compete for such resources with both major crude oil and natural gas companies and independent operators. Although the Company believes its current operating and financial resources are adequate to preclude any significant disruption of its operations in the immediate future, the continued availability of such materials and resources to the Company cannot be assured.

        The Company faces significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. The Company's principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

        The Company competes against other companies in its natural gas processing business both for supplies of natural gas and for customers to which it will sell its products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

Certain Business Risks

        The Company intends to continue acquiring producing crude oil and natural gas properties or companies that own such properties. Although the

Company performs a review of the acquired properties that it believes is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, the Company will focus its review efforts on the higher-valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Furthermore, the Company must rely on information, including financial, operating and geological information, provided by the seller of the properties without being able to verify fully all such information and without the benefit of knowing the history of operations of all such properties.

        In addition, a high degree of risk of loss of invested capital exists in almost all exploration and development activities which the Company undertakes. No assurance can be given that crude oil or natural gas will be discovered to replace reserves currently being developed, produced and sold, or that if crude oil or natural gas reserves are found, they will be of a sufficient quantity to enable the Company to recover the substantial sums of money incurred in their acquisition, discovery and development. Drilling activities are subject to numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain. The Company's operations may be curtailed, delayed or cancelled as a result of numerous factors including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. The availability of a ready market for the Company's natural gas production depends on a number of factors, including, without limitation, the demand for and supply of natural gas, the proximity of natural gas reserves to pipelines, the capacity of such pipelines and government regulations.

Depletion of Reserves

        The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent the Company acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, the proved reserves of the Company will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon the Company's level of success in acquiring or finding additional reserves. See "--Certain Business Risks."

        The Company's ability to continue to acquire producing properties or companies that own such properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. There can be no assurance, however, that such divestitures will continue or that the Company will be able to acquire such properties at acceptable prices or develop additional reserves in the future. In addition, under the terms of the Indenture and the Credit Facility, the Company's ability to obtain additional financing in the future for acquisitions and capital expenditures may be limited.

Government Regulation

        The Company's business is subject to certain federal, state, provincial and local laws and regulations relating to the exploration for and development, production and marketing of crude oil and natural gas, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance with such requirements. There is no assurance that laws and regulations enacted in the future will not adversely affect the Company's financial condition and results of operations. See "Business -- Regulatory Matters."

Fraudulent Transfer Considerations

        Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the

Subsidiary Guarantors, at the time they incurred the Guarantees, (a) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or
(b)(i) received less then reasonably  equivalent value or fair consideration and
(ii) (A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then in each such case, a court of competent jurisdiction could void, in whole or in part, the Guarantees or, in the alternative, subordinate the Guarantees to existing and future indebtedness of the Subsidiary Guarantors. Among other things, a legal challenge of the Guarantees issued by any Subsidiary Guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by such Subsidiary Guarantor as a result of the issuance by the Issuers of the Notes. To the extent the Guarantee was voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Issuers and any Subsidiary Guarantor whose Guaranty was not voided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Guarantees.

        The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied to such case. Generally, however, a Subsidiary Guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present fair salable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. The Issuers believe that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Guarantees will be issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that the Subsidiary Guarantors will receive reasonably equivalent value or fair consideration therefor, and that after the issuance of the Guarantees and the application of the net proceeds therefrom, the Subsidiary Guarantors will be solvent, have sufficient capital for carrying on their businesses and will be able to pay their debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of the Issuers.

Dependence on Key Personnel

        The Company depends to a large extent on Robert L. G. Watson, its Chairman of the Board, President and Chief Executive Officer, for its management and business and financial contacts. See "Management." The unavailability of Mr. Watson would have a materially adverse effect on the Company's business. The Company's success is also dependent upon its ability to employ and retain skilled technical personnel. While the Company has not to date experienced difficulties in employing or retaining such personnel, its failure to do so in the future could adversely affect its business.

Limitations   on  the   Availability   of  the  Company's  Net  Operating   Loss
Carryforwards

        At December 31, 1997, the Company had, subject to the limitations discussed below, $25.1 million of net operating loss carryforwards for U.S. tax purposes, of which approximately $22.4 million are available for utilization without limitation. These loss carryforwards will expire from 2002 through 2010 if not utilized. As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under Section 382 ("Section 382") of the Internal Revenue Code of 1986, as amended (the "Code"), occurred with respect to the Company in December 1991. Accordingly, it is expected that the use of net operating loss carryforwards generated prior to December 31, 1991 of $4.9 million will be limited to approximately $235,000 per year. During 1992, the Company acquired 100% of the outstanding capital stock of an unrelated corporation. The use of the net operating loss carry-forwards of $1.1 million of the unrelated corporation are limited to approximately $115,000 per year. As a result of the issuance of additional shares of Common Stock for acquisitions and sales of stock, an additional ownership change under Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through 1993, or $8.2 million, will be limited to approximately $1 million per year subject to the lower limits described above and $7.2 million in the aggregate. Further changes in ownership may further limit the use of the Company's carryforwards. In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5.7 million and $5.9 million for deferred tax assets at December 31, 1996 and 1997, respectively.

Lack  of Public Market

        The Notes are a new issue of securities for which there currently is no public market. The Issuers do not intend to list the Notes on any securities exchange. Although the Initial Purchaser has informed the Issuers that it intends to make a market in the Notes, the Initial Purchaser is not obligated to make a market in the Notes and any market making may be discontinued at any time at the sole discretion of the Initial Purchaser. In addition, such market-making activity is subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendancy of any shelf registration statement. If a market develops for the Notes, there can be no assurance as to the liquidity of such market, the ability of the holders to sell their Notes or the prices at which holders would be able to sell the Notes. If a market for the Notes does develop, the Notes may trade at a discount to their principal amount, depending on prevailing interest rates, the market for similar securities, the performance of the Company, and other factors. See "Plan of Distribution."

Exchange Notes; Dilution of Interest

        It is likely that all Series B Notes and Series C Notes will be tendered for exchange in the Exchange Offer; however, there is no assurance that a significant amount of Series B Notes and Series C Notes will be so tendered. If all Series B Notes and Series C Notes are exchanged for Exchange Notes, $275,000,000 aggregate principal amount of Exchange Notes will be outstanding following consummation of the Exchange Offer, and the Exchange Notes will be deemed to be a single series of notes outstanding under the Indenture. In such case, any actions requiring the consent of each Holder or the Holders of a majority in outstanding principal amount of Notes under the Indenture will therefore require the consent of each Holder of Exchange Notes or the Holders of a majority in aggregate principal amount of such outstanding Exchange Notes, as applicable, and the individual voting interest of each Holder will accordingly be diluted.

Blue Sky Restrictions on Resale of Exchange Notes

        In order to comply with the securities laws of certain jurisdictions, the Exchange Notes may not be offered or resold by any holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Issuers do not currently intend to register or qualify the resale of the Exchange Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

                          PURPOSE OF THE EXCHANGE OFFER

        In connection with the initial sale of the Series C Notes, the Issuers agreed, subject to certain conditions, to use their best efforts to conduct the Exchange Offer pursuant to the terms of the Registration Rights Agreement by and among the Issuers and the Initial Purchaser (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Issuers agreed to (i) cause to be filed with the Commission, no later than 75 days after the Issue Date, a registration statement under the Securities Act relating to the Exchange Notes and the Exchange Offer, (ii) use their best efforts (a) to cause such registration statement to be declared effective by the Commission in no event later than 135 days after the Issue Date, (b) unless the Exchange Offer would not be permitted by applicable law or Commission policy, to commence the Exchange Offer and to consummate the Exchange Offer, on or prior to 165 days after the Issue Date and (c) to cause the Exchange Offer to remain open for a period of not less than 30 days. The Issuers' purpose in making the Exchange Offer is to comply with such agreement and to avoid the increase in interest rate on the Series C Notes which would occur if the Exchange Offer were not duly and timely consummated. The objectives of the Exchange Offer are (i) to create a single series of debt securities having a total outstanding principal amount which is larger than either the Series B Notes or Series C Notes as a separate series and (ii) to enable the holders of the Series C Notes, which are subject to trading limitations, to receive securities which do not contain restrictions on trading.

        The Exchange Offer provides holders of the Series B Notes and Series C Notes with the Exchange Notes that will generally be freely transferable by holders thereof (other than any holder who is an "affiliate" or "promoter" of the Issuers within the meaning of Rule 405 under the Securities Act), who may offer for resale, resell or otherwise transfer such Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of each such holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that at the time of consummation of the Exchange Offer such holder will have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes in violation of the provisions of the Securities Act, and that such holder is not an affiliate of the Issuers within the meaning of the Securities Act.

                          RESALE OF THE EXCHANGE NOTES

        With respect to resales of the Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Series B Notes or Series C Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act (with such prospectus containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act) in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Series B Notes or Series C Notes, where such Series B Notes or Series C Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act (which may be this Prospectus, as it may be amended or supplemented from time to time) in connection with any resale of such Exchange Notes.

        As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Issuers in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on such no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for the Series B Notes or Series C Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                              PLAN OF DISTRIBUTION

        Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for the Series B Notes or Series C Notes where such Series B Notes or Series C Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that they will make this Prospectus, as amended or supplemented, available to any Participating
Broker-Dealer for use in connection with any such resale during the period required by the Securities Act.

        The Issuers will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. The Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange
Offer  may be  sold  from  time  to  time  in one or  more  transactions  in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such
Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Issuers have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify an Eligible Holder (including any certain profits) against certain liabilities, including liabilities under the Securities Act.

        The Issuers will promptly send additional  copies of this Prospectus and
any   amendment  or  supplement   to  this   Prospectus  to  any   Participating
Broker-Dealer that requests such documents in the Letter of Transmittal.

                               THE EXCHANGE OFFER

Terms of the Offer

        The Issuers hereby offer, upon the terms and conditions set forth herein and in the related Letter of Transmittal, to exchange the Exchange Notes for a like principal amount of the outstanding Series B Notes and Series C Notes. An aggregate of $275.0 million principal amount of Series B Notes and Series C Notes are outstanding. The Exchange Offer is not conditioned upon any minimum amount of the Series B Notes and the Series C Notes being tendered.

        The Exchange Offer will expire at 5:00 p.m., New York City time, on May 20, 1998, unless extended. The term "Expiration Date" means 5:00 p.m., New York City time, on May 20, 1998, unless the Issuers, in their sole discretion, notify the Exchange Agent that the period of the Exchange Offer has been extended, in which case the term "Expiration Date" means the latest time and date on which the Exchange Offer as so extended will expire. See "-- Expiration and Extension."

        Holders of the Series B Notes and the Series C Notes who wish to exchange the Series B Notes and the Series C Notes for the Exchange Notes and who validly tender the Series B Notes and the Series C Notes to the Exchange Agent or validly tender the Series B Notes and the Series C Notes by complying with the book-entry transfer procedures described below and, in each case, who furnish the Letter of Transmittal and any other required documents to the Exchange Agent, will either have the Exchange Notes mailed to them by the Exchange Agent or have the Exchange Notes credited to their account in accordance with the book-entry transfer procedures described below, promptly after such tender is accepted by the Issuers. Subject to the terms and conditions of the Exchange Offer, the Series B Notes and the Series C Notes which have been validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date. Subject to the applicable rules of the Commission, the Issuers, however, reserve the right, prior to the first acceptance of tendered Series B Notes and Series C Notes, to delay acceptance of tendered Series B Notes and Series C Notes, or to terminate the Exchange Offer, subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

        In addition, the Issuers reserve the right to waive any condition or otherwise amend the Exchange Offer in any respect consistent with the Indenture and the Registration Rights Agreement prior to the acceptance of tendered Series B Notes and Series C Notes. If any amendment by the Issuers of the Exchange Offer or waiver by the Issuers of any condition thereto constitutes a material change in the information previously disclosed to the holders of Series B Notes and Series C Notes, the Issuers will, in accordance with the applicable rules of the Commission, disseminate promptly disclosure of such change in a manner reasonably calculated to inform such holders of such change. If it is necessary to permit an adequate dissemination of information regarding such material change, the Issuers will extend the Exchange Offer to permit an adequate time for holders of the Series B Notes and the Series C Notes to consider the additional information.

Certain Effects of the Exchange Offer

        Because the Exchange Offer is for any and all Series B Notes and Series C Notes, the number of Series B Notes and Series C Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Series B Notes and Series C Notes outstanding. As a result, the liquidity of any remaining Series B Notes and Series C Notes may be substantially reduced. Because the Issuers anticipate that most holders of Series B Notes and Series C Notes will elect to exchange such Series B Notes and Series C Notes for the Exchange Notes due to the absence of restrictions on the resale of the Exchange Notes under the Securities Act, the Issuers anticipate that the liquidity of the market for any Series B Notes and Series C Notes remaining after the consummation of the Exchange Offer may be substantially limited.

Expiration and Extension

        The Exchange Offer will expire at 5:00 p.m., New York City time, on May 20, 1998, unless extended by the Issuers. The Exchange Offer may be extended by oral or written notice from the Issuers to the Exchange Agent at any time or from time to time, on or prior to the date then fixed for the expiration of the Exchange Offer. Public announcement of any extension of the Exchange Offer will be timely made by the Issuers, but, unless otherwise required by law or regulation, the Issuers will not have any obligation to communicate such public announcement other than by making a release to the Dow Jones News Service.

        The Issuers reserve the right, in their sole discretion, (i) to delay accepting any Series B Notes or Series C Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Series B Notes and the Series C Notes, and the Issuers will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

Conditions

        The Exchange Offer is subject to the following conditions: (i) the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the Commission, (ii) no action or proceeding is instituted or threatened in any court or by any governmental agency which might materially impair the ability of the Issuers to proceed with the Exchange Offer and no material adverse development has occurred in any existing action or proceeding with respect to the Issuers and (iii) all governmental approvals have been obtained, which approvals the Issuers deem necessary for the consummation of the Exchange Offer.

Registration Rights

        Pursuant to the Registration Rights Agreement, the Issuers agreed to file the Registration Statement with the Commission on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Registration Statement, the Issuers will offer to the holders of the Series B Notes and Series C Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Series B Notes or Series C Notes for Exchange Notes. If (a) the Issuers are not required to file the Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (b) any holder of Transfer Restricted Securities (as defined herein) notifies the Issuers prior to the 20th day following consummation of the Exchange Offer that (i) it is prohibited by law or Commission policy from participating in the Exchange Offer or (ii) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not available for such resales, the Issuers will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Series C Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuers will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Series C Note until (A) the date on which such Series C Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (B) following the exchange by a broker-dealer in the Exchange Offer of a Series C Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such a copy of the prospectus contained in the Exchange Offer Registration Statement, (C) the date on which such Series C Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (D) the date on which such Series C Note is distributed to the public pursuant to Rule 144 under the Securities Act or may be distributed to the public pursuant to Rule 144(k) under the Securities Act.

        The Registration Rights Agreement provides that (a) the Issuers will file the Registration Statement with the Commission on or prior to 75 days after the Issue Date, (b) the Issuers will use their reasonable best efforts to have the Registration Statement declared effective by the Commission on or prior to 135 days after the Issue Date, (c) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers will commence the Exchange Offer and use their reasonable best efforts to issue, on or prior to 165 days after the Issue Date, and (d) if obligated to file the Shelf Registration Statement, the Issuers will use their reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 120 days after such obligation arises.

        The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available without charge by writing to the Company at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, Attention:
Secretary.

How to Tender

        A holder of the Series B Notes or Series C Notes may tender the Series B Notes or Series C Notes by (a) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the Series B Notes or Series C Notes being tendered (or a confirmation of an appropriate book-entry transfer) to the Exchange Agent on or prior to the Expiration Date or (b) requesting a broker, dealer, bank, trust company or other nominee to effect the transaction for such holder prior to the Expiration Date.

        If Exchange Notes are to be delivered to an address other than that of the registered holder appearing on the note register (the "Note Register") maintained by the registrar of the Notes, the signature on the Letter of Transmittal must be guaranteed by a commercial bank or trust company having an office or correspondent in the United States, or by a member firm of a national securities exchange or the National Association of Securities Dealers, Inc. (any of the foregoing is hereinafter referred to as an "Eligible Institution"). Exchange Notes will not be issued in the name of a person other than that of the registered holder of the Series B Notes or Series C Notes appearing on the Note Register.

        The Exchange Agent will establish an account with respect to the Series B Notes and the Series C Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Series B Notes and the Series C Notes by causing DTC to transfer such Series B Notes and Series C Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of the Series B Notes and the Series C Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "Exchange Agent", or in compliance with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Series B Notes and Series C Notes shall be deemed to include DTC's book-entry delivery method.

        Notwithstanding the foregoing, any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the Series B Notes and the Series C Notes by causing the Depositary to transfer such Series B Notes and Series C Notes into the Exchange Agent's account in accordance with the Depository's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfers. However, the exchange for the Series B Notes and the Series C Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such Book-Entry Transfer of Existing Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering the Series B Notes or Series C Notes that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Issuers may enforce such agreement against such participant.

        THE METHOD OF DELIVERY OF THE SERIES B NOTES AND SERIES C NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, AND PROPER INSURANCE BE OBTAINED.

        If a holder desires to tender Series B Notes or Series C Notes pursuant to the Exchange Offer and such holder's Series B Notes or Series C Notes are not immediately available or time will not permit all of the above documents to reach the Exchange Agent prior to the Expiration Date, or such holder cannot complete the procedure of book-entry transfer on a timely basis, such tender may be effected if the following conditions are satisfied:

        (a) such tenders are made by or through an Eligible Institution;

        (b) a properly completed and duly executed Notice of Guaranteed Delivery, in substantially the form provided by the Issuers, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

        (c) the Series B Notes or Series C Notes, in proper form for transfer (or confirmation of book-entry transfer of such Series B Notes or Series C Notes into the Exchange Agent's account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Series B Notes or Series C Notes (or a timely confirmation received of a book-entry transfer of Series B Notes or Series CNotes into the Exchange Agent's account at
DTC) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Series B Notes or Series C Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Series B Notes or Series C Notes (or a timely confirmation received of a book-entry transfer of Series B Notes or Series C Notes into the Exchange Agent's account at DTC) with the Exchange Agent.

        Partial  tenders of Series B Notes or Series C Notes may be made only if
(i) the principal amount tendered is equal to $1,000 or an integral multiple thereof; and (ii) the remaining untendered portion of such Series B Notes or C
Note is in a principal amount of $250,000, or any integral multiple of $1,000 in excess of such amount. Holders tendering less than the entire principal amount of any Series B Note or Series C Note they hold in accordance with the foregoing restrictions must appropriately indicate such fact on the Letter of Transmittal accompanying the tendered Series B Note or Series C Note.

        With respect to tenders of Series B Notes or Series C Notes, the Issuers reserve full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, and other questions as to the validity, form, eligibility or acceptability of any tender. The Issuers reserve the right to reject any tender not in proper form or otherwise not valid or the acceptance for exchange of which may, in the opinion of the Issuers' counsel, be unlawful or to waive any irregularities or conditions, and the Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding. The Issuers and the Exchange Agent shall not be obligated to give notice of any defects or irregularities in tenders and shall not incur any liability for failure to give any such notice. The Exchange Agent may, but shall not be obligated to, give notice of any irregularities or defects in tenders, and shall not incur any liability for any failure to give any such notice. The Series B Notes or Series C Notes shall not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered Series B Notes or Series C Notes, as well as Series B Notes or Series C Notes in excess of the principal amount tendered for exchange, will be returned (unless irregularities and defects are timely cured or waived), without cost to the tendering holder (or, in the case of Series B Notes or Series C Notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such shares), promptly after the Expiration Date.

Terms and Conditions of the Letter of Transmittal

        The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

        Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, unless it is a Participating Broker-Dealer, it is not engaging and does not intend to engage in the distribution of the Exchange Notes, that at the time of consummation of the Exchange Offer such holder will have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes in violation of the provision of the Securities Act, that such holder is not an "affiliate" of the Issuers within the meaning of the Securities Act and that if it participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

        The Series B Notes and Series C Notes tendered in exchange for the Exchange Notes (or a timely confirmation of a book-entry transfer of such Series B Notes and Series C Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by 5:00 p.m., New York City time, on or prior to May 20, 1998, unless extended, or within the time periods set forth above in "-- How to Tender" pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. The party tendering the Series B Notes or Series C Notes for exchange (the "Holder") will sell, assign and transfer the Series B Notes or Series C Notes to the Exchange Agent, as agent of the Issuers, and irrevocably constitute and appoint the Exchange Agent as the Holder's agent and attorney-in-fact to cause the Series B Notes or Series C Notes to be transferred and exchanged. The Holder will warrant that it has full power and authority to tender, exchange, sell, assign and transfer the Series B Notes or Series C Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Series B Notes or Series C Notes, the Exchange Agent, as agent of the Issuers, will acquire good and unencumbered title to the tendered Series B Notes or Series C Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Series B Notes or Series C Notes tendered for exchange are not subject to any adverse claims or encumbrance when accepted by the Exchange Agent, as agent of the Issuers. The Holder will also covenant and agree that it will, upon request, execute and deliver any additional documents deemed by the Issuers or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Series B Notes or Series C Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the Holder will survive the death or incapacity of the Holder and any obligation of the Holder shall be binding upon the heirs, personal representatives, successors and assigns of such Holder.

        Signature(s) on the Letter of Transmittal will be required to be guaranteed as set forth above in "-- How to Tender." All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any tender will be determined by the Issuers, in their sole discretion, and such determination will be final and binding. Unless waived by the Issuers, irregularities and defects must be cured by the Expiration Date. The Issuers will pay all security transfer taxes, if any, applicable to the transfer and exchange of the Series B Notes and the Series C Notes tendered.

Withdrawal Rights

        All tenders of the Series B Notes and Series C Notes may be withdrawn at any time prior to acceptance thereof on the Expiration Date. To be effective, a notice of withdrawal must be timely received by the Exchange Agent at the address set forth below under "-- Exchange Agent." Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered the Series B Notes or Series C Notes to be withdrawn. If the Series B Notes or Series C Notes have been physically delivered to the Exchange Agent, the tendering holder must also submit the serial number shown on the particular Series B Notes or Series C Notes to be withdrawn. If the Series B Notes or Series C Notes have been delivered pursuant to the book-entry procedures set forth above under "--How to Tender," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn Series B Notes or Series C Notes. The Exchange Agent will return the properly withdrawn Series B Notes or Series C Notes as soon as practicable following receipt of notice of withdrawal. All questions as to the validity, including time of receipt, of notices of withdrawals will be determined by the Issuers, and such determinations will be final and binding on all parties.

Acceptance of Tenders

        Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by the Issuers, the Series B Notes and the Series C Notes tendered (either physically or through book-entry delivery as described in "-- How to Tender") with a properly executed Letter of Transmittal and all other required documentation, and not withdrawn, will be accepted promptly after the Expiration Date. Subject to such terms and conditions, Exchange Notes to be issued in exchange for properly tendered Series B Notes and Series C Notes will either be mailed by the Exchange Agent or credited to the holder's account in accordance with the appropriate book-entry procedures promptly after the acceptance of the properly tendered Series B Notes and Series C Notes. Acceptance of Series B Notes and Series C Notes will be effected by the delivery of a notice to that effect by the Issuers to the Exchange Agent. Subject to the applicable rules of the Commission, the Issuers, however, reserve the right, prior to the acceptance of tendered Series B Notes and Series C Notes, to delay acceptance of tendered Series B Notes and Series C Notes upon the occurrence of any of the conditions set forth above under the caption "-- Conditions." The Issuers confirm that their reservation of the right to delay acceptance of tendered Series B Notes and Series C Notes is subject to the provisions of Rule 14e-1(c) under the 1934 Act which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

        Although the Issuers do not currently intend to do so, if they modify the terms of the Exchange Offer, such modified terms will be available to all holders of Series B Notes and Series C Notes, whether or not their Series B Notes and Series C Notes have been tendered prior to such modification. Any material modification will be disclosed in accordance with the applicable rules of the Commission and, if required, the Exchange Offer will be extended to permit holders of Series B Notes and Series C Notes adequate time to consider such modification.

        The tender of Series B Notes and Series C Notes pursuant to any one of the procedures set forth in "-- How to Tender" will constitute an agreement between the tendering holder and the Issuers upon the terms and subject to the conditions of the Exchange Offer.

                                 EXCHANGE AGENT

        IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent as follows:

                  By Mail:                        By Courier or By Hand:

      IBJ Schroder Bank & Trust Company       IBJ Schroder Bank & Trust Company
                 P.O. Box 84                          One State Street
            Bowling Green Station                 New York, New York 10004
        New York, New York 10274-0084        Attention: Securities Processing
Attention: Reorganization Operations            Window, Subcellar One, (SC-1)
           Department
                                  By Facsimile:

                                 (212) 858-2611
                  To confirm transmission, call (212) 858-2103

        Delivery to other than the above addresses will not constitute valid delivery.

Solicitation of Tenders; Expenses

        Except as described above under "Exchange Agent," the Issuers have not retained any agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons for soliciting or recommending acceptances of the Exchange Offer. The Issuers will, however pay the exchange agent reasonable and customary fees for its services and will, reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Issuers will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Series B Notes and the Series C Notes and in handling or forwarding tenders for their customers.

                                 USE OF PROCEEDS

        The Issuers will not receive any proceeds as a result of the Exchange Offer.

        The net proceeds to the Issuers from the Offering were approximately $62.7 million after deducting discounts and estimated offering expenses payable by the Issuers. The Issuers utilized the net proceeds primarily to repay all indebtedness outstanding under the Credit Facility (except for $100,000 which remained outstanding) and for general corporate purposes, including future acquisitions and the development of producing properties. Indebtedness under the Credit Facility was incurred in connection with certain acquisitions and for general corporate purposes, has an initial revolving term expiring in November 1998 and a reducing period of three years from November 1998 and bears interest based on a facility usage grid and upon either an adjusted rate of LIBOR (as defined herein) or the prime rate of BTCo.

                                 CAPITALIZATION

        The following table sets forth the total consolidated capitalization of the Issuers at December 31, 1997, on an historical basis and as-adjusted to give effect to the Offering. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and the other financial information included elsewhere in this Prospectus.

                                                            December 31, 1997
                                                       Actual             As Adjusted
                                                   -----------------------------------
                                                         (dollars in thousands)
Cash and cash equivalents                          $        2,836        $      32,186
                                                   ==============        =============
Total debt, including current maturities:
   Other long-term obligation                               2,117                2,117
   Credit Facility                                         31,500                  100
   111/2% Senior Notes due 2004, Series B                 215,000              215,000
     111/2% Senior Notes due 2004, Series C                    --               60,000
      Premium on Series C Notes                    $           --        $       4,050
                                                   --------------        -------------
        Total debt                                        248,617              281,267

Stockholders' equity:
   Common  stock,  $.01  par  value;   50,000,000
shares  authorized; 6,422,540 shares issued                    63                   63
   Additional paid-in capital                              51,118               51,118
   Accumulated deficit                                    (19,185)             (19,185)
   Treasury stock, 53,023 shares                             (281)                (281)
   Accumulated other comprehensive income (loss)           (4,902)              (4,902)
                                                   --------------        -------------
        Total stockholders' equity                         26,813               26,813
                                                   --------------        -------------
        Total capitalization                       $      275,430        $     308,080
                                                   ==============        =============

                    SELECTED CONSOLIDATED FINANCIAL DATA

        The following historical selected consolidated financial data are derived from, and qualified by reference to, the Company's Consolidated Financial Statements and the notes thereto. The historical consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                               Year Ended December 31,
                                      ---------------------------------------------------------------------
                                         1993           1994          1995           1996          1997
                                         ----           ----          ----           ----          ----
Consolidated Statements of Operations                (dollars in thousands except per share data)
Operating revenue:
Oil and gas production sales            $7,275        $11,114       $13,660        $25,749       $65,826
Gas processing revenue                      --             --            --            600         3,568
Other revenue                              219            235           157            304         1,537
                                        ------         ------        ------         ------        ------
Total operating revenue                  7,494         11,349        13,817         26,653        70,931
                                        ------         ------        ------         ------        ------
Operating costs and expenses:
Lease operating and production taxes     2,896          3,693         4,333          5,858        14,881
Gas processing costs                        --             --            --            262         1,252
Depreciation, depletion and
    amortization                         2,373          3,790         5,434          9,605        30,581
General and administrative expenses        510            810         1,042          1,933         4,171
Other                                      103            133           125            169           296
Proved property impairment                  --             --            --             --         4,600
                                        ------         ------        ------         ------        ------
Total operating expenses                 5,882          8,426        10,934         17,827        55,781
                                        ------         ------        ------         ------        ------
Operating income (loss)                  1,612          2,923         2,883          8,826        15,150
Net interest expense                     2,492          2,343         3,877          5,987        24,300
Amortization of deferred financing
    fees (1)                               649            400           214            280         1,260
Other (income) expense                    (136)            67            --            443           (34)
                                        ------         ------        ------         ------        ------
Income (loss) from continuing
    operations before tax and
     extraordinary items                (1,393)           113        (1,208)         2,116       (10,376)
Deferred income tax (expense) benefit     (187)            --            --           (176)        3,891
Loss from discontinued operations (2)     (280)        (1,335)           --             --            --
                                        ------         ------        ------         ------        ------
Income  (loss)  before  extraordinary
    items                               (1,860)        (1,222)       (1,208)         1,940        (6,485)
Extraordinary items (3)                   (573)        (1,172)           --           (427)           --
                                        ------         ------        ------         ------        ------
Net income (loss)                       (2,433)        (2,394)       (1,208)         1,513        (6,485)
Preferred dividends requirement           (186)          (183)         (366)          (366)         (183)
                                        ------         ------        ------         ------        ------
Net income (loss) applicable  to
    common stockholders                $(2,619)       $(2,577)      $(1,574)        $1,147       $(6,668)
                                       =======        =======       =======         ======        =======
Earnings (loss) per common share:
    Income (loss) from continuing
      operations                        $ (0.91)       $ (0.02)      $ (0.34)       $  0.27      $ (1.11)
    Discontinued operations               (0.14)         (0.31)          --             --            --
    Extraordinary items                   (0.29)         (0.27)          --           (0.07)          --
                                        -------        --------      -------        -------       -------
Net income (loss) per common share      $ (1.34)       $ (0.60)      $ (0.34)       $  0.20      $ (1.11)
                                        =======        =======       =======        =======       =======
Weighted average shares outstanding       1,947          4,310         4,635          5,757        6,025
                                        =======        =======       =======        =======       =======
Earnings (loss) per common share -
    assuming dilution:
    Income (loss) from continuing
      operations                        $ (0.91)       $ (0.02)      $ (0.34)       $  0.23      $ (1.11)
    Discontinued operations               (0.14)         (0.31)          --             --            --
    Extraordinary items                   (0.29)         (0.27)          --           (0.06)          --
                                        -------        -------       -------        --------       ------
    Net income (loss) per common
    share assuming dilution             $ (1.34)       $ (0.60)      $ (0.34)       $  0.17      $ (1.11)
                                        =======        =======       =======        ========      =======
Weighted average shares outstanding       1,947          4,310         4,635          6,794        6,025
                                        =======        =======       =======        ========      =======



                                                                        At December 31,
                                      ---------------------------------------------------------------------
                                         1993           1994          1995           1996          1997
                                                               (dollars in thousands)

Consolidated Balance Sheet Data:
Working capital (deficit) (4)          $(1,368)       $(1,605)      $ 2,633        $ 6,433       $(9,144)
Total assets                            43,396         75,361        85,067        304,842       338,528
Long-term debt (5)                      12,484         41,235        41,557        215,000       248,596
Stockholders' equity                    25,143         28,502        37,063         35,656        26,813
---------------

(1) Consists of financing fees incurred in connection with the issuance of the Notes and the Credit Facility.
(2) Discontinued operations consist primarily of coal operations which were terminated in January 1995. The Company anticipates no additional costs associated with coal operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."
(3) Consists of loss incurred in connection with extinguishment of debt.
(4) Includes current maturities of long-term debt and capital lease obligations.
(5) Excludes current maturities of long-term debt and capital lease obligations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion of the Company's financial condition, results of operations, liquidity and capital resources. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

Results of Operations

        The factors which most significantly affect the Company's results of operations are (1) the sales prices of crude oil, natural gas liquids and natural gas, (2) the level of total sales volumes of crude oil, natural gas liquids and natural gas, (3) the level of and interest rates on borrowings and
(4) the level and success of exploration and development activity.

        Selected   Operating  Data.  The  following  table  sets  forth  certain operating data of the Company for the periods presented:

                                                      Years Ended December 31,
                                          -------------------------------------------------
                                             (dollars in thousands, except per unit data)

                                               1995              1996             1997
                                          ----------------  ---------------  ---------------
Operating revenue:
  Crude oil sales                            $  5,218          $  8,864         $ 17,453
  NGLs sales                                    1,553             4,359           10,668
  Natural gas sales                             6,889            12,526           37,705
  Gas Processing revenue                            -               600            3,568
  Other                                           157               304            1,537
                                          ================  ===============  ===============
Total operating revenue                      $ 13,817          $ 26,653         $ 70,931
                                          ================  ===============  ===============

Operating income                             $  2,883          $  8,826         $ 15,150

Crude oil production (MBbls)                    401.4             425.2            936.7
NGLs production (MBbls)                         143.4             299.5            992.3
Natural gas production (MMcf)                 3,552.7           6,350.0         21,050.0

Average crude oil sales prices (per Bbl)     $  17.16          $  20.85         $  18.63
Average NGLs sales price (per Bbl)           $  10.83          $  14.55         $  10.75
Average natural gas sales price (per Mcf)    $   1.47          $   1.97         $   1.79


Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996

        Operating Revenue. During the year ended December 31, 1997, operating revenue from crude oil, natural gas and natural gas liquids sales, and natural gas processing revenues increased by $43.1 million from $26.3 million in 1996 to $69.4 million in 1997. This increase was primarily attributable to increased volumes which were partially offset by a decline in commodity prices. Volume increased from 1,783 MBOE to 5,437 MBOE for the year ended December 1997. Crude oil and natural gas liquids sales volumes increased by 166% to 1,929 MBOE during 1997 compared to 725 MBOE in 1996, natural gas sales volumes increased by 231% to 21.1 Bcf in 1997 compared to 6.3 Bcf in 1996. The increases in volumes were attributable to a full year of production from property acquisitions completed during the fourth quarter of 1996 as well as increased production attributable to the Company's ongoing development program on existing and acquired properties. Acquisitions and the subsequent development of the acquired properties contributed 1,182 MBbls of oil and natural gas liquids and 15.9 Bcf of natural gas. Development of existing properties contributed 747 MBbls of oil and natural gas liquids and 5.2 Bcf of natural gas during 1997. Average sales prices in 1997 were $18.63 per Bbl of crude oil, $10.75 per Bbl of natural gas liquid and $1.79 per Mcf of natural gas compared to $20.85 per Bbl of crude oil, $14.55 per Bbl of natural gas liquids and $1.97 per Mcf of natural gas in 1996. The Company also had gas processing revenue of $3.6 million in 1997 as a result of the acquisition of CGGS in November 1996. Prior to the acquisition, the Company was not engaged in third party gas processing.

        Lease Operating Expenses. Lease operating expenses ("LOE") and natural gas processing costs, increased by $10.0 million from $6.1 million for the year ended December 31, 1996 to $16.1 million for the same period of 1997. LOE increased by $9.0 million to $14.9 million primarily due to the greater number of wells owned by the Company for the year ended December 31, 1997 compared to the year ended December 31, 1996. The Company's LOE on a per BOE basis for 1997 was $2.74 per BOE as compared to $3.28 per BOE in 1996. Natural gas processing cost increased to $1.3 million in 1997 as compared to $262,000 in 1996. The increase in gas processing expense was due to the acquisition of CGGS in November 1996. Prior to the acquisition, the Company was not engaged in third party gas processing

        G & A Expenses. General and administrative ("G & A") expenses increased from $1.9 million for the year ended December 31, 1996 to $4.2 million for the year ended December 31, 1997, as a result of the Company's hiring additional staff, including an increase in personnel to manage and develop properties acquired in the fourth quarter of 1996. The Company's G & A expense on a per BOE basis was $0.77 per BOE in 1997 compared to $1.08 per BOE for 1996.

        DD & A Expenses. Due to the increase in sales volumes of crude oil and natural gas, depreciation, depletion and amortization ("DD & A") expense increased by $21.0 million from $9.6 million for the year ended December 31, 1996 to $30.6 million for the year ended December 31, 1997. The Company's DD&A expense on a per BOE basis for 1997 was $5.62 per BOE as compared to $5.38 per BOE in 1996.

        Interest Expenses and Preferred Dividends. Interest expense and preferred dividends increased by $18.1 million from $6.4 million to $24.5 million for the year end December 31, 1997, compared to 1996. This increase was attributable to increased borrowings by the Company to finance the acquisitions consummated during 1996. In November 1996,the Company issued $215 million in principal amount of the Series B Notes. During 1997, the Company made additional borrowings under the Credit Facility. Long-term debt increased from $215.0 million at December 31, 1996 to $248.6 million at December 31, 1997. During 1997, the Company paid $183,000 in preferred dividends as compared to $366,000 in 1996. Preferred dividends were eliminated on July 1, 1997 as the result of the conversion of all outstanding preferred stock into Abraxas Common Stock.

        Ceiling Limitation Writedown. The Company records the carrying value of its crude oil and natural gas properties using the full cost method of accounting for oil and gas properties. Under this method, the Company capitalizes the cost to acquire, explore for and develop oil and gas properties. Under the full cost accounting rules, the net capitalized cost of crude oil and natural gas properties less related deferred taxes, are limited by country, to the lower of the unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. If the net capitalized cost of crude oil and natural gas properties exceeds the ceiling limit, the Company is subject to a ceiling limitation writedown to the extent of such excess. A ceiling limitation writedown is a charge to earnings which does not impact cash flow from operating activities. However, such writedowns do impact the amount of the Company's stockholders' equity. The risk that the Company will be required to writedown the carrying value of its oil and gas assets increases when oil and gas prices are depressed or volatile. In addition, writedowns may occur if the Company has substantial downward revisions in its estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if the Company voluntarily cancels, long-term contracts for its natural gas. For the year ended December 31, 1997, the Company recorded a writedown of $4.6 million, $3.0 million after tax, related to its Canadian properties. No assurance can be given that the Company will not experience additional writedowns in the future. Should commodity prices continue to decline, a further writedown of the carrying value of the Company's crude oil and natural gas properties may be required. See Note 16 of Notes to Consolidated Financial Statements.

Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995

        Operating Revenue. During the year ended December 31, 1996, operating revenue from crude oil, natural gas and natural gas liquids sales, and natural gas processing revenues increased 92% from $13.7 million in 1995 to $26.3 million. This increase was primarily attributable to increased crude oil and natural gas liquids sales volumes of 33.0% and natural gas sales volumes of 78.7% which was attributable to increased production from the producing properties that the Company owned for the entire year as well as producing properties acquired during the year. This increase more than offset the loss of operating revenue the Portilla and Happy fields during the portion of the year that the Company did not own the properties. The Company sold these properties in March 1996 and reacquired these properties in November 1996. During 1995, the Portilla and Happy Fields contributed $4.6 million in operating revenue compared to $2.0 million in 1996. Crude oil and NGLs sales volumes increased from 545 MBbls to 725 MBbls, from 1995 to 1996 and natural gas sales volumes increased from 3.6 BCF to 6.4 BCF, from 1995 to 1996 as a result of increased production volumes from the Company's properties other than Portilla and Happy in 1996 as compared to 1995 and the acquisitions of the Wyoming Properties, the capital stock of CGGS and the Company's ongoing development drilling program. Portilla and Happy contributed 226.0 MBbls of crude oil and NGLs (41.5% of Company total) and 492.6 MMcf of natural gas (13.9% of Company total) during 1995 as compared to 91.7 MBbls of crude oil and NGLs (12.7% of Company total) and 215.6 MMcf of natural gas (3.4% of Company total) for 1996. Average sales prices were $20.85 per Bbl of crude oil, $14.55 per Bbl of natural gas liquids and $1.97 per Mcf of natural gas for the year ended December 31, 1996 compared with $17.16 per Bbl of crude oil, $10.83 per Bbl of natural gas liquid and $1.47 per MMcf of natural gas for the year ended December 31, 1995. A general strengthening of crude oil and natural gas prices at the wellhead during 1996 resulted in a higher average sales prices received by the Company during the year ended December 31, 1996 compared to the same period in 1995.

        Lease Operating Expenses. LOE and natural gas processing costs increased by 41.2% from $4.3 million for the year ended December 31, 1995 to $6.1 million for the same period of 1996, primarily due to the greater number of wells owned by the Company for the year ended December 31, 1996 compared to the year ended December 31, 1995. The Company's LOE on a per BOE basis for 1996 was $3.28 per BOE as compared to $3.81 per BOE in 1995.

        G & A Expenses. G & A expenses increased 85.5% from $1.0 million for the year ended December 31, 1995, to $1.9 million for the year ended December 31, 1996, as a result of the Company's hiring additional staff, including establishment of a Canadian administrative office, to manage the additional properties acquired by the Company and subsequent development of those properties. The Company's G & A expense on a per BOE basis was $1.08 per BOE in 1996 compared to $0.92 per BOE for 1995.

        DD & A Expenses. Due to the increase in sales volumes of crude oil and natural gas, DD & A expense increased 76.8% from $5.4 million for the year ended December 31, 1995 to $9.6 million for the year ended December 31, 1996. The Company's DD&A expense on a per BOE basis for 1996 was $5.38 per BOE as compared to $4.78 per BOE in 1995.

        Interest Expense and Preferred Dividends. Interest expense and preferred dividends increased 54.5%, from $4.3 million to $6.6 million for the year end December 31, 1996, compared to the 1995 period. This increase is attributable to increased borrowings by the Company to finance the acquisitions consummated during 1996. Long-term debt increased from $41.6 million at December 31, 1995 to $215.0 million at December 31, 1996.

General

        The Company has incurred operating losses and net losses for a number of years. The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and natural gas liquids produced by the Company. Natural gas prices increased substantially during 1996; however, gas prices and crude oil weakened somewhat during 1997. Crude oil prices have continued to be depressed during 1998. The average natural gas prices realized by the Company were $1.79 per Mcf in 1997 compared with $1.97 per Mcf at December 31, 1996 and $1.47 per Mcf at December 31, 1995. During 1997, crude oil prices averaged $18.63 per Bbl compared to $20.85 during 1996 and $17.16 per Bbl during 1995. Although the Company had operating and net income during 1996, losses were incurred in 1995 and 1997 and there can be no assurance that operating income and net earnings will be achieved in future periods. In addition, because the Company's proved reserves will decline as crude oil, natural gas and natural gas liquids are produced, unless the Company is successful in acquiring properties containing proved reserves or conducts successful exploration and development activities, the Company's reserves and production will decrease. If crude oil prices remain at depressed levels or if natural gas prices return to depressed levels, or if the Company's production levels decrease, the Company's revenues, cash flow from operations and profitability will be materially adversely affected.

Liquidity and Capital Resources

        General. Capital expenditures in 1995, 1996 and 1997 were $12.3 million, $173.2 million and $87.8 million, respectively. The table below sets forth the components of these capital expenditures on a historical basis for the three years ended December 31, 1995, 1996 and 1997.

                                          Year Ended December 31
                                    -----------------------------------
                                           (dollars in thousands)

                                       1995         1996         1997
                                       ----         ----         ----
Expenditure category:
     Property acquisitions (1)       $     719   $ 154,484    $  24,210
     Development                        11,472      18,465       61,414
     Facilities and other                  139         206        2,140
                                    ----------  ----------   ----------
     Total                           $  12,330   $ 173,155    $  87,764
------------------------

(1)Acquisition cost includes 7,585,000 common shares and 4,000,000 special warrants of Cascade Oil & Gas, Ltd. valued at approximately $3.7 million in 1997 related to the acquisition of certain crude oil and natural gas properties.

        Acquisitions of crude oil and natural gas producing properties during 1996 accounted for the majority of the capital expenditures made by the Company during 1996. During 1995 and 1997, expenditures were primarily for the development of existing properties. These expenditures were funded through internally generated cash flow and borrowings under the Credit Facility.

        At December 31, 1997, the Company had current assets of $18.3 million and current liabilities of $27.5 million resulting in a working capital deficit of $9.2 million. This compares to working capital of $6.4 million at December 31, 1996. The material components of the Company's current liabilities at December 31, 1997 include trade accounts payable of $17.1 million, revenues due third parties of $2.8 million and accrued interest of $4.6 million. Stockholders' equity decreased from $35.7 million at December 31, 1996 to $26.8 million at December 31, 1997 primarily due to a net loss incurred in 1997, including the impact of the impairment of the full cost pool. See "Ceiling Limitation Writedown"

      The Company's current budget for capital expenditures for 1998 other than acquisition expenditures is $68.4 million. Such expenditures will be made primarily for the development of existing properties. Additional capital expenditures may be made for acquisition of producing properties if such opportunities arise, but the Company currently has no agreements, arrangements or undertakings regarding any material acquisitions. The Company has no material long-term capital commitments and is consequently able to adjust the level of its expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors. Should the price of crude oil continue to decline, the Company's cash flows will decrease which may result in a reduction of the capital expenditures budget.

      The Company will have three principal sources of liquidity during the next 12 months: (i) cash on hand, including the net proceeds of the offering of the Series C Notes, (ii) borrowing capacity under the Credit Facility and (iii) cash generated by operations. While the availability of capital resources cannot be predicted with certainty and is dependent upon a number of factors including factors outside of management's control, management believes that the net proceeds of the offering of the Series C Notes, the Company's cash flow from operations plus availability under the Credit Facility will be adequate to fund operations and planned capital expenditures. The Company may also sell additional equity or debt securities in order to fund operations and planned capital expenditures as well as to finance future acquisitions.

      The Credit Facility has an availability of $40.0 million. As of December 31, 1997, there was $31.5 million outstanding under the Credit Facility. A portion of the proceeds of the offering of the Series C Notes were used to re-pay the outstanding balance of the Credit Facility (except for $100,000 which remains outstanding).

      Operating activities for the year ended December 31, 1997 provided $36.6 million of cash to the Company. Investing activities required $74.5 million during 1997 primarily for the acquisition and development of producing properties. Financing provided $33.3 million during 1997.

      Operating activities for the year ended December 31, 1996, provided $13.5 million of cash. Investing activities required $172.6 million primarily for the acquisition of the Wyoming Properties, CGGS and Portilla and Happy. Financing provided $163.0 million during 1996.

      During 1995, operating activities provided $4.5 million of cash. Investing activities during 1995 utilized $10.1 million of cash primarily for the development of existing properties. Total cash provided from financing activities for 1995 was $8 million as the result of the sale of 1,330,000 shares of Common Stock and contingent value rights during November 1995 which resulted in net proceeds of $10.1 million.

      The Company is heavily dependent on crude oil and natural gas prices which have historically been volatile. Although the Company has hedged a portion of its natural gas production and intends to continue this practice, future crude oil and natural gas price declines would have a material adverse effect on the Company's overall results, and therefore, its liquidity. Furthermore, low crude oil and natural gas prices could affect the Company's ability to raise capital on terms favorable to the Company.

      Hedging Activities. In August 1995, the Company entered into a rate swap agreement with a previous lender relating to $25.0 million of principal amount of outstanding indebtedness. This agreement was assumed by the Banks. Under the agreement, the Company pays a fixed rate of 6.15% while the Banks will pay a floating rate equal to the USD-LIBOR-BBA rate for one month maturities, quoted on the eighteenth day of each month, to the Company. Settlements are due monthly. The agreement terminates in August 1998. At December 31, 1997, the fair value of this swap, as determined by BTCo., was approximately $64,000.

      In connection with the re-acquisition of the Portilla and Happy Fields, the Company assumed a commodity price hedge on variable volumes of crude oil and natural gas. Monthly settlements with amounts either due to or from Christiania are based on the differential between a fixed and a variable price for crude oil and natural gas. During 1997, the approximate monthly volume of crude oil sales subject to this agreement is 15,800 barrels at a fixed price of $17.20. This agreement reduces to approximately 13,200 barrels per month in 1998, 11,000 barrels per month in 1999, 9,100 barrels per month in 2000 and 8,200 barrels per month in 2001 until November 1. The fixed price paid to the Company over this five year period averages $17.55 per barrel. The natural gas component of this agreement calls for approximately 54,000 MMBTU per month at a fixed price of $1.80 during 1997 with volumes decreasing to 37,000 MMBTU per month in 1998, 24,000 MMBTU per month in 1999, 19,000 MMBTU per month in 2000 and 15,000 MMBTU per month in 2001 through October. The fixed price paid to the Company over this five year period averages $1.84 per MMBTU. At December 31, 1997, the estimated fair market value of the Hedge Agreement is a loss of approximately $700,000.

      Net Operating Loss Carryforwards. At December 31, 1997, the Company had, subject to the limitations discussed below, $25.1 million of net operating loss carryforwards for U.S. tax purposes, of which approximately $22.4 million are available for utilization without limitation. These loss carryforwards will expire from 2002 through 2010 if not utilized. At December 31, 1997, the Company had approximately $2.9 million of net operating loss carryforwards for Canadian tax purposes which expire in 2003 and 2004. As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under Section 382, occurred in December 1991. Accordingly, it is expected that the use of net operating loss carryforwards generated prior to December 31, 1991 of $4.9 million will be limited to approximately $235, 000 per year. As a result of the issuance of additional shares of Common Stock for acquisitions and sales of stock, an additional ownership change under Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 or $8.2 million will be limited to approximately $1 million per year subject to the lower limitations described above. Of the $8.2 million net operating loss carryforwards, it is anticipated that the maximum net operating loss that may be utilized before it expires is $5.7 million. Future changes in ownership may further limit the use of the Company's carryforwards. In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5.7 million and $5.9 million for deferred tax assets at December 31, 1996 and 1997, respectively.


                      DESCRIPTION OF EXISTING INDEBTEDNESS

Series B Notes and Series C Notes

        On November 14, 1996, Abraxas and Canadian Abraxas consummated the offering of $215 million of their 11 1/2 % Senior Notes due 2004, Series A (the "Series A Notes"), which were subsequently exchanged for the registered Series B Notes. On January 27, 1998, the Issuers completed the sale of $60 million of the Series C Notes. The Series C Notes were sold at a premium of $4,050,000 which will be amortized over the life of the Series C Notes resulting in an effective interest rate of 10.5%. The terms of the Series C Notes are, and the terms of the Exchange Notes will be, substantially similar to the terms of the Series B Notes. The Series A Notes and the Series B Notes were issued pursuant to the Series A/B Indenture. The Series A/B Indenture is substantially similar to the Indenture. See "Description of the Exchange Notes."

Credit Facility

        Concurrently with the consummation of the offering of the Series A Notes, the Company entered into the Credit Facility with BTCo and other lenders. The Credit Facility provides for a revolving line of credit with an availability of $40 million, subject to certain customary conditions including a borrowing base condition. At March 31, 1998, there was $100,000 outstanding under the Credit Facility.

        Commitments available under the Credit Facility are subject to borrowing base redeterminations to be performed semi-annually and, at the option of each of the Company and the lenders thereunder (the "Banks"), one additional time per year. Any outstanding principal balance in excess of the borrowing base will be due and payable in three equal monthly payments after a borrowing base redetermination. The borrowing base will be determined in BTCo's sole discretion, subject to the approval of the Banks, based on the value of the Company's reserves as set forth in the reserve report of the Company's independent petroleum engineers, with consideration given to the Company's other assets and liabilities.

        The Credit Facility has an initial revolving term of two years and a reducing period of three years from the end of the initial two-year period. The commitment under the Credit Facility will be reduced during such reducing period by eleven equal quarterly reductions. Quarterly reductions will equal 8.2% per quarter with the remainder due at the end of the three-year reducing period.

        The applicable interest rate charged on the outstanding balance of the Credit Facility is based on a facility usage grid. If the borrowings under the Credit Facility represent an amount less than or equal to 33.3% of the available borrowing base, then the applicable interest rate charged on the outstanding balance will be either (a) an adjusted rate of the Londer Inter-Bank Offered Rate ("LIBOR") plus 1.25% or (b) the prime rate of BTCo (which is based on BTCo's published prime rate) plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 33.3% but less than 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 1.75% or (b) the prime rate of BTCo plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 2.00% or (b) the prime rate of BTCo plus 0.50%. LIBOR elections can be made for periods of one, three or six months.

        The Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to (i) incur certain indebtedness or guarantee obligations, (ii) prepay other indebtedness including the Notes, (iii) make investments, loans or advances, (iv) create certain liens, (v) make certain payments, dividends and distributions, (vi) merge with or sell assets to another person or liquidate, (vii) sell or discount receivables, (viii) engage in certain intercompany transactions and transactions with affiliates, (ix) change its business, (x) experience a change of control and (xi) make amendments to its charter, by-laws and other debt instruments. In addition, under the Credit Facility, the Company is required to comply with specified financial ratios and tests, including minimum debt service coverage ratios, maximum funded debt to EBITDA tests, minimum net worth tests and minimum working capital tests. As of December 31, 1997, the Company was not in compliance with the minimum working capital and capital expenditure requirements under the Credit Facility. The Company received a waiver of these requirements through March 31, 1998. At March 31, 1998, the Company was in compliance with these requirements. Should crude oil prices continue to decline, a further write-down of the Company's oil and gas properties may be required. If such a write-down were large enough, it could result in a default in the net worth and other requirements under the Credit Facility.

        The Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control. The Series A/B Indenture and the Indenture also contain a number of covenants and events of default including covenants restricting, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company and events of default including nonpayment of principal or interest on the Series B Notes and the Series C Notes, violation of covenants, cross default on other indebtedness, bankruptcy and material judgments.

                                    BUSINESS

General

               The Company is an independent energy company engaged primarily in the acquisition, exploration, development and production of crude oil and natural gas. Since January 1, 1991, the Company's principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. The Company utilizes a disciplined acquisition strategy, focusing its efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE. The Company seeks to complement its acquisition and development activities by selectively participating in exploration projects with experienced industry partners. The Company's principal areas of operation are Texas, western Canada and southwestern Wyoming. The Company owns interests in 706,605 gross acres (445,955 net acres) and 763.0 gross wells (404.7 net wells), 341 of which are operated by the Company, and varying interests in 20 natural gas processing plants or compression facilities.

        Since December 31, 1990, the Company has made 17 acquisitions of crude oil and natural gas properties totaling an estimated 52,100 MBOE at an average acquisition cost of $4.11 per BOE. From January 1, 1991 to December 31, 1997, the Company's estimated total proved reserves increased from 889 MBOE to 54,700 MBOE; aggregate PV-10 increased from $11.0 million to $268.7 million; and average net daily production increased from 0.141 MBOE per day to 14.9 MBOE per day.

        The Company was founded in 1977 by Robert L.G. Watson, the Company's Chairman of the Board, President and Chief Executive Officer. Canadian Abraxas was formed by the Company in 1996 to acquire CGGS. The Company's principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788. Canadian Abraxas' principal offices are located at 300 - 5th Avenue, 12th Floor, Calgary, Alberta and its telephone number is (403) 262-1949.

Primary Operating Areas

Texas

        Abraxas Cherry Canyon Field, Ward County, Texas. In connection with the acquisition of certain producing properties located in West Texas in July 1994 (the "West Texas Properties"), the Company acquired an interest in approximately 7,360 gross acres (4,500 net acres) in this field and currently operates 20 of the wells in its acreage. The Company drilled its first shallow pool exploratory test well in this field in March 1995. Since that time, this field has become the principal focus of the Company's development activity. To date, 40 wells have been drilled and completed in one or more sands, including the Bell Canyon, Cherry Canyon and Brushy Canyon Sands. Four other sands have been production tested with additional sands remaining behind pipe to be tested in the future. The Company is currently attempting to delineate this field by drilling wells in several different areas. The Company has not yet drilled any dry holes in this field. For the year ended December 31, 1997, this field produced an average of approximately 1,166 net Bbls of crude oil and NGLs and approximately 4,499 net Mcf of natural gas per day from 27.25 net wells.

        Delaware Area (Howe, ROC, Block 16, Taurus, Gomez and Nine Mile Draw Fields), Ward, Reeves, and Pecos Counties, Texas. In connection with the acquisition of the West Texas Properties in July 1994, the Company acquired working interests ranging from 18% to 100% in 35 wells, 29 of which are operated by the Company. These fields produce from Devonian, Wolfcamp, Ellenburger and Cherry Canyon formations at depths ranging from 6,500 feet to 17,600 feet. For the year ended December 31, 1997, these fields produced an average of approximately 154 net Bbls of crude oil and NGLs and 4,158 net Mcf of natural gas per day from 15.7 net wells.

        Portilla Field, San Patricio County, Texas. The Company originally acquired a 50% working interest in the Portilla Field ("Portilla") in April 1993. In March 1996, the Company sold its interest in Portilla to a third party, which subsequently contributed it to a limited partnership of which the Company owned a 25% interest (the "Partnership"). In November 1996, the Company reacquired Portilla, including a 50% interest previously owned by a pension fund (the "Pension Fund"). This field was discovered in the 1950's by Superior Oil Company and produces from numerous Miocene, Frio and Vicksburg age sands at depths ranging from 4,000 feet to 9,000 feet. For the year ended December 31, 1997, the field produced an average of approximately 586 net Bbls of crude oil and NGLs and approximately 1,213 net Mcf of natural gas per day from 51 net wells. The Company owns a 100% interest in a natural gas processing plant located at Portilla (the "Portilla Plant") which had aggregate capacity of approximately 20.0 MMcf of natural gas per day at December 31, 1997. During the year ended December 31, 1997, the Portilla Plant processed an average of approximately 13.5 MMcf of natural gas per day and extracted an average of approximately 200 Bbls of NGLs per day. The Company is currently the operator of the Portilla Plant and all of the wells in the Portilla Field.

        East White Point Field, San Patricio County, Texas. The Company originally acquired an approximate 30% working interest in this field in April 1993. In March 1996, the Company sold its interest in this field to the Partnership. In November 1996, the Company reacquire its interest in this field and obtained the release of the Pension Fund's 50% overriding royalty interest in this field. The field produces crude oil and natural gas from numerous sands in the Lower Frio formation at depths ranging from 9,000 feet to 13,000 feet. For the year ended December 31, 1997, this field produced an average of approximately 331 net Bbls of crude oil and NGLs and 2,933 net Mcf of natural gas per day from 8.2 net wells. The Company also owns an approximate 38% interest in and operates a natural gas processing plant in this field. The East White Point natural gas processing plant, a modern cryogenic plant with capacity of approximately 25 MMcf of natural gas per day, processed an average of approximately 8.2 MMcf of natural gas per day and extracted approximately 477 Bbls of NGLs per day for the year ended December 31, 1997.

        Stedman Island Field, Nueces County, Texas. The Company originally acquired a 25% working interest in this field in April 1993 and an additional 25% in October 1995. In November 1996, the Company obtained the release of the Pension Fund's 50% overriding royalty interest in this field. This field produces crude oil and natural gas from Frio sands at depths ranging from 8,500 feet to 10,000 feet. For the year ended December 31, 1997, this field produced an average of approximately 203 net Bbls of crude oil and NGLs and 3,072 net Mcf of natural gas per day from 5 net wells.

        Spraberry Trend Field, Midland, Martin and Reagan Counties, Texas. Since January 1, 1991, the Company has acquired interests in or drilled eight new wells in this field. This field produces at depths ranging from 8,000 feet to 9,100 feet in multiple sands. The Company owns interests in 30 wells in this field, 15 of which are operated by the Company. Following the successful completion of two wells during the second quarter of 1996, eight additional proved undeveloped locations were identified by the Company's independent petroleum engineers. For the year ended December 31, 1997, the field produced an average of approximately 117 net Bbls of crude oil and NGLs and approximately 275 net Mcf natural gas per day from 31 net wells.

Southwestern Wyoming

        The Company acquired the Wyoming Properties in September 1996. The Wyoming Properties produce natural gas from numerous sands at depths ranging from 8,500 feet to 12,000 feet. For the year ended December 31, 1997, the Wyoming Properties produced an average of approximately 1,740 net Bbls of crude oil and NGLs and 15,810 net Mcf of natural gas per day from 42 net wells.

Western Canada

        In January 1996, the Company invested $3.0 million in Grey Wolf Exploration Ltd. ("Grey Wolf"), a privately held Canadian corporation, which, in turn, invested these proceeds in newly-issued shares of Cascade, an Alberta-based corporation whose common shares are traded on The Alberta Stock Exchange under the symbol "COL." In November 1997, Grey Wolf merged with Cascade. The Company owns approximately 46% of the outstanding capital stock of Cascade. Cascade owns a 10% interest in the Canadian Abraxas Properties (as defined herein) and the Canadian Abraxas Plants and an 8% interest in the Pacalta Properties (as defined herein) and manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Cascade. Under the management agreement, Canadian Abraxas reimburses Cascade for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bear to the total gross revenue of Canadian Abraxas and Cascade.

        In November 1996, Canadian Abraxas acquired Canadian Gas Gathering Systems, Inc. ("CGGS"). For the year ended December 31, 1997, the producing properties acquired by Canadian Abraxas from CGGS (the "Canadian Abraxas Properties") produced an average of approximately 530 net Bbls of crude oil and NGLs and 23,403 net Mcf of natural gas per day from 110 net wells.

        In October 1997, Canadian Abraxas and Cascade completed the acquisition of the Canadian assets of Pacalta Resources Ltd. (the "Pacalta Properties") for Cdn $20.0 million in cash and four million Cascade Special Warrants. Canadian Abraxas acquired a 92% interest in the Pacalta Properties and Cascade acquired an 8% interest. Cascade has the opportunity to acquire Canadian Abraxas' ownership upon arranging satisfactory financing in 1998. At closing, the Pacalta Properties were producing 115 net Bbls of oil per day and 8,000 net Mcf of gas per day.

        The following table sets forth a summary of certain information, by field, of the Canadian Abraxas, Pacalta, Pennant and Cascade Properties:

                                            Average Daily Production
                                           for Year Ended December 31
                                                     1997
                                           --------------------------
                                            Crude Oil
                                             & NGLs     Natural Gas
Name of Field    Working      Net Wells      (Bbls)        (Mcf)
                 Interest
Quirk Creek         (1)            4.4          213        4,420
Sundre              (2)           10.2          214        4,551
Bellis              (3)           26.4           --        4,510
Chinchaga           (4)            3.4           10        2,129
Pouce Coupe         (5)            2.0           --        2,161
Valhalla            (6)            6.5            3        1,007
Other (8)(9)        (7)           56.8          283        9,072
                                 -----          ---       ------
Total                            109.7          725       27,850
------------

(1) Canadian Abraxas owns working interest ranging from 21% to 48% in 13 wells.
(2) Canadian Abraxas owns working interests ranging from 1% to 70% in 26 wells.
(3) Canadian Abraxas owns working interest from 7.5% to 100% in 40 wells.
(4) Canadian Abraxas owns working interests ranging from 70% to 100% in 4 wells.
(5) Canadian Abraxas owns interest of 100% in 2 wells.
(6) Canadian Abraxas owns working interest ranging from 50% to 100% in 8 wells.
(7) Canadian Abraxas owns working interest ranging from 1% to 100% in 213 wells.
(8) Consist of Big Bend, Kbnopcik, Eaglesham, Giroux Lake and minor properties.
(9) Includes  acquisition  of Pennant  properties effective  September  1, 1997,
    (working interests ranging from 1% to 100% in 41 wells) and Pacalta properties effective June 1, 1997 (working interests ranging from 1% to 100% in 78 wells).

        Natural Gas Processing. In connection with the acquisition of CGGS, Canadian Abraxas acquired interests in 11 natural gas processing plants (the "Canadian Abraxas Plants") and 197 miles of natural gas gathering facilities. Natural gas gathering operations involve locating and contracting for natural gas supplies produced from crude oil and natural gas fields and the operation and maintenance of a gathering system of pipelines that connect such natural gas supply sources to natural gas processing plants. Natural gas processing involves subjecting natural gas to high pressure and low temperature treatments that cause the natural gas to separate into various products, including a mixture of NGLs (commonly referred to as raw product), residual natural gas and by-products such as helium, condensate and sulfur. The combined value of the residual natural gas, raw product and by-products is generally higher than that of unprocessed natural gas. Certain of Canadian Abraxas' processing plants are equipped to fractionate the raw product into its component products of ethane, propane, butanes and natural gasoline for sale to local markets.

        The following table sets forth certain information with respect to the Canadian Abraxas Plants for the year ended December 31, 1997.

                                             Gross            Net
                                            Plant           Plant
                              Working      Capacity        Capacity
Plant Location                Interest     (MMcfpd)         (MMcfpd)
--------------                --------     --------         --------
Quirk Creek                      26%           80              20.8
Knopcik (1)                      10%           56               5.6
Valhalla                        100%           30              30.0
Sundre                           40%           20               8.0
Bellis (2)                       49%           44              21.7
Big Bend                         77%            8               6.2
Pouce Coupe                     100%            8               8.0
Eaglesham                        25%            5               1.3
                                               --             -----
    Total                                      251            101.6
                                               ===            =====

------------
(1) Consists of three plants.
(2) Consists of eight plants.

Developmental and Exploratory Acreage

        The following table indicates the Company's interest in developed and undeveloped acreage as of December 31, 1997:

                          Developed and Undeveloped Acreage
                               As of December 31, 1997

                      Developed Acreage           Undeveloped Acreage
                 ---------------------------- -----------------------------
                 Gross Acres     Net Acres    Gross Acres      Net Acres
                 -------------  ------------  -------------  --------------
 Canada              227,794        111,888       402,246        286,041
 Texas                41,393         24,143        12,369          9,591
 N. Dakota             1,864          1,021            --             --
 Montana                 320             10            --             --
 Kansas                  640            142            --             --
 Wyoming               5,239          3,620        14,020          9,476
 Alabama                 720             23            --             --
                 -------------  ------------  -------------  --------------
         Total       277,970        140,847       428,635        305,108

Productive Wells

        The following table sets forth the total gross and net productive wells of the Company, expressed separately for crude oil and natural gas, as of December 31, 1997:

                                      Productive Wells
                                  As of December 31, 1997

      State/Country            Crude Oil                   Natural Gas
                       --------------------------  ----------------------------
                         Gross          Net          Gross            Net
    ----------------   ------------  ------------  ------------   -------------
    Canada                  57.0          12.7          212.0          97.2
    Texas                  332.0         194.8          105.0          67.2
    N. Dakota                4.0           1.7            --            --
    Montana                  1.0           0.1            --            --
    New Mexico               --            --             1.0           0.1
    Wyoming                  3.0           0.2           43.0          30.0
    Alabama                  1.0           --             1.0           --
    Kansas                   3.0           0.7            --            --
                       ============  ============  ============   =============
            Total          401.0         210.2          362.0         194.5
                       ============  ============  ============   =============

        Substantially all of the Company's existing crude oil and natural gas properties are pledged to secure the Company's indebtedness under the Credit Facility. See "Description of Existing Indebtedness."

Reserves Information

        The crude oil and natural gas reserves of Abraxas have been estimated as of January 1, 1998, January 1, 1997 and January 1, 1996 and of Canadian Abraxas as of January 1, 1997, by DeGolyer & MacNaughton, of Dallas, Texas. The reserves of Canadian Abraxas and Cascade as of January 1, 1998 have been estimated by McDaniel & Associates Consultants Ltd. of Calgary, Alberta. Crude oil and natural gas reserves, and the estimates of the present value of future net revenues therefrom, were determined based on then current prices and costs. Reserve calculations involve the estimate of future net recoverable reserves of crude oil and natural gas and the timing and amount of future net revenues to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.

        The following table sets forth certain information regarding estimates of the Company's crude oil, natural gas liquids and natural gas reserves as of January 1, 1998 January 1, 1997 and January 1, 1996:

                                        Estimated Proved Reserves
                                ----------------------------------------

                                  Proved        Proved          Total
                                 Developed    Undeveloped      Proved
                                -----------   ------------    ----------

      As of January 1, 1996
        Crude oil (MBbls)           3,992          1,516           5,508
        NGLs (MBbls)                2,007            752           2,759
        Natural gas (MMcf)         44,026         10,543          54,569

      As of January 1, 1997
        Crude oil (MBbls)           7,871          1,930           9,801 (1)
        NGLs (MBbls)                7,090          1,144           8,234
        Natural gas (MMcf)        157,660         19,600         177,260

      As of January 1,1998
        Crude oil (MBbls)           7,075          1,873           8,948 (1)
        NGLs (MBbls)                7,178          1,651           8,829 (2)
        Natural gas (MMcf)        186,490         34,824         221,314 (3)

------------------
(1) Includes 120,000 and 128,900 barrels of crude oil reserves owned by Cascade of which 57,600 and 69,541 barrels are applicable to the minority interests share of these reserves as of December 31, 1996 and 1997, respectively.
(2) Includes 131,300 barrels of natural gas liquids reserves owned by Cascade of which 70,889 barrels are applicable to the minority interests share of these reserves as of December 31, 1997.
(3) Includes 7,446 Mmcf of natural gas reserves owned by Cascade of which 4,020 Mmcf are applicable to the minority interests share of these reserves as of December 31, 1997.


        There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data included in this Prospectus represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary . In addition, the estimates of future net revenue from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. In particular, estimates of natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the Company's crude oil and natural gas properties included in this Prospectus are subject to revisions by the results of drilling, testing and production subsequent to the date of such estimates. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based.

        In general, the volume of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future crude oil and natural gas production is therefore highly dependent upon its level of success in acquiring or finding additional reserves.

        The Company files reports of its estimated crude oil and natural gas reserves with the Department of Energy and the Bureau of the Census. The reserves reported to these agencies are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

Crude Oil, NGLs and Natural Gas Production and Sales Prices

        The following table presents the net crude oil, net NGLs and net natural gas production for the Company, the average sales price per Bbl of crude oil and NGLs and per Mcf of natural gas produced and the average LOE per BOE of production sold, for each of the three years ended December 31, 1997:


                                           1995           1996            1997
                                           ----           ----            ----

     Crude oil production (Bbls)         401,445         425,188        936,716
     Natural gas production (Mcf)      3,552,671       6,350,069     21,050,045
     Natural gas liquids
       production (Bbls)                 143,380         299,509        992,266
     Average  sales  price per
       Bbl of crude oil ($)              $ 17.16         $ 20.85        $ 18.63
     Average sales price per
       MCF of natural gas ($)            $  1.47         $  1.97        $  1.79
     Average sales  price per
       Bbl of natural gas
        liquids ($)                      $ 10.83         $ 14.55        $ 10.75
     Average cost of
        production ($) per
         BOE produced (1)                $  3.81         $  3.28        $  2.74

    --------------------


(1) Oil and gas were combined by converting gas to a barrel oil equivalent ("BOE") on the basis of 6 Mcf gas =1 Bbl of oil. Production costs include direct operating costs, ad valorem taxes and gross production taxes.

Drilling Activities

        The following table sets forth the Company's gross and net working interests in exploratory, development, and service wells drilled during the year ended December 31, 1997:

                             1995                1996                1997
                       -----------------   -----------------   ----------------
                        Gross      Net     Gross       Net      Gross     Net
                       -------   -------   -------   -------   -------  -------
Exploratory

 Productive

    Crude oil            1.0       .72       2.0       1.2         -       -

    Natural gas            -         -       2.0       1.2      10.0     7.9

 Dry holes               1.0         1       4.0       1.4       2.0     1.8
                      -------   -------   -------   -------   -------  -------
 Total                   2.0      1.72       8.0       3.8      12.0     9.7
                      =======   =======   =======   =======   =======  =======

Development

  Productive

     Crude oil           12.0       9.1      20.0      15.8      25.0    22.3

     Natural gas          2.0        .6      10.0       3.7      20.0    14.9

  Service                   -         -       1.0       1.0         -       -

  Dry holes               1.0        .3         -         -       3.0     2.0
                      -------   -------   -------   -------   -------  -------
  Total                  15.0      10.0      31.0      20.5      48.0    39.2
                      =======   =======   =======   =======   =======  =======


        As of March 31, 1998, the Company had five wells in the process of drilling.

Markets and Customers

        The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for crude oil and natural gas. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices received by the Company for its crude oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond the Company's control including seasonality, the condition of the United States and the Canadian economies (particularly the manufacturing sector), foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic regulation, legislation and policies. Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of the Company's proved reserves and the Company's revenues, profitability and cash flow.

        In order to manage its exposure to price risks in the marketing of its crude oil and natural gas, the Company from time to time has entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, the Company may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind its futures position and sell its production to a customer. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in crude oil and natural gas prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.

        Substantially all of the Company's crude oil and natural gas is sold at current market prices under short term contracts, as is customary in the industry. During the year ended December 31, 1997, three purchasers accounted for approximately 42% of the Company's crude oil and natural gas sales and two customers accounted for approximately 51% of natural gas processing revenues. The Company believes that there are numerous other companies available to purchase the Company's crude oil and natural gas and that the loss of any or all of these purchasers would not materially affect the Company's ability to sell crude oil and natural gas.

Competition

        The Company encounters strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas leases. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas leases include the staff and data necessary to identify, investigate and purchase such leases, and the financial resources necessary to acquire and develop such leases. Many of the Company's competitors have financial resources, staff and facilities substantially greater than those of the Company. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors which are beyond the control of the Company, the effect of which cannot be accurately predicted.

        The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. The Company must compete for such resources with both major crude oil companies and independent operators. Although the Company believes its current operating and financial resources are adequate to preclude any significant disruption of its operations in the immediate future, the continued availability of such materials and resources to the Company cannot be assured.

        The Company will face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. The Company's principal competitors will include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company. Smaller local distributors may enjoy a marketing advantage in their immediate service areas. The Company competes against other companies in its natural gas processing business both for supplies of natural gas and for customers to which it sells its products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

Regulatory Matters

        The Company's operations are affected from time to time in varying degrees by political developments and federal, state, provincial and local laws and regulations. In particular, oil and gas production operations and economics are, or in the past have been, affected by price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

        Price Regulations. In the recent past, maximum selling prices for certain categories of crude oil, natural gas, condensate and NGLs were subject to federal regulation. In 1981, all federal price controls over sales of crude oil, condensate and NGLs were lifted. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") deregulated natural gas prices for all "first sales" of natural gas, which includes all sales by the Company of its own production. As a result, all sales of the Company's domestically produced crude oil, natural gas, condensate and NGLs may be sold at market prices, unless otherwise committed by contract.

        Natural gas exported from Canada is subject to regulation by the National Energy Board ("NEB") and the government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that export contracts in excess of two years must continue to meet certain criteria prescribed by the NEB and the government of Canada. As is the case with crude oil, natural gas exports for a term of less than two years must be made pursuant to an NEB order, or, in the case of exports for a longer duration, pursuant to an NEB license and Governor in Council approval.

        The government of Alberta also regulates the volume of natural gas that may be removed from Alberta for consumption elsewhere based on such factors as reserve availability, transportation arrangements and marketing considerations.

        The North American Free Trade Agreement. On January 1, 1994, the North American Free Trade Agreement ("NAFTA") among the governments of the United States, Canada and Mexico became effective. In the context of energy resources, Canada remains free to determine whether exports to the U.S. or Mexico will be allowed provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to the total supply of the energy resource (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

        NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

        Natural Gas Regulation. Historically, interstate pipeline companies generally acted as wholesale merchants by purchasing natural gas from producers and reselling the gas to local distribution companies and large end users. Commencing in late 1985, the Federal Energy Regulatory Commission (the "FERC") issued a series of orders that have had a major impact on interstate natural gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of natural gas. The FERC's key rule making action, order No. 636 ("Order 636"), issued in April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and gas balancing services), and to adopt a new ratemaking methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes natural gas sales as a merchant, it does so pursuant to private contracts in direct competition with all of the sellers, such as the Company; however, pipeline companies and their affiliates were not required to remain "merchants" of natural gas, and most of the interstate pipeline companies have become "transporters only." In subsequent orders, the FERC largely affirmed the major features of Order 636 and denied a stay of the implementation of the new rules pending judicial review. By the end of 1994, the FERC had concluded the Order 636 restructuring proceedings, and, in general, accepted rate filings implementing Order 636 on every major interstate pipeline. The federal appellate courts have largely affirmed the features of Order No. 636 and numerous related orders pertaining to the individual pipelines. Nevertheless, because further review of certain of these orders is still possible, various appeals remain pending, and the FERC continues to review and modify its open access regulations, the outcome of such proceedings and their ultimate impact on the Company's business is uncertain.

        In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas. Some of the more notable of these regulatory initiatives include (i) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliates), (ii) the completion of rule-making involving the regulation of pipelines with marketing affiliates under Order No. 497, (iii) the FERC's ongoing efforts to promulgate standards for pipeline electronic bulletin boards and electronic data exchange, (iv) a generic inquiry into the pricing of interstate pipeline capacity, (v) efforts to refine the FERC's regulations controlling operation of the secondary market for released pipeline capacity,
(vi) a policy statement regarding market based rates and other non-cost-based rates for interstate pipeline transmission and storage capacity and (vii) a proposed rule to further standardize pipeline transportation tariffs that, if implemented as proposed, may adversely affect the reliability of scheduled interruptible transportation. In addition, the FERC has recently requested comments on the financial outlook of the natural gas pipeline industry including, among other matters, whether the FERC's current rate making policies are suitable in the current industry environment. Several of these initiatives are intended to enhance competition in natural gas markets, although some, such as "spin downs," may have the adverse effect of increasing the cost of doing business on some in the industry as a result of the monopolization of those facilities by their new, unregulated owners. The FERC has attempted to address some of these concerns in its orders authorizing such "spin downs," but it remains to be seen what effect these activities will have on access to markets and the cost to do business. As to all of these recent FERC initiatives, the ongoing, or, in some instances, preliminary evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact on the Company's business.

        Recent orders of the FERC have been more liberal in their reliance upon traditional tests for determining what facilities are "gathering" and therefore exempt from federal regulatory control. In many instances, what was once classified as "transmission" may now be classified as "gathering." The Company transports certain of its natural gas through gathering facilities owned by others, including interstate pipelines, under existing long term contractual arrangements. With respect to item (i) in the preceding paragraph, on May 27, 1994, the FERC issued orders in the context of the "spin off" or "spin down" of interstate pipeline owned gathering facilities. A "spin off" is a FERC-approved sale of such facilities to a non-affiliate. A "spin down" is the transfer by the interstate pipeline of its gathering facilities to an affiliate. A number of spin offs and spin downs have been approved by the FERC and implemented. The FERC held that it retains jurisdiction over gathering provided by interstate pipelines, but that it generally does not have jurisdiction over pipeline gathering affiliates, except in the event of affiliate abuse (such as actions by the affiliate undermining open and nondiscriminatory access to the interstate pipeline). These orders require nondiscriminatory access for all sources of supply and prohibit the tying of pipeline transportation service to any service provided by the pipeline's gathering affiliate. On November 30, 1994, the FERC issued a series of rehearing orders largely affirming the May 27, 1994 orders. The FERC now requires interstate pipelines to not only seek authority under
Section 7(b) of the Natural Gas Act of 1938 (the "NGA") to abandon certificated facilities, but also to seek authority under Section 4 of the NGA to terminate service from both certificated and uncertificated facilities. The U.S. Court of Appeals for the D.C. Circuit has now largely upheld the FERC. The Company cannot predict what the ultimate effect of the FERC's orders pertaining to gathering will have on its production and marketing.

        State and Other Regulation. All of the jurisdictions in which the Company owns producing crude oil and natural gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas, including provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. The Company's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from crude oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas and Oklahoma, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells. The effect of these regulations is to limit the amounts of crude oil and natural gas the Company can produce from its wells, and to limit the number of wells or the location at which the Company can drill.

        State regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take requirements, but does not generally entail rate regulation. Natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under Order 636. For example, Oklahoma recently enacted a prohibition against discriminatory gathering rates and certain Texas regulatory officials have expressed interest in evaluating similar rules.

        In the event the Company conducts operations on federal or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies. In addition, the Minerals Management Service ("MMS") has recently issued a final rule to clarify the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, MMS will not allow deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. The Company cannot predict what, if any, effect the new rule will have on its operations.

Title to Properties

        As is customary in the crude oil and natural gas industry, the Company makes only a cursory review of title to undeveloped crude oil and natural gas leases at the time they are acquired by the Company. However, before drilling commences, the Company requires a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well on the lease begins. To the extent title opinions or other investigations reflect title defects, the Company, rather than the seller of the undeveloped property, is typically obligated to cure any title defect at its expense. If the Company were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, the Company could suffer a loss of its entire investment in the property. The
Company believes that it has good title to its crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties owned by the Company are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. The Company does not believe that any of these encumbrances or burdens will materially affect the Company's ownership or use of its properties. All of the Company's U.S. properties are subject to the liens of the Banks.

Employees

        As of March 31, 1998, the Company had 74 full-time employees, including two executive officers, six non-executive officers, five petroleum engineers, two landmen, two geologists, thirty secretarial, accounting and clerical personnel and 27 field personnel. Additionally, Abraxas retains contract pumpers on a month-to-month basis. The Company retains independent geologic and engineering consultants from time to time on a limited basis and expects to continue to do so in the future.

Office Facilities

        The Company's executive and administrative offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232. The Company owns a 16% limited partnership interest in the partnership which owns this office building. The Company also has an office in Midland, Texas. These offices, consisting of approximately 12,650 square feet in San Antonio and 960 square feet in Midland, are leased until March 2006 at an aggregate rate of $18,000 per month. Cascade leaves 8,683 square feet of office space in Calgary, Alberta pursuant to a lease which expires December 31, 2001 at a rate of CDN $15,000 per month.

Other Properties

        The Company owns 10 acres of land, an office building, workshop, warehouse and house in Sinton, Texas, 160 acres of land in Coke County, Texas and a 50% interest in approximately 2.0 acres of land in Bexar County, Texas. All three properties are used for the storage of tubulars and production equipment. The Company also owns 19 vehicles which are used in the field by employees.

Litigation

        Hornburg Litigation. In 1995, John H. Hornburg and certain other individuals filed a law suit against the Company alleging negligence and gross negligence, tortious interference with contract, conversion and waste. In March 1998, a jury found against the Company in the amount of $1,332,825.00 plus attorneys fees and pre-judgment interest. At March 31, 1998, no judgment had been entered. The Company intends to file various post-judgment motions including a motion for judgment notwithstanding the verdict and a motion for new trial, as well as an appeal, if necessary. The Company has not established a reserve to account for the damages awarded to the plaintiffs by the jury.

        Other Litigation. From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. As of March 31, 1998, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                                   MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages, years of service and positions of the executive officers and directors of Abraxas , as well as certain executive officers of Cascade and Canadian Abraxas. The term of the Class I directors of Abraxas expires in 1999, the Class II directors expires in 2000 and the Class III directors in 1998.

Name                      Age                           Office                           Class

Robert L. G. Watson       47     Chairman of the Board,  President and Chief Executive
                                 Officer  of  Abraxas;   Chairman  of  the  Board  and
                                 director   of   Cascade;   Chairman   of  the  Board,
                                 President and director of Canadian Abraxas                  III
Chris E. Williford        46     Executive Vice President,  Chief  Financial  Officer,
                                 Treasurer  and  director of Abraxas;  Vice  President
                                 and Assistant Secretary of Canadian Abraxas                 III
Robert Patterson          40     Vice President/Operations of Abraxas                         --
Stephen T. Wendel         49     Vice President/Land and Marketing of Abraxas                 --
Franklin A. Burke         63     Director of Abraxas                                           I
Harold D. Carter          58     Director of Abraxas                                           I
Robert D. Gershen         44     Director of Abraxas                                           I
Richard M. Kleberg, III   55     Director of Abraxas                                          II
James C. Phelps           75     Director of Abraxas                                         III
Paul A. Powell, Jr.       52     Director of Abraxas                                          II
Richard M. Riggs          77     Director of Abraxas                                          II
Roger L. Bruton           65     Executive  Vice  President  and  director of Cascade;
                                 Executive  Vice  President  and  director of Canadian        --
                                 Abraxas
Donald A. Engle           54     President  and  director  of Cascade;  Secretary  and        --
                                 director of Canadian Abraxas

        Robert L. G. Watson has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. Since May 1996, Mr. Watson has also served as Chairman of the Board, Chief Executive Officer and director of Grey Wolf and Chairman of the Board and a director of Cascade. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer & McNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

        Chris E. Williford was elected Vice President, Treasurer and Chief Financial Officer of Abraxas in January 1993, and as Executive Vice President and a director of Abraxas in May 1993. In November 1996, Mr. Williford was elected Vice President, Assistant Secretary and as a director of Canadian Abraxas. Prior to joining Abraxas, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation, a crude oil and natural gas exploration and production company, from July 1989 to December 1992 and President of Clark Resources Corp., a crude oil and natural gas exploration and production company, from January 1987 to May 1989. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburgh State University in 1973.

        Robert Patterson has served as Vice President/Operations of Abraxas since December 1995. From 1986 to 1995, Mr. Patterson was employed by Parker and Parsley Petroleum USA most recently as a Gulf Coast Division Manager. Prior to that, Mr. Patterson was District Manager for HCW Exploration from 1983 to 1986 and Drilling Engineer with Hilliard Oil and Gas from 1980 to 1983. Prior to that, he was a Drilling Engineer with Texas Pacific Oil Company from 1979 to

1980. Mr. Patterson is a registered Professional Engineer in the state of Texas and graduated with a Bachelor of Science degree in petroleum engineering from the University of Texas in 1979.

        Stephen T. Wendel has served as Vice President/Land and Marketing of Abraxas since 1990 and Corporate Secretary of Abraxas since 1994. From 1982 to 1990, Mr. Wendel served Abraxas as Manager of Joint Interests and Natural Gas Contracts. Prior to joining Abraxas, Mr. Wendel was employed in accounting, auditing and marketing positions with Tenneco Oil Company and Tesoro Petroleum Corporation, both crude oil and natural gas exploration and production companies. Mr. Wendel received a Bachelor of Business Administration degree in Accounting from Texas Lutheran University in 1971.

        Franklin A. Burke, a director of Abraxas since June 1992, has served as President and Treasurer of Venture Securities Corporation since 1971, where he is in charge of research and portfolio management. He has also been a general partner and director of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, where he is responsible for research and portfolio management. Mr. Burke also serves as a director of NB Instruments, Inc., an instrument products company, Omega Institute, a job training entity, and Starkey Chemical Process Co., a chemical processing company. Mr. Burke received a Bachelor of Science degree in Finance from Kansas State University in 1955, a Master's degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

        Harold D. Carter, has served as a director of the Abraxas since May 1996. Mr. Carter has more than 30 years experience in the oil and gas industry and has been an independent consultant since 1990. Prior to consulting, Mr. Carter served as Executive Vice President of Pacific Enterprises Oil Company
(USA). Before that, Mr. Carter was associated for 20 years with Sabine Corporation, ultimately serving as President and Chief Operating Officer from 1986 and 1989. Mr. Carter consults for Endowment Advisors, Inc. with respect to its EEP Partnerships and Associated Energy Managers, Inc. with respect to its Energy Income Fund, L.P. and is a director of Brigham Exploration Company. Mr. Carter has a B.B.A. in Petroleum Land Management from the University of Texas and has completed the Program for Management Development at the Harvard University Business School.

        Robert D. Gershen, a director of Abraxas since May 1995, has served as President of Associated Energy Managers, Inc., an investment manager specializing in structuring and managing private investments in the energy industry, since July 1989. Mr. Gershen has served as an investment advisor to Endowment Energy Partners, L.P. and Endowment Energy Partners II, Limited Partnership, limited partnerships formed to make loans to companies in the crude oil and natural gas business, since October 1989 and January 1993, respectively.

        Richard M. Kleberg, III, a director of Abraxas since December 1983, has held the position of managing partner of SFD Enterprises, Ltd., a private investment partnership, since 1980. Mr. Kleberg has served on the boards of directors of Cullen Frost Bankers, Inc., a bank holding company, since 1992; 1776 Restaurants, Inc., a restaurant concern, since 1983; The Frost National Bank of San Antonio, a national banking association, since 1984; and Kleberg & Co. Bankers, Inc., a bank holding company, since 1980. Mr. Kleberg holds a Bachelor of Science degree in Political Science from Trinity University.

        James C. Phelps, a director of Abraxas since December 1983, has been a consultant to crude oil and natural gas exploration and production companies such as Panhandle Producing Company and Tesoro Petroleum Corporation since April 1981. Mr. Phelps has served as a director of Grey Wolf since April 1995 and of Cascade since January 1996. From April 1995 to May 1996, Mr. Phelps served as Chairman of the Board and Chief Executive Officer of Grey Wolf, and from January 1996 to May 1996, he served as President of Cascade. From March 1983 to September 1984, he served as President of Osborn Heirs Company, a privately owned crude oil exploration and production company based in San Antonio. Mr. Phelps was President and Chief Operating Officer of Tesoro Petroleum Corporation from 1971 to 1981 and prior to that was Senior Vice President and Assistant to the President of Continental Oil Company. He received a Bachelor of Science degree in Industrial Engineering and a Master of Science degree in Industrial Engineering from Oklahoma State University.

        Paul A. Powell, Jr., a director of Abraxas since 1987, is currently Trustee of the Paul A. Powell Trust and has served as Vice President and

Director of Mechanical Development Co., Inc., a tool and die and production machine company, since 1984. He also serves as trustee of sixteen investment trusts. Mr. Powell is a director and officer of Frameco, Inc., a tool and die and production machine company, Somerset Investments, Ltd., an investment company, and Powell Lake Properties, a real estate investment and management company. He attended Emory and Henry College and graduated from National Business College with a degree in Accounting.

        Richard M. Riggs, a director of Abraxas since 1985, is a self-employed geological consultant. He served as Vice President of Petro Consultants Energy Corporation, a crude oil and natural gas exploration and production company, from June 1978 to December 1984. Mr. Riggs has served as a director of Cascade since May 1996. He has previously been employed by Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, as Exploration Vice President for North America, and prior to that time was Manager of Domestic Exploration for Ashland Oil, Inc., a crude oil and natural gas exploration and production company. Mr. Riggs graduated with a Bachelors degree in Geology from Dartmouth College and a Masters degree in Geology from Columbia University.

        Roger L. Bruton is currently Executive Vice President and a director of Cascade. From January 1996 to October 1996, he served as President of Cascade. In November 1996, Mr. Bruton was elected Vice President of Canadian Abraxas and in December 1996 was elected as a director of Canadian Abraxas. Prior to joining Cascade, Mr. Bruton served as a geologist with Panhandle Eastern Pipeline Company from 1958 to 1963. From 1976 to 1977 he served as Regional Exploration Manager for Anadarko Production Company. He also served as Exploration Manager for the western United States and Canada for General Crude Oil Company from 1977 to 1979. From 1984 to 1990, Mr. Bruton served as President of Western Oil Corporation and Plains Petroleum Corporation, both of which are subsidiaries of KN Energy. Mr. Bruton was Regional General Manager of Anadarko Petroleum of Canada Ltd. from 1972 to 1976. Mr. Bruton received a Bachelors of Science degree in Geology and a Masters of Science degree in Geology from Kansas State University.

        Donald A. Engle, is currently President and a director of Cascade. From January 1996 to October 1996, he served as Vice President of Cascade. In November 1996, Mr. Engle was elected Secretary and as a director of Canadian Abraxas. From 1985 to 1995, he was President of Sapphire Resources, Ltd. Prior to that, Mr. Engle served as President of Neomar Resources Limited from 1980 to 1985 and as General Manager of Anadarko Petroleum of Canada Limited from 1976 to 1979. Mr. Engle received a Bachelor of Commerce degree from the University of Saskatchewan.

Executive Compensation

Compensation Summary

        The following table sets forth a summary of compensation for the fiscal years ended December 31, 1995, 1996 and 1997 paid by the Company to Robert L.G. Watson, the Chairman of the Board, President and Chief Executive Officer of the Company, Chris E. Williford, the Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Stephen T. Wendel, the Company's Vice President-Land and Marketing and to Robert E. Patterson, the Company's Vice President of Operations for the fiscal year ended December 31, 1997. Abraxas did not have any executive officers other than Messrs. Watson and Williford whose total annual salary and bonus exceeded $100,000 for the years ended December 31, 1995, and Messrs. Watson, Williford, Patterson and Wendel for the years ended December 31, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                               Long Term
                                                              Compensation
                                                              -------------
                                    Annual Compensation            Awards
                           ---------------------------------- -------------
                                                                  Options
   Name and Principal                                            /SARs
   Position                Year    Salary ($)     Bonus ($)       (#)
   ----------------------- ------ -------------- ------------ -------------

   Robert L. G. Watson,    1995     $108,281 (1)       --         60,000
   Chairman  of the Board  1996     $133,187 (2)  $135,550 (3)   140,000
   and President           1997     $211,154      $ 39,373 (4)   100,000

   Chris E. Williford,     1995     $115,795 (5)       --         20,000
   Executive Vice          1996     $121,315      $ 72,000 (4)    40,000
   President,              1997     $148,269      $ 26,250 (4)    40,000
   Chief Financial
   Officer
   and Treasurer

   Robert E. Patterson,    1996     $124,615      $ 35,000 (4)    60,000
   Vice President of       1997     $148,269      $  9,375 (4)    50,000
   Operations

   Stephen T. Wendel,      1995     $63,210            --         20,000
   Vice President - Land   1996     $76,577       $ 40,000 (4)    18,660
   and Marketing           1997     $106,731      $ 13,750 (4)    25,000
   ----------------------- ------ -------------- ------------ -------------

------------
(1) Mr. Watson received a repayment of loans to Abraxas of $354,677 during 1995.
(2) Includes $1,093 of stock awards and $107,188 of salary.
(3) Includes $95,000 in cash and $40,550 of stock awards.
(4) One-half paid in cash and one-half in stock awards.
(5) Includes $8,607 of stock awards and $107,188 of salary.


Grants of Stock Options and Stock Appreciation Rights During the Fiscal Year Ended December 31, 1997

        Pursuant to the  Abraxas  Petroleum  Corporation  1984  Incentive  Stock
Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan") and the Abraxas Petroleum
Corporation 1994 Long Term Incentive Plan (the "LTIP"), the Company grants to employees and officers of the Company (including directors of the Company who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan and the LTIP are administered by the Compensation Committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option.

        The table below contains certain information concerning stock options granted to Messrs. Watson, Williford, Patterson and Wendel during 1997:

                          OPTION GRANTS IN FISCAL YEAR
-------------------------------------------------------------------------------
                     % of                                Potential Realizable
                     Total      Exercise                   Value at Assumed
           Options   Options    Price Per   Expiration  Annual Rates of Stock
   Name     Granted  Granted      Share        Date       Price Appreciation
                      to                                    for Option Term
                      Employees
========== ========= ========== =========== =========== =========== ===========
                                                            5%         10%
Robert      100,000     35.1       7.44      3/26/07    $1,211,898  $1,929,744
L. G.
Watson

Chris E.     40,000     14.0       7.44      3/26/07       484,579     771,898
Williford

Robert E.    50,000     17.5       7.44      3/26/07       605,949     964,872
Patterson

Stephen T.   25,000     8.8        7.44      3/26/07       302,974     482,436
Wendel
--------------

(1) One-fourth of the options become exercisable on each of the first four anniversaries of the date of grant.

        The table below contains certain information concerning exercises of stock options during the fiscal year ended December 31, 1997 by Messrs. Watson, Williford, Patterson and Wendel and the fiscal year end value of unexercised options held by Messrs. Watson, Williford, Patterson and Wendel.

                          Aggregated Option Exercises in Fiscal 1997
                              and Fiscal Year End Option Values

                                                                                  Value of
                                                               Number of         Unexercised
                                                              Unexercised       in-the-Money
                                                              Options on         Options on
                                                           December 31,1997     December 31,
                                                                  (#)             1997 ($)
                     Shares Acquired                         Exercisable/        Exercisable/
       Name           By Exercise (#)    Value Realized      Unexercisable      Unexercisable
                                               ($)

Robert L. G. Watson         -0-                -0-           65,000/235,000    518,750/1,476,250

Chris E. Williford          -0-                -0-           40,000/80,000     325,000/495,000

Robert E. Patterson         -0-                -0-           14,998/95,002     122,484/567,516

Stephen T. Wendel           -0-                -0-           29,005/48,995     238,954/301,451

Long Term Incentive Plan Awards During the Fiscal Year Ended December 31, 1997

        The Company did not make any awards to any of Messrs. Watson, Williford, Patterson and Wendel under a long term incentive plan during the fiscal year ended December 31, 1997.

Employment Agreements

        The Company has entered into Employment Agreements (the "Employment Agreements") with each of Messrs. Watson, Williford, Patterson and Wendel as well as with Jack M. Roney, Abraxas' Vice President-Corporate Development, and

Lowell Lischer, Abraxas' and Vice President of Exploration, pursuant to which each of Messrs. Watson, Williford, Patterson, Wendel, Roney and Lischer will receive compensation as determined from time to time by the Board in its sole discretion. The Employment Agreements terminate on December 31, 1998 except that the term of the Employment Agreements may be automatically extended for an additional year if by December 1 of the prior year neither the Company nor Messrs. Watson, Williford, Patterson, Wendel, Roney or Lischer, as the case may be, has given notice that it does not wish to extend the term. Except in the event of a change in control, at all times during the term of the Employment Agreements, each of Messrs. Watson's, Williford's, Patterson's, Wendel's, Roney's and Lischer's employment is at will and may be terminated by the Company for any reason without notice or cause. If a change in control occurs during the term of the Employment Agreement or any extension thereof, the expiration date of Mr. Watson's Employment Agreement is automatically extended to a date no earlier than five years following the effective date of such change in control, the expiration date of Mr. Williford's Employment Agreement is automatically extended to a date no earlier than four years following the effective date of such change in control and the expiration date of each of Mr. Patterson's, Mr. Wendel's, Mr. Roney's and Mr. Lischer's Employment Agreement is automatically extended to a date no earlier than three years following the effective date of such change in control. If, following a change in control, Messrs. Watson's, Williford's, Patterson's, Wendel's, Roney's or Lischer's employment is terminated other than for Cause (as defined in each of the Employment Agreements) or Disability (as defined in each of the Employment Agreements), by reason of Messrs. Watson's, Williford's, Patterson's, Wendel's, Roney's or
Lischer's death or retirement or by Messrs. Watson, Williford, Patterson, Wendel, Roney or Lischer, as the case may be, other than for Good Reason (as defined in each of the Employment Agreements), then Mr. Watson will be entitled to receive a lump sum payment equal to five times his annual base salary, Mr. Williford will be entitled to receive a lump sum payment equal to four times his annual base salary and Messrs. Patterson, Wendel, Roney and Lischer will each be entitled to receive a lump sum payment equal to three times his annual base salary. If any such lump sum payment would individually or together with any other amounts paid or payable constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended ("Section 280G"), and applicable regulations thereunder (the "Code"), the amounts to be paid will be increased so that Messrs. Watson, Williford, Patterson, Wendel, Roney or Lischer, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by Section 280G.

Compensation of Directors

        Non-Qualified Stock Option Plan. Messrs. Burke, Kleberg, Phelps, Powell and Riggs have previously been granted options to purchase 8,900 shares of Common Stock under the Company's 1984 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). There are currently outstanding options to purchase 8,900 shares of Common Stock under the Non-Qualified Plan at an exercise price of $6.75 per share.

        Restricted Share Plan for Directors. Pursuant to the Abraxas Petroleum Corporation Restricted Share Plan for Directors (the "Director Plan"), each director of the Company, other than Messrs. Watson and Williford, is entitled to receive compensation for attendance at regular and special meetings of the Board of Directors. Initially each eligible director of the Company was issued 400 shares of Common Stock during 1994 as an initial grant under the Director Plan and thereafter received a number of shares of Common Stock equal to the product of 1,000 times the Capitalization Factor (as defined in the Director Plan) divided by the Average Stock Price (as defined in the Director Plan) as of the date of a meeting of the Board. In 1997, the Director Plan was amended to provide that one-half of the compensation under the Director Plan shall be paid in cash and one-half in shares of Abraxas Common Stock. For 1997, each of the directors, received the number of shares of Common Stock and cash compensationset forth opposite his name under the Director Plan:

Name                                     Number of          Cash Compensation
                                          Shares
                                      ----------------     --------------------
Franklin M. Burke                            846                 $2,000
Harold D. Carter                             825                  2,000
Robert D. Gershen                          1,115                  2,000
Richard M. Kleberg                           318                  2,500
James C. Phelps                              318                  2,500
Paul A. Powell                             1,098                  2,000
Richard M. Riggs                             318                  2,500

        Director Stock Option Plan. Pursuant to the Abraxas Petroleum Corporation Director Stock Option Plan, each non-employee member of the Board of Directors of the Company on June 1, 1996 was granted an option to purchase 8,000 shares of Common Stock at a price of $6.75 per share. Each person who becomes a director after that date will also be granted an option to purchase 8,000 shares of Common Stock at the then prevailing price of the Common Stock as quoted on the Nasdaq National Market. In addition, in March 1998, the Plan was amended to provide that each non-employee member of the Board of Directors as of the date of the first meeting of the Board of Directors in each year will receive options to purchase 2,000 shares of common stock at the closing price of the Company's Common Stock on such date. On March 25, 1998, each non-employee Director received options to purchase 2,000 shares of Common Stock.

        Other Compensation. The directors of the Company received no other compensation for services as directors, except for reimbursement of travel expenses to attend Board meetings.

                              CERTAIN TRANSACTIONS

               Messrs. Watson, Phelps and Riggs were founders of Grey Wolf and in April 1995 purchased 900,000 shares of the capital stock of Grey Wolf (initially representing 39% of the outstanding shares) for an aggregate of CDN$90,000 (or CDN$0.10 per share) in cash. In January 1996, the Company purchased 20,325,096 shares of the capital stock of Grey Wolf (representing 78% of the outstanding shares) for an aggregate of approximately CDN$4.1 million (or CDN$.20 per share) in cash. Messrs. Phelps, Riggs and Watson currently own 5.1% of the issued and outstanding capital stock of Casecade.

        Messrs. Phelps and Riggs own options to purchase in the aggregate up to 1,000,000 shares of capital stock of Cascade at an exercise price of CDN$.20 per share, and Mr. Watson owns options to purchase up to 800,000 shares of Cascade's capital stock at an exercise price of CDN$.20 per share.
Cascade currently has 76,981,000 shares of capital stock outstanding.

        Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by Mr. Watson, owns a twin-engine airplane. The airplane is available for business use by employees of the Company from time to time at Wind River's cost. The Company paid Wind River a total of $330,000 for use of the plane during 1997.


        Cascade owns a 10% interest in the Canadian Abraxas Properties and Canadian Abraxas Plants and an 8% interest in the Pacalta Properties and manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Cascade. Under the management agreement, Canadian Abraxas reimburses Cascade for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Cascade. In 1997, Canadian Abraxas paid Cdn $1,239,998 to Cascade pursuant to the management agreement.

        Abraxas has adopted a policy that transactions, including loans, between Abraxas and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas than can be obtained on an arm's length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.

                 SECURITIES HOLDINGS OF PRINCIPAL STOCKHOLDERS,
                             DIRECTORS AND OFFICERS

        Based upon information received from the persons concerned, each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of Abraxas, each director and officer and all directors and officers of Abraxas as a group, owned beneficially as of March 31, 1998 the number and percentage of outstanding shares of Common Stock of Abraxas indicated in the following table:



     Name and Address of
      Beneficial Owner         Number of Shares         Percentage
                                      (1)

Robert L. G. Watson              324,505 (2)                4.91
Endowment Advisors, Inc.         863,790 (3)               13.54
     450 Post Road East
     Westport, CT  06881
Wellington Management Company    505,000 (4)                7.92
     75 State Street
     19th Floor
     Boston, MA 02109
State Street Research &          375,000(5)                 5.92
Management Company
     One  Financial   Center,
     30th Floor
     Boston, MA 02111
Dimensional   Fund  Advisors,    344,900 (6)                5.41
Inc.
     1299 Ocean Avenue
     11th Floor
     Santa Monica, CA 90401
Franklin A. Burke                117,468 (7)                1.78
Paul A. Powell, Jr.               35,389 (8)                *
James C. Phelps                   36,125 (9)                *
Richard M. Kleberg, III           34,032 (10)               *
Robert D. Gershen                 26,804 (11)               *
Chris E. Williford                49,345 (12)               *
Richard M. Riggs                  16,331 (13)               *
Harold D. Carter                  10,318 (14)               *
Robert E. Patterson               27,223 (15)               *
Stephen T. Wendel                 35,995 (16)               *
All  Officers  and  Directors    713,535 (2)(7)(8)         11.00
as a  Group (11 persons)                 (9)(10)
                                         (11)(12)
                                         (13)(14)
                                         (15)(16)


---------
   *  Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) Includes 20,316 shares owned by Wind River Resources Corporation, a corporation owned by Mr. Watson, as to which Mr. Watson has sole voting and investment power, 21,907 shares issuable upon exercise of options granted pursuant to Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 58,093 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term

        Incentive Plan. Does not include a total of 75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.

(3) Includes 643,585 shares of Common Stock owned by Endowment Energy Partners, L.P. ("EEP") and 220,205 shares of Common Stock owned by
        Endowment Energy Partners II, Limited Partnership ("EEP II"). EEP and EEP II are limited partnerships whose investors are educational institutions and which were formed to make loans to companies in the crude oil and natural gas business. The general partner of both EEP and EEP II is Fairfield Partners, Inc. (Del.) ("Fairfield") which is a wholly-owned subsidiary of Endowment Advisers, Inc. ("EAI"), a Delaware nonstock corporation controlled by its trustees and management. Voting and investment power over the shares held by EEP and EEP II is exercised by the Board of Trustees of EAI, and by Susan J. Carter, the Senior Vice President and Chief Operating Officer of both EAI and Fairfield. The trustees of EAI are principally individuals who are financial officers of educational institutions that have invested in investment partnerships sponsored by EAI, including EEP and EEP II.

(4) Wellington Management Company is an investment manager which has the power to make investment decisions for unrelated clients.

(5) State Street Research & Management Company is an investment manager which has the power to make investment decisions for unrelated clients.

(6) Persons who are officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group, Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote 50,000 shares which are owned by the Fund and 57,200 shares which are owned by the Trust.

(7) Includes 8,900 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(8) Includes 4,228 shares owned by Mechanical Development Co., Inc., all of the outstanding capital stock of which is owned by members of Mr. Powell's family, 13,998 shares owned by the Paul A. Powell Trust of which Mr. Powell is a trustee and his family members are the primary beneficiaries, 51 shares owned by the Paul A. Powell Individual Trust of which Mr. Powell is a trustee, and 63 shares owned by NAD Properties of which Mr. Powell is a general partner. Mr. Powell shares voting and investment power as to all of such shares. Also includes 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(9) Includes 8,000 shares owned by Marie Phelps, Mr. Phelps' wife and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(10) Includes 16,688 shares owned by SFD Enterprises, Ltd., a private investment partnership, and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan. Mr. Kleberg shares voting and investment power as to the shares owned by SFD Enterprises.

(11) Includes warrants to purchase 13,500 shares of Common Stock at a price of $7.00 per share owned by Associated Energy Managers, Inc., the principal shareholder and Chief Executive Officer of which is Mr. Gershen, and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(12) Includes 1,786 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan,


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        18,214 shares issuable upon exercise of options granted  pursuant to the
        Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 25,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(13) Includes 700 shares owned by the Riggs Family Trust of which Mr. Riggs is one of the trustees, 1,000 shares owned jointly by Mr. Riggs and his wife and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(14) Includes 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(15) Includes 25,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(16) Includes 4,340 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 10,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation Key 1993 Contributor Stock Option Plan and 19,665 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.



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
                        DESCRIPTION OF THE EXCHANGE NOTES

        The Series C Notes have been and the Exchange Notes will be issued under an indenture (the "Indenture") by and among the Issuers, the Subsidiary Guarantors and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"), the terms of which are substantially similar to those of the Series A/B Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the form of Indenture may be obtained from the Issuers. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

        The Series B Notes and the Series C Notes are, and the Exchange Notes will be, general unsecured obligations of the Issuers and will rank pari passu in right of payment to all existing and future senior indebtedness of the Issuers and senior in right of payment to any subordinated indebtedness incurred by the Issuers in the future. The Series B Notesand Series C Notes are, and the Exchange Notes will be, however, effectively subordinated in right of payment to all existing and future secured indebtedness of the Issuers to the extent of the value of the assets securing such indebtedness. At March 31, 1998, the Issuers had $275.1 million in outstanding Indebtedness, $100,000 of which was secured. The Indenture permits the Company to incur additional indebtedness, including additional secured indebtedness, under certain circumstances. See "Risk Factors -- High Degree of Leverage," "Capitalization," and "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

        The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the Exchange Exchange Notes. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Issuers may change any paying agent and registrar without notice to holders of the Exchange Notes (together with the holders of the Series C Notes, the "Holders"). The Issuers will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Issuers' option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered addresses of the Holders. Any Series C Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. See "-- Registration Rights; Liquidated Damages."

Principal, Maturity and Interest

        The Exchange Notes will be limited in aggregate principal amount to $275,000,000 provided that $215,000,000 of Exchange Notes reserved for issuance under the Indenture will be available only in connection with the exchange of Series B Notes for the Exchange Notes pursuant to the Exchange Offer. Each Exchange Note will mature on November 1, 2004. Interest on the Exchange Notes will accrue at the rate of 11 1/2% per annum and will be payable semi-annually in cash on each May 1 and November 1, commencing on May 1, 1998, to the Persons who are registered Holders of Exchange Notes at the close of business on April 15 and October 15, respectively, immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

        The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

Guarantees

        The Issuer's payment obligations under the Exchange Notes will be jointly and severally guaranteed (the "Guarantees") by certain of the Company's subsidiaries (the "Subsidiary Guarantors"). Each Subsidiary Guarantor will unconditionally guarantee, on a senior basis, jointly and severally, to each Holder of Exchange Notes and the Trustee, the full and prompt performance of the Issuers' obligations under the Indenture and the Exchange Notes, including the


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

payment of principal of and interest on the Exchange Notes. The obligations of each Subsidiary Guarantor under its Guarantee will be a general unsecured obligation of such Subsidiary Guarantor, ranking pari passu in right of payment with all other current or future senior borrowings of such Subsidiary Guarantor, including borrowings under the Credit Facility, and senior in rights of payment to any subordinated indebtedness incurred by such Subsidiary Guarantor in the future. The Guarantees will be effectively subordinated, however, to all current and future secured obligations of the Subsidiary Guarantors, including borrowings under the Credit Facility, to the extent of the value of the assets securing such indebtedness. The obligations of each Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

        Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See "-- Certain Covenants --Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Company and/or one or more of its Restricted Subsidiaries and the sale complies with the provisions set forth in "-- Certain Covenants -- Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee will be released.

Redemption

    Optional Redemption

        The Series B Notes and Series C Notes are, and the Exchange Notes will be, redeemable, at the Issuers' option, in whole at any time or in part from time to time, on and after November 1, 2000, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on November 1 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption:

Year                                                       Percentage
----                                                       ----------
2000....................................................    105.750%
2001....................................................    102.875%
2002 and thereafter.....................................    100.000%

    Optional Redemption upon Equity Offerings

        At any time, or from time to time, on or prior to November 1, 1999, the Issuers may, at their option, use all or a portion of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate original principal amount of the Exchange Notes at a redemption price equal to 111.5% of the aggregate principal amount of the Exchange Notes to be redeemed, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption; provided, however, that at least 65% of the aggregate original principal amount of the Series C Notes and Exchange Notes remains outstanding immediately after giving effect to any such redemption (it being expressly agreed that for purposes of determining whether this condition is satisfied, Exchange Notes owned by either Issuer or any of their Affiliates shall be deemed not to be outstanding). In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Issuers shall make such redemption not more than 60 days after the consummation of any such Equity Offering.

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

Selection and Notice of Redemption

        In the event that less than all of the Exchange Notes are to be redeemed at any time, selection of such Exchange Notes, or portions thereof, for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed or, if the Exchange Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided, however, that no Exchange Notes of a principal amount of $1,000 or less shall be redeemed in part; and provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Exchange Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the applicable redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption as long as the Issuers have deposited with the paying agent for the Exchange Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Change of Control

        The Indenture provides that upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require that the Issuers purchase all or a portion of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Issuers must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. Holders of Exchange Notes electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Note completed, to the paying agent for the Exchange Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

        The Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the Change of Control Purchase Price, at the same times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the Exchange Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Issuers are required to purchase outstanding Exchange Notes pursuant to a Change of Control Offer, the Issuers expect that they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. However, there can be no assurance that the Issuers would be able to obtain such financing.

        Neither the Board of Directors of either of the Issuers nor the Trustee may waive the covenant relating to the Issuers' obligation to make a Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company,

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whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company by the management of the Issuers. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture contain, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness. Other than Permitted Indebtedness, the Company may not, and may not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Restricted Subsidiaries or any of them may incur Indebtedness (including, without limitation, Acquired
Indebtedness), in each case, if on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, (i) both (a) the Company's Consolidated EBITDA Coverage Ratio would have been at least equal to 2.5 to 1.0 and (b) the Company's Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of the aggregate consolidated Indebtedness of the Company and its Restricted Subsidiaries or (ii) the Company's Adjusted Consolidated Net Tangible Assets are equal to or greater than 200% of the aggregate consolidated Indebtedness of the Company and its Restricted Subsidiaries.

        For purposes of determining any particular amount of Indebtedness  under
this   covenant,   guarantees  of   Indebtedness   otherwise   included  in  the
determination of such amount shall not also be included.

        Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Company or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

        The Company will not, and will not permit any Subsidiary Guarantor to incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

        Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,


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(a) declare or pay any dividend or make any  distribution  (other than dividends or distributions payable solely in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than through the exchange therefor solely of Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company,
(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee, as the case may be, or (d) make any Investment (other than a Permitted Investment) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with "-- Limitation on Incurrence of Additional Indebtedness" above; provided, however, that notwithstanding the provisions of clause (i)(a) of "-- Limitation on Incurrence of Additional Indebtedness" above, for purposes of determining whether the Company could incur such additional Indebtedness pursuant to this clause (ii), the Consolidated EBITDA Coverage Ratio which shall be required shall be at least 2.5 to 1.0, or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Series A/B Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Series A/B Issue Date and on or prior to the last date of the Company's fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus (B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Series A/B Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(B) and (C), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus (D) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case to the Company or to any Restricted Subsidiary of the Company from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in "-- Limitation on Designation of Unrestricted Subsidiaries" below), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus (E) without duplication of the immediately preceding subclause (D), an amount equal to the lesser of the cost or net cash proceeds received upon the sale or other disposition of any Investment made after the Series A/B Issue Date which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company); plus (F) $5,000,000.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit: (1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the applicable redemption if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's
Guarantee, as the case may be, either (A) solely in exchange for shares of Qualified Capital Stock of the Company, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (I) shares of Qualified Capital Stock of the

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Company or (II)  Refinancing  Indebtedness;  and (4) the initial  designation of
Cascade and Western Associated Energy Corporation as Unrestricted Subsidiaries under the Indenture. In determining the aggregate amount of Restricted Payments made subsequent to the Series A/B Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) and (2)(B) shall be included in such calculation.

        Limitation on Asset Sales. The Company may not, and may not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(a) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or senior management of the Company);
(b) (i) at least 70% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition and (ii) at least 15% of such consideration received if in a form other than cash or Cash Equivalents is converted into or exchanged for cash or Cash Equivalents within 120 days of such disposition; and (c) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (i) to repay or prepay Indebtedness outstanding under the Credit Facility, including, without limitation, a permanent reduction in the related commitment, (ii) to repay or prepay any Indebtedness of the Company that is secured by a Lien permitted to be incurred pursuant to "-- Limitation on Liens" below, (iii) to make an investment in properties or assets that replace the properties or assets that were the subject of such Asset Sale or in properties or assets that will be used in the business of the Company and its
Restricted  Subsidiaries  as  existing  on  the  Series  A/B  Issue  Date  or in businesses reasonably related thereto ("Replacement Assets"), (iv) to an investment in Crude Oil and Natural Gas Related Assets or (v) a combination of prepayment and investment permitted by the foregoing clauses (c)(i) through
(c)(iv). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (c)(i) through
(c)(iv) of the next preceding sentence (each a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have been received by the Company or such Restricted Subsidiary, but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (c)(i) through (c)(iv) of the next preceding sentence (each an "Unadjusted Net Proceeds Offer Amount"), multiplied by the ratio (the "Net Proceeds Offer Adjustment Ratio") of the then outstanding principal amount of the Notes to the sum of the then outstanding principal amount of the Series B Notes plus the then outstanding principal amount of the Notes (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that principal amount of Notes purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until the sum of the Unadjusted Net Proceeds Offer Amounts that correlate to the unutilized Net Proceeds Offer Amounts resulting from one or more Asset Sales is equal to or in excess of $5,000,000 (at which time, the entire unutilized Net Proceeds Offer Amounts (recalculated using the then current Net Proceeds Offer Adjustment Ratio), and not just the Net Proceeds Offer Amounts correlating to the Unadjusted Net Proceeds Offer Amounts in excess of $5,000,000, shall be applied as required pursuant to this paragraph).

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

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

        Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (a) the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and (b) such Asset Sale is for fair market value; provided, however, that any consideration not constituting Replacement Assets and Crude Oil and Natural Gas Related Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two immediately preceding paragraphs.

        Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds
Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders of Exchange Notes may elect to tender their Exchange Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes with an aggregate principal amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on principal amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

        The Company's ability to repurchase Exchange Notes in a Net Proceeds Offer is restricted by the terms of the Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and by the Company's financial resources.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company may not, and may not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances, or to pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary; (c) guarantee any Indebtedness or any other obligation of the Company or any Restricted Subsidiary; or (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary (each such encumbrance or restriction, a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the Indenture and the Series A/B Indenture; (iii) the Credit Facility; (iv) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (v) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired; (vi) agreements existing on the Series A/B Issue Date to the extent and in the manner such agreements were in effect on the Series A/B Issue Date;
(vii) customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of; (viii) any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien; or (ix) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (ii), (iii), (v) or (vi) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Holders in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (ii), (iii), (v) or (vi).

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
        Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

        Limitation on Liens. Other than Permitted Liens, the Company may not, and may not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date) or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (a) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Exchange Notes or any Guarantee, the Exchange Notes or such Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Exchange Notes are senior in priority to such Indebtedness and (b) in all other cases, the Exchange Notes and the Guarantees are equally and ratably secured.

        Merger, Consolidation and Sale of Assets. The Company may not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety to any Person unless: (a) either (i) the Company or such Restricted Subsidiary, as the case may be, shall be the surviving or continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Exchange Notes and the performance of every covenant of the Exchange Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (b) immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (i) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (ii) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Limitation on Incurrence of Additional Indebtedness" above; (c) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (d) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Exchange Notes with the same effect as if such surviving entity had been named as such.

        Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "Merger, Consolidation and Sale of Assets") may not, and the Company may not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary unless: (a) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia; (b) such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (b) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary need only comply with clause (d) of the first paragraph of this covenant.

        Limitations on Transactions with Affiliates. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with, or for the benefit of, any of their respective Affiliates (each an "Affiliate Transaction"), other than (i) Affiliate Transactions permitted under paragraph (b) of this covenant and (ii)
Affiliate Transactions that are on terms that are fair and reasonable to the Company or the applicable Restricted Subsidiary and are no less favorable to the Company or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10,000,000, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

        (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary, as the case may be;
(ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture; and (iii) Restricted Payments permitted by the Indenture.

        Limitation on Restricted and Unrestricted Subsidiaries. The Indenture provides that the Board of Directors may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that
(i) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of "-- Limitation on Incurrence of Additional Indebtedness" above, (ii) unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Limitation on Incurrence of Additional Indebtedness" above and (iii) such Subsidiary assumes by execution of a supplemental indenture all of the obligations of a Subsidiary Guarantor under a Guarantee.

        The Board of Directors of the Company also may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) such designation is at that time permitted under "-- Limitation on Restricted Payments" above and (ii) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "--Limitation on Incurrence of Additional Indebtedness" above. Any such designation by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations. In the event that any Restricted Subsidiary is designated an Unrestricted Subsidiary in accordance with this covenant, such Restricted Subsidiary's Guarantee will be released.

        The Indenture provides that for purposes of the covenant described under "-- Limitation on Restricted Payments" above, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate amount of all Restricted Payments made as Investments since the Series A/B Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (in each case
(i) and (ii) "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

        The Indenture provides that notwithstanding the foregoing, the Board of Directors may not designate any Subsidiary of the Company to be an Unrestricted Subsidiary if, after such designation, (a) the Company or any Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary or (b) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

        The Indenture provides that Subsidiaries of the Company that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. Notwithstanding any provisions of this covenant, all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

        Additional  Subsidiary  Guarantees.   If  the  Company  or  any  of  its
Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Subsidiary Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in or hold an Investment in another Restricted Subsidiary having total consolidated assets with a book value in excess of $500,000 that is not a Subsidiary Guarantor, then such transferee or acquired or other Restricted Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

        Limitation on Conduct of Business. The Company may not, and may not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the Crude Oil and Natural Gas Business.

        Reports to Holders. The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of Section 314(a) of the TIA.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

        (a) the failure to pay interest (including any Additional Interest) on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

        (b) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

        (c) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after either Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to observance or performance of any of the terms or provisions of "-- Change of Control" or "Certain Covenants -- Merger, Consolidation and Sale of Assets" or "-- Limitation on Asset Sales" which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        (d) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness (a "payment default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $5,000,000;

        (e) one or more judgments in an aggregate amount in excess of $5,000,000 (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unvacated, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

        (f) certain events of bankruptcy affecting the Company or any of its Subsidiaries; or

        (g) any of the Guarantees cease to be in full force and effect or any of the Guarantees are declared to be null and void or invalid and unenforceable or

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any of the Subsidiary  Guarantors  denies or disaffirms its liability  under its
Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

        The Indenture provides that, if an Event of Default (other than an Event of Default specified in clause (f) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default specified in clause (f) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (a) if the rescission would not conflict with any judgment or decree, (b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration, (c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (d) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (e) in the event of the cure or waiver of an Event of Default of the type described in clause (f) of the description of Events of Default above, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Indenture provides that, at any time prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        The Indenture provides that Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Issuers are required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have their obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of their obligations with respect to the Notes, except for (a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (b) the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (c) the rights, powers, trust,

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

duties and immunities of the Trustee and the Issuers' obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance, (a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (b) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the Series A/B Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (c) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
(f) the Issuers shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of either Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others; (g) the Issuers shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company; (h) the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuers; and (i) certain other customary conditions precedent are satisfied.

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
Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (a) either (i) all the Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (b) the Issuers have paid all other sums payable under the Indenture by the Issuers; and (c) the Issuers have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuers.

Modification of the Indenture

        From time to time, the Issuers, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA or to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (a) reduce the amount of Notes whose Holders must consent to an amendment; (b) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (c) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (d) make any Notes payable in money other than that stated in the Notes; (e) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (f) amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (g) modify or change any provision of the Indenture or the related definitions affecting ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or (h) release any Subsidiary Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

        The Indenture provides that the Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

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
The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuers or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries (i) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or (ii) which becomes Indebtedness of the Company or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

        "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its consolidated Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal income tax), as estimated by a nationally recognized firm of independent petroleum engineers as of a date no earlier than the date of the Company's latest annual consolidated financial statements, as increased by, as of the date of determination, the estimated discounted future net revenues from
(A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing, by a nationally recognized firm of independent petroleum engineers (which may be the Company's independent petroleum engineers who prepare the Company's annual reserve report) plus (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, plus (iii) the Net Working Capital on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements plus (iv) with respect to each other tangible asset of the Company or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Company's or its consolidated Restricted Subsidiaries' gas producing facilities and unproved oil and gas properties (less any remaining deferred income taxes which have been allocated to such gas processing facilities in connection with the acquisition thereof), land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of
(A) the net book value of such other tangible asset on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements or (B) the appraised value, as estimated by a qualified Independent Advisor, of such other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements minus (b) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any gas balancing liabilities of the Company and its consolidated Restricted Subsidiaries reflected in the Company's latest audited financial statements. In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (1) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Company, (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (3) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date.

        "Affiliate" means, with respect to any specified Person, (a) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person and (b) any Related Person of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Affiliate Transaction" has the meaning set forth under "Certain Covenants -- Limitation on Transactions with Affiliates."

        "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of
(a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets (including any interests therein) of the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction; provided, however, that Asset Sales shall not include (i) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company in a transaction which is made in compliance with the provisions of "-- Certain Covenants --Merger, Consolidation and Sale of Assets", (ii) any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of "-- Certain Covenants -- Limitation on Restricted Payments" above, (iii) disposals or replacements of obsolete equipment in the ordinary course of business, (iv) the sale, lease, conveyance, disposition or other transfer (each, a "Transfer") by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries, (v) any disposition of Hydrocarbons or other mineral products for value in the ordinary course of business and (vi) the Transfer by the Company or any Restricted Subsidiary of assets or property in the ordinary course of business; provided, however, that the aggregate amount (valued at the fair market value of such assets or property at the time of such Transfer) of all such assets and property Transferred since the Series A/B Issue Date pursuant to this clause (vi) shall not exceed $1,000,000 in any one year.

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

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

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

        "Capitalized Lease Obligation" means, as to any Person, the discounted present value of the rental obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation at such date, determined in accordance with GAAP.

        "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

        "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above and (f) money market mutual or similar funds having assets in excess of $100,000,000.

        "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture); (b) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (d) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period with directors whose replacement shall not have been approved (by recommendation, nomination or election, as the case may be) by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        "Change of Control Offer" has the meaning set forth under "-- Change of Control."

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        "Change of Control  Payment  Date" has the  meaning  set forth under "--
Change of Control."

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Commission" means the Securities and Exchange Commission.

        "Company" means Abraxas Petroleum Corporation, a Nevada corporation.

        "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Company or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

        "Consolidated EBITDA" means, for any period, the sum (without duplication) of (a) Consolidated Net Income and (b) to the extent Consolidated Net Income has been reduced thereby, (i) all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (ii) Consolidated Interest Expense, (iii) the amount of any Preferred Stock dividends paid by the Company and its Restricted Subsidiaries and (iv) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated EBITDA Coverage Ratio" means, with respect to the Company, the ratio of (a) Consolidated EBITDA of the Company during the four full fiscal quarters for which financial information in respect thereof is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to (b) Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to (a) the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated EBITDA Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the

Transaction Date will be deemed to have been in effect during the Four Quarter Period; (iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (a) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus
(b) the product of (i) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (a) the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (i) any amortization of original issue discount, (ii) the net costs under Interest Swap Obligations, (iii) all capitalized interest and (iv) the interest portion of any deferred payment obligation; and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to the Company for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto,
(b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise, (e) the net income of any Person in which the Company has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Company or to a Restricted Subsidiary by such Person, (f) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (g) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Net Worth" of any Person as of any date means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

        "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "consolidation" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "consolidated" has a correlative meaning to the foregoing.

        "Covenant Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

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

        "Credit Facility" means the Amended and Restated Credit Agreement dated as of November 14, 1996, by and among the Company, BTCo and ING Capital, as Co-Agents, and each of the Lenders named therein, or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements have been or may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

        "Crude Oil and Natural Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties located in North America, and (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties of the Company or of others.

        "Crude Oil and Natural Gas Hedge Agreements" means, with respect to any Person, any oil and gas agreements and other agreements or arrangements or any combination thereof entered into by such Person in the ordinary course of business and that is designed to provide protection against oil and natural gas price fluctuations.

        "Crude Oil and Natural Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person which have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

        "Crude Oil and Natural Gas Related Assets" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Company or any Subsidiary of the Company which is related to the business of the Company and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof, in whole or in part, in either case, on or prior to the final maturity of the Notes.

        "Equity Offering" means an offering of Qualified Capital Stock of the Company.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Company delivered to the Trustee; provided, however, that (A) if the aggregate non-cash consideration to be received by the Company or any Restricted Subsidiary from any Asset Sale shall reasonably be expected to exceed $5,000,000 or (B) if the net worth of any Restricted Subsidiary to be designated as an Unrestricted Subsidiary shall reasonably be expected to exceed $10,000,000, then fair market value shall be determined by an Independent Advisor.

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

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination.

        "Holder" means any Person holding a Note.

        "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products processed therefrom.

        "Incur" has the meaning set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

        "Indebtedness"  means with respect to any Person,  without  duplication,
(a) all Obligations of such Person for borrowed money, (b) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(c) all Capitalized Lease Obligations of such Person, (d) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable), (e) all Obligations for the reimbursement of any obligor on a letter of credit, banker's acceptance or similar credit transaction, (f) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (a) through (e) above and clause
(h) below, (g) all Obligations of any other Person of the type referred to in clauses (a) through (f) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (h) all Obligations under Currency Agreements and Interest Swap Obligations and (i) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company. The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by (a) any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the face amount of the liability in respect thereof, (b) any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof, (c) any Interest Swap Obligations included in the definition of Permitted Indebtedness shall be zero, (d) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP and (e) all other contingent obligations shall be the maximum liability at such date of such Person.

        "Independent Advisor" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Company and
(b) which, in the judgment of the Board of Directors of the Company, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

        "Initial Purchaser" means Jefferies & Company, Inc.

        "Interest Swap Obligation" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

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

        "Investment"  means, with respect to any Person,  any direct or indirect
(i) loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property (valued at the fair market value thereof as of the date of transfer) others or any payment for property or services for the account or use of others), (ii) purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (iii) guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of "-- Certain Covenants --Limitation on Incurrence of Additional Indebtedness" above), and (iv) other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Notwithstanding the foregoing, "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means the date of original issuance of the Series C Notes.

        "Legal Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and gas reserves of the Company and consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist, (ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Asset Sales" and (iii) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts (determined by the Chief Financial Officer of the Company) to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (but excluding any payments which, by the terms of the indemnities will not, be made during the term of the Notes).

        "Net Proceeds Offer" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

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

        "Net Proceeds Offer Adjustment Ratio" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

        "Net Proceeds Offer Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

        "Net Proceeds Offer Payment Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

        "Net Proceeds Offer Trigger Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

        "Net Working Capital" means (i) all current assets of the Company and its consolidated Subsidiaries, minus (ii) all current liabilities of the Company and its consolidated Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

        "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness; provided, however, that any such Indebtedness shall not cease to be "Non-Recourse Indebtedness" solely as a result of the instrument governing such Indebtedness containing terms pursuant to which such Indebtedness becomes recourse upon (a) fraud or misrepresentation by the Person in connection with such Indebtedness, (b) such Person failing to pay taxes or other charges that result in the creation of liens on any portion of the specific property securing such Indebtedness or failing to maintain any insurance on such property required under the instruments securing such Indebtedness, (c) the conversion of any of the collateral for such Indebtedness,
(d) such Person failing to maintain any of the collateral for such Indebtedness in the condition required under the instruments securing the Indebtedness, (e) any income generated by the specific property securing such Indebtedness being applied in a manner not otherwise allowed in the instruments securing such Indebtedness, (f) the violation of any applicable law or ordinance governing hazardous materials or substances or otherwise affecting the environmental condition of the specific property securing the Indebtedness or (g) the rights of the holder of such Indebtedness to the specific property becoming impaired, suspended or reduced by any act, omission or misrepresentation of such Person; provided, further, however, that upon the occurrence of any of the foregoing clauses (a) through (g) above, any such Indebtedness which shall have ceased to be "Non-Recourse Indebtedness" shall be deemed to have been Indebtedness incurred by such Person at such time.

        "Notes" means the Series C Notes and the Exchange Notes.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Payment Restriction" has the meaning set forth under "-- Certain Covenants -- Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

        "Permitted  Indebtedness"  means,  without  duplication,   each  of  the
following:

        (a) Indebtedness under the Notes, the Exchange Notes, the Private Exchange Notes, if any, the Indenture, the Guarantees, the Series A/B Notes, the Series A/B Indenture and any guarantees relating to the Series A/B Notes;

        (b) Indebtedness incurred pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $50,000,000, reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

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        (c) Interest Swap Obligations of the Company or a Restricted  Subsidiary
covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (d) Indebtedness of a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary; provided, however, that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

        (e) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary, in each case subject to no Lien; provided, however, that (i) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and
(ii) if as of any date any Person other than a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

        (f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

        (g) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        (h) Refinancing Indebtedness;

        (i) Capitalized Lease Obligations of the Company outstanding on the Series A/B Issue Date;

        (j) Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any of its Restricted Subsidiaries not to exceed $5,000,000 at any one time outstanding;

        (k) Permitted Operating Obligations;

        (l) Obligations arising in connection with Crude Oil and Natural Gas Hedge Agreements of the Company or a Restricted Subsidiary;

        (m) Non-Recourse Indebtedness;

        (n) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (o) additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $10.0 million or (ii) 5.0% of Adjusted Consolidated Net Tangible Assets of the Company; and

        (p) Indebtedness outstanding on the Series A/B Issue Date.

        "Permitted Industry Investments" means (i) capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein; (ii) (a) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, and (b) exchanges of Company Properties for other Company Properties of at least equivalent value as determined in good faith by the Board of Directors of the Company; (iii) Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Company or the Subsidiaries pursuant to joint operating agreements.

        "Permitted Investments" means (a) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary that is not subject to any Payment Restriction, (b) Investments in the Company by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (c) investments in cash and Cash Equivalents;
(d) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "-- Certain Covenants -- Limitation on Asset Sales" above; and (e) Permitted Industry Investments.

        "Permitted Liens" means each of the following types of Liens:

        (a) Liens existing as of the Series A/B Issue Date to the extent and in the manner such Liens were in effect on the Series A/B Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Series A/B Issue Date);

        (b) Liens securing Indebtedness outstanding under the Credit Facility and Liens arising under the Indenture or the Series A/B Indenture;

        (c) Liens securing the Notes and the Guarantees;

        (d) Liens of the Company or a Restricted Subsidiary on assets of any Restricted Subsidiary;

        (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

        (f) Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (g) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business to the extent such Liens relate only to the tangible property of the lessee which is located on such property and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

        (h) Liens  incurred or deposits made in the ordinary  course of business
(i) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (i) judgment and attachment Liens not giving rise to an Event of Default;

        (j)   easements,   rights-of-way,   zoning   restrictions,   restrictive
covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

        (k) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

        (l) Liens securing Purchase Money Indebtedness of the Company or any Restricted Subsidiary; provided, however, that (i) the Purchase Money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction;

        (m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (n) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (o)  Liens  securing  Interest  Swap  Obligations  which  Interest  Swap
Obligations relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Crude Oil and Natural Gas Hedge Agreements;

        (p) Liens securing Acquired Indebtedness incurred in accordance with "-- Certain Covenants --Limitation on Incurrence of Additional Indebtedness" above; provided, however, that (i) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

        (q) Liens on, or related to, properties and assets of the Company and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, transportation, marketing or storage, or operation thereof;

        (r) Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Company and its Subsidiaries which arise out of operation of law;

        (s) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, revisionary interests, production payments, production sales contracts, operating agreements and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Company and its Subsidiaries or otherwise as are customary in the oil and gas business;

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

        (t) with respect to any Properties and assets of the Company and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operation, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that the Company or any Subsidiary determines in good faith to be necessary for the economic development of such Property;

        (u) any (a) interest or title of a lessor or sublessor  under any lease,
(b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

        (v) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank; and

        (w) Liens securing Non-recourse Indebtedness.

        "Permitted Operating Obligations" means Indebtedness of the Company or any Restricted Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, the Company or any Restricted Subsidiary in the ordinary course of business (excluding obligations related to the purchase by the Company or any Restricted Subsidiary of Hydrocarbons for which the Company or such Restricted Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

        "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Property" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

        "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

        "Qualified   Capital   Stock"  means  any  Capital  Stock  that  is  not
Disqualified Capital Stock.

        "Reference Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above (other than pursuant to clause (b), (c), (d), (e), (f), (g), (j), (k),

(l), (n) or (o) of the definition of Permitted Indebtedness), in each case that does not (i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company and its Restricted Subsidiaries in connection with such Refinancing) or (ii) create Indebtedness with (x) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (y) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that (1) if such Indebtedness being Refinanced is Indebtedness of the Company or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Subsidiary Guarantor and (2) if such Indebtedness being Refinanced is subordinate or junior to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among the Issuers and the Initial Purchaser.

        "Related Person" of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).

        "Replacement Assets" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

        "Restricted Payment" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

        "Restricted Subsidiary" means any Subsidiary of the Company (including, without limitation, Canadian Abraxas) that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with "--Certain Covenants -- Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Series A/B Issue Date or later acquired which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

        "Series A/B Indenture" means the Indenture dated as of November 14, 1996, among the Issuers and IBJ Schroder Bank & Trust Company, as Trustee, providing for the issuance of the Series A/B Notes in the aggregate principal amount of $215,000,000, as such may be amended and supplemented from time to time.

        "Series A/B Issue Date" means the date on which the Series A/B Notes were originally issued under the Series A/B Indenture.

        "Series A/B Notes" means the Issuers' 11 1/2% Senior Notes due 2004 issued pursuant to the Series A/B Indenture, as such may be amended or supplemented from time to time.

        "Subsidiary", with respect to any Person, means (a) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (b) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

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

        "Subsidiary Guarantor" means each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a
Subsidiary  Guarantor;   provided,  however,  that  any  Person  constituting  a
Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

        "Surviving Entity" has the meaning set forth under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

        "Unadjusted Net Proceeds Offer Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

        "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with "-- Certain Covenants -- Limitation on Restricted and Unrestricted Subsidiaries" above; provided, however, that Unrestricted Subsidiaries shall initially include Cascade Oil & Gas Ltd., an Alberta, Canada corporation, and Western Associated Energy Corporation, a Texas corporation. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by the Company or another Wholly Owned Restricted Subsidiary.


          CERTAIN UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

        The discussion below is intended to be a general description of the material United States and Canadian tax consequences of the Exchange Offer to holders of the Notes. In addition, the discussion describes, in general, the material United States and Canadian tax consequences associated with the acquisition, ownership and disposition of the Notes. It does not take into account the individual circumstances of any particular investor and does not purport to discuss all of the possible tax consequences of the Exchange Offer or the ownership or disposition of the Notes and is not intended as tax advice. The summary below is general in nature and does not discuss all aspects of United States and Canadian income taxation that may be relevant to a particular investor in the light of the investor's particular circumstances.

Certain U.S. Federal Income Tax Considerations

        The following is a summary of certain United States federal income tax consequences related to the Exchange Offer and the associated with the acquisition, ownership, and disposition of the Notes. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Notes in light of his or her particular circumstances, or to certain types of holders which are subject to special treatment under the federal income tax laws (including persons who hold the Notes as part of a conversion, straddle or hedge, dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and S corporations). Further, this summary pertains only to holders that are citizens or residents of the United States, corporations, partnerships or other entities created in or under the laws of the United States or any political subdivision thereof, or estates or trusts the income of which is subject to United States federal income taxation regardless of its source. In addition, this summary does not describe any tax consequences under state, local, or foreign tax laws.

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

        This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (the "Regulations"), rulings and pronouncements issued by the Internal Revenue Service ("IRS") and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect the holders of the Notes. The Issuers have not sought and will not seek any rulings from the IRS or opinions from counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Exchange Offer or the valuation, purchase, ownership or disposition of the Notes which are different from those discussed herein.

Tax Consequences of the Exchange Offer

        An exchange of the Series B Notes and the Series C Notes for the Exchange Notes pursuant to the Exchange Offer should not be treated as a significant modification of the Series B Notes or Series C Notes; accordingly, an Exchange Note should be treated as a continuation of the corresponding Series B Note or Series C Note and an exchanging holder should not recognize any gain or loss as a result of participating in the Exchange Offer. In addition, an exchanging Holder's basis in an Exchange Note should be equal to the basis of the corresponding Series B Note or Series C Note and the holding period for an Exchange Note would include such holder's holding period for the corresponding Series B Note or Series C Note.

        The Exchange Offer will not have any federal income tax consequences to a non-exchanging holder.

        Each exchanging holder should consult with his or her individual tax advisor concerning any foreign, state or local tax consequences of the Exchange Offer as well as to the effect of his or her particular facts and circumstances on the matters discussed herein.

Taxation of Accrued Stated Interest on Notes

        Accrued stated interest paid on a Note will generally be taxable to a holder as ordinary interest income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

        The Company will annually furnish to certain record holders of the Notes and the IRS information with respect to any stated interest accruing during the calendar year as may be required under applicable Regulations.

Market Discount

        If a holder purchases a Note, other than in connection with the original offering of the Series C Notes or the Exchange Offer, for less than the stated redemption price of the Note at maturity, the difference is considered "market discount," unless such difference is "de minimis," i.e., less than one-fourth of one percent of the stated redemption price of the Note at maturity multiplied by the number of complete years to maturity (after the holder acquires the Note). Under market discount rules, any gain realized by the holder on a taxable disposition of a Note having "market discount," as well as any partial principal payment made with respect to such a Note, will be treated as ordinary income to the extent of the then "accrued market discount" of the Note. The rules concerning the calculation of "accrued market discount" are set forth in the paragraph immediately below. In addition, a holder of such a Note may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred to purchase or carry a Note having "market discount."

        Any market discount will accrue ratably from the date of acquisition to the maturity date of the Note, unless the holder elects, irrevocably, to accrue market discount on a constant interest rate method. The constant interest rate method generally accrues interest at times and in amounts equivalent to the result which would have occurred had the market discount been original issue discount computed from the date of the holder's acquisition of the Note through the maturity date. The election to accrue market discount on a constant interest rate method is irrevocable but may be made separately as to each Note held by the holder.

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

        Accrual of market discount will not cause the accrued amounts to be included currently in a holder's taxable income, in the absence of a disposition of, or principal payment on, the Note. Nevertheless, a holder may elect to currently include market discount in income as it accrues on either a ratable or constant interest rate method. In such event, interest expense relating to the acquisition of a Note which would otherwise be deferred would be currently deductible to the extent otherwise permitted by the Code. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and all subsequent years unless revoked with the consent of the IRS. Accrued market discount which is included in a holder's gross income will increase the adjusted tax basis of the Note in the hands of the holder.

Acquisition Premium

        If a subsequent holder acquires a Note for an amount which is greater than the stated redemption price of the Note at maturity, such holder will be considered to have purchased such Note with "amortizable bond premium" equal to the amount of such excess. The holder may elect to amortize the premium using a constant yield method employing six month compounding over the period from the acquisition date to the maturity date of the Note. Amortized amounts may be offset only against interest paid with respect to the Note and will reduce the holder's adjusted tax basis in the Note to the extent so used. Once made, an election to amortize and offset interest on the Note may be revoked only with the consent of the IRS and will apply to all Notes held by the holder on the first day of the taxable year to which the election relates and to subsequent taxable years and to all Notes subsequently acquired by the holder.

Sale, Exchange or Other Taxable Disposition of the Notes

        The sale, redemption or other taxable disposition of a Note will result in the recognition of gain or loss to the holder in an amount equal to the difference between (i) the amount of cash and fair market value of property received (except to the extent attributable to the payment of accrued stated interest) in exchange therefore and (ii) the holder's adjusted tax basis in such Note. A holder's initial tax basis in a Note purchased by such holder will be equal to the issue price of the Note.

        Any gain or loss on the sale, redemption or other taxable disposition of a Note will be capital gain or loss, except to the extent of any "accrued market discount," assuming a purchaser of the Note holds such security as a "capital asset" (generally property held for investment) within the meaning of Section 1221 of the Code. In the case of an individual holder, such capital gain generally will be subject to a maximum federal tax rate of 20% if the individual has held the Note for more than 18 months. The deductibility of capital losses is subject to certain limitations. Payments on such disposition for accrued stated interest not previously included in income will be treated as ordinary interest income.

Purchase or Redemption of Notes

        Effect of Change of Control and Asset Sale. Upon a Change of Control, the Issuers are required to offer to redeem all outstanding Notes for a price equal to 101% of the principal amount thereof plus accrued and unpaid stated interest. See "Description of the Exchange Notes -- Redemption -- Optional Redemption." Under the Regulations, such a Change of Control redemption requirement will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change of Control giving rise to the redemption will occur. Upon certain asset sales, the Issuers will be obligated to offer to repurchase the Notes at one hundred percent (100%) of the principal amount thereof plus accrued and unpaid interest to the date of redemption. The Issuers will not treat the Change of Control or the asset sale redemption provisions of the Notes as affecting the calculation of the yield to maturity of any Note.

        Optional Redemption. The Issuers, at their option, may redeem part or all of the Notes at any time on or after November 1, 2000, at the redemption prices set forth herein. In addition, if the Issuers consummate an Equity Offering on or before November 1, 1999, the Issuers may, at their option, use


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

all or a portion of the proceeds from such Equity Offering to redeem up to thirty-five percent (35%) of the aggregate principal amount of the Notes originally issued in the Offering at a redemption price equal to 111.5%, together with accrued and unpaid interest to the date of redemption; provided, however, that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Series C Notes and Exchange Notes remains outstanding. See "Description of the Exchange Notes --Redemption -- Optional Redemption." For purposes of determining whether the Series C Notes and Exchange Notes are issued with any "original issue discount," the Regulations generally provide that an issuer will be treated as exercising any such option if its exercise would lower the yield of the debt instrument. A redemption of Notes at the optional redemption prices, however, would increase rather than decrease the effective yield of the debt instrument as calculated from the issue date.

        The Issuers do not currently intend to exercise any of the options described above with respect to the Notes. Should the Issuers exercise an option and redeem a Note, the holder of the Note would be required to treat any amount paid by the Issuers which exceeds the Note's then principal balance and all accrued and unpaid interest thereon as an amount received in exchange for the Note.

Backup Withholding

        The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to properly furnish a taxpayer identification number ("TIN") to the payor, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) there has been a failure of the payee to certify under a penalty of perjury that a payee is not subject to withholding under Section 3406 of the Code. As a result, if any one of the events discussed above occurs with respect to a holder of Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Notes to such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest or original issue discount and amounts paid through brokers in retirement of securities. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided, that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to the backup withholding rules.

Certain Canadian Federal Income Tax Considerations

        The following is, as of the date hereof, a summary of the principal Canadian federal income tax consequences of the Exchange Offer, and the ownership and disposition of the Exchange Notes, to a holder of Series B Notes or Series C Notes who, for purposes of the Income Tax Act (Canada) (the "ITA") and any relevant bilateral tax treaty and at all relevant times, deals at arm's length with Canadian Abraxas, holds the Notes as capital property, is not and is not deemed to be a resident in Canada, does not use or hold and is not deemed to use or hold the Notes in carrying on business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere (a "Non-Resident Holder"). For the purposes of the ITA, related persons (as therein defined) are deemed not to deal at arm's length. This summary is based on the current provisions of the ITA and the regulations thereunder, the current published administrative practices of Revenue Canada, and all specific proposals to amend the ITA and the regulations announced by or on behalf of the Canadian Minister of Finance prior to the date hereof. This summary does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular holder of Notes.

        No taxes will be payable under the ITA in respect of the exchange of Series B Notes or Series C Notes for Exchange Notes by a Non-Resident Holder pursuant to the Exchange Offer.

        The payment by Canadian  Abraxas of interest,  principal or premium,  if


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

any, on the Exchange Notes to a Non-Resident Holder will be exempt from Canadian withholding tax.

        No other taxes on income (including taxable capital gains) will be payable under the ITA in respect of the holding, redemption or disposition of the Exchange Notes by a Non-Resident Holder.


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


                          BOOK-ENTRY; DELIVERY AND FORM

        The Certificates representing the Exchange Notes will be issued in fully registered form, without coupons and will be deposited with, or on behalf of, the Depositary, and registered in the name of Cede & Co., as the Depository's nominee, in the form of a global Exchange Note certificate (the "Global Certificate") or will remain in the custody of the Trustee.

        Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only by the Depositary to its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor.

        The Issuers understand that the Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the Depositary through Participants or indirect participants.

        Pursuant to procedures established by the Depositary (i) upon deposit of the Global Certificate, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Certificate and (ii) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interest on the Depository's participants), the Depository's Participants and the Depository's indirect participants.

        The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer interests in the Global Certificate will be limited to such extent.

        So long as the nominee of the Depositary is the registered owner of the Global Certificate, such nominee will be considered the sole owner or holder of the Exchange Notes for all purposes under the Indenture. Except as provided below, the owners of interests in the Global Certificate will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. As a result, the ability of a person having a beneficial interest in Exchange Notes represented by the Global Certificate to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect to such interest may be affected by the lack of a physical certificate evidencing such interest.

        Neither the Issuers, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such interests.

        Principal and interest payments on the Global Certificate registered in the name of the Depository's nominee will be made by the Issuers or through a paying agent to the Depository's nominee as the registered owner of the Global Certificate. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the Exchange Notes are registered as the owners of such Exchange Notes for the purpose of receiving payments of principal and interest on such Exchange Notes and for all other purposes whatsoever. Therefore, neither the Issuers, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Exchange Notes to owners of interests in the Global Certificate. The Depositary has advised the Issuers and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the account of the Participants with payments in amounts proportionate to their respective holdings in principal amount of interests in the Global Certificate as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of interests in the Global Certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants or indirect participants.

        If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuers within 90 calendar days, the Issuers will issue Exchange Notes in certificated form in exchange for the Global Certificate. In addition, the Issuers may at any time determine not to have the Exchange Notes represented by a Global Certificate, and, in such event, will issue Exchange Notes in certificated form in exchange for the Global Certificate. In either instance, an owner of an interest in the Global Certificate would be entitled to physical delivery of such Exchange Notes in certificated form. Exchange Notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only.

        Neither the Issuers nor the Trustee shall be liable for any delay by the Depositary or its nominee in identifying the beneficial owners or the related Exchange Notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary or its nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).


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


                              AVAILABLE INFORMATION

        The Issuers have filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Issuers and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

        The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such material filed by the Company with the Commission may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. . Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Stock of the Company is quoted on The Nasdaq National Market under the symbol "AXAS" and such reports, proxy and information statements and other information concerning the Company are available at the offices of The Nasdaq National Market located at 1735 K Street, N.W., Washington, D.C. 20006.

        In the event that the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Issuers have agreed that, so long as the Series B Notes, the Series C Notes or the Exchange Notes remain outstanding, they will file with the Commission and distribute to holders of the Series B Notes, Series C Notes or Exchange Notes, as applicable, copies of the financial information that would have been contained in annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that the Company would have been required to file with the Commission pursuant to the Exchange Act. Such financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year. The Company will also make such reports available to prospective purchasers of the Series B Notes, Series C Notes or Exchange Notes, as applicable, securities analysts and broker-dealers upon their request. In addition, the Issuers have agreed that for so long as any of the Series B Notes, Series C Notes or Exchange Notes remain outstanding they will make available to any prospective purchaser of the Series B Notes, Series C Notes or Exchange Notes or beneficial owner of the Series B Notes, Series C Notes or Exchange Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Issuers have either exchanged the Series B Notes, Series C Notes or Exchange Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Series B Notes, Series C Notes or Exchange Notes pursuant to an effective registration statement filed by the Issuers.

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



           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

        Canadian Abraxas is an Alberta corporation, certain of its officers and directors may be residents of various jurisdictions outside the United States and its Canadian counsel, Osler, Hoskin & Harcourtt, are residents of Canada. All or a substantial portion of the assets of Canadian Abraxas and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. Notwithstanding the foregoing, Canadian Abraxas has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Chris
E. Williford, c/o Abraxas Petroleum Corporation, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, Canadian Abraxas' United States agent appointed for that purpose. Canadian Abraxas has been advised by its Canadian counsel, Osler, Hoskin & Harcourt, that there is doubt as to the enforceability in Canada against Canadian Abraxas or against any of its directors, controlling persons, officers or experts who are not residents of the United States, in original actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

                                  LEGAL MATTERS

        Certain legal matters related to the Notes offered hereby are being passed upon for the Company by Cox & Smith Incorporated, San Antonio, Texas and for Canadian Abraxas by Osler, Hoskin & Harcourt, Barristers and Solicitors, Calgary, Alberta.

                                     EXPERTS

        The consolidated financial statements of Abraxas Petroleum Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of CGGS Canadian Gas Gathering Systems Inc. for the years ended October 31, 1996 and 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG, Chartered Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The historical reserve information prepared by DeGolyer and MacNaughton and McDaniel & Associates Consultants Ltd. included in this Prospectus and the Registration Statement has been included herein in reliance upon the authority of such firms as experts with respect to matters contained in such reserve reports.

                                GLOSSARY OF TERMS

        Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or NGLs.

        The following definitions shall apply to the technical terms used in this Prospectus.

        "Bbl" means barrel or barrels.

        "Bblpd" means barrels per day.

        "Bcf" means billion cubic feet.

        "BOE" means barrel of crude oil equivalent.

        "DD&A" means depletion, depreciation and amortization.

        "Developed acreage" means acreage which consists of acres spaced or assignable to productive wells.

        "Development well" means a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved crude oil or natural gas reserves.

        "Dry hole" means an exploratory or development well found to be incapable of producing either crude oil or gas in sufficient quantities to justify completion as a crude oil or natural gas well.

        "Exploratory well" means a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

        "Finding cost", expressed in dollars per BOE, is calculated by dividing the amount of total exploration and development capital expenditures (excluding any amortization with respect to deferred financing fees) by the amount of proved reserves added during the same period (including the effect on proved reserves of reserve revisions).

        "G&A" means general and administrative.

        "Gross" natural gas and crude oil wells or "gross" wells or acres is the number of wells or acres in which the Company has an interest.

        "LOE" means lease operating expenses and production taxes.

        "MBbl" means thousand barrels.

        "MBOE" means thousand barrels of crude oil equivalent.

        "Mcf" means thousand cubic feet.

        "Mcfpd" means thousand cubic feet per day.

        "MMBbls" means million barrels of crude oil.

        "MMBOE" means million barrels of crude oil equivalent.

        "MMBTU" means million British Thermal Units.

        "MMcf" means million cubic feet.

        "MMcfpd" means million cubic feet per day.

        "Net" natural gas and crude oil wells or "net" acres are determined by multiplying "gross" wells or acres by the Company's working interest in such wells or acres.

        "NGL" means natural gas liquid.

        "PV-10" means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the Securities and Exchange Commission.

        "Production costs" means lease operating expenses and taxes on natural gas and crude oil production.

        "Productive wells" mean producing wells and wells capable of production.

        "Proved developed reserves" includes only those proved reserves expected to be recovered from existing completion intervals in existing wells and those reserves that exist behind the casing of existing wells when the cost of making such reserves available for production is relatively small compared to the cost of a new well.

        "Proved reserves" or "reserves" means natural gas and crude oil, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

        "Proved undeveloped reserves" includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

        "Service Well" is a well used for water injection in secondary recovery projects or for the disposal of produced water.

        "Undeveloped acreage" means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas, regardless whether or not such acreage contains proved reserves.

                          INDEX TO FINANCIAL STATEMENTS

                                                                    Page
Abraxas Petroleum Corporation and Subsidiaries

Report of Independent  Auditors                                      F-2
Consolidated  Balance Sheets at December 31,1996 and 1997            F-3
Consolidated  Statements of Operations for the years ended
  December 31, 1995, 1996, and 1997                                  F-5
Consolidated Statements of Stockholders' Equity for the years
 ended December 31, 1995, 1996, and 1997                             F-7
Consolidated Statements of Cash Flows for the years ended
 December 31, 1995, 1996 and 1997                                    F-10
Notes to Consolidated Financial Statements                           F-12
Supplemental Information Relating to Oil and Gas
 Producing Companies                                                 F-35

CGGS Canadian Gas Gathering Systems Inc.

Auditors' Report to the Directors                                    F-42
Statements of Earnings (Loss) for the years ended
 October 31, 1995 and 1996                                           F-43
Statements of Changes in Financial Position for the years
 ended October 31, 1995 and 1996                                     F-44
Notes to Financial Statements                                        F-45

                         Report of Independent Auditors



The Board of Directors and Stockholders
Abraxas Petroleum Corporation

      We have audited the accompanying consolidated balance sheets of Abraxas Petroleum Corporation and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abraxas Petroleum Corporation and Subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                          ERNST & YOUNG LLP

San Antonio, Texas
March 17, 1998



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                     December 31
                                              --------------------------
                                                  1996         1997
                                              --------------------------
                                                     (In thousands)


Current assets:
 Cash .................................         $   8,290    $   2,836
  Accounts receivable, less allowance
   for doubtful accounts:
     Joint owners ......................            1,601        2,149
     Oil and gas production sales ......           11,400       11,194
     Affiliates, officers, and
      stockholders .....................               94           42
     Other .............................            1,289        1,217
                                              -------------  -----------
                                                   14,384       14,602

  Equipment inventory ..................              451          367
  Other current assets .................              187          508
                                              -------------  -----------
   Total current assets ................           23,312       18,313

Property and equipment..................          310,043      385,442
Less accumulated depreciation,                     38,653       74,597
  depletion, and amortization ..........
                                              -------------  -----------
  Net property and equipment based on
    the full cost method of accounting
    for oil and gas properties of which
    $37,268 and $11,519 at December 31,
    1996 and 1997, respectively, were
    excluded from amortization .........          271,390      310,845
Deferred financing fees, net of
  accumulated amortization of $280 and
  $1,540 at December 31, 1996 and 1997,
  respectively .........................            9,335        8,072
Restricted cash ........................               90           40
Other assets ...........................              715        1,258
                                              =============  ==========
  Total assets .........................        $ 304,842    $ 338,528
                                              =============  ==========




                             See accompanying notes.



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                     December 31
                                              --------------------------
                                                  1996         1997
                                              --------------------------
                                                    (In thousands)
Current liabilities:
  Accounts payable .......................      $   9,960    $  17,120
  Oil and gas production payable .........          2,378        2,819
  Accrued interest .......................          3,206        4,622
  Income taxes payable ...................            145          164
  Other accrued expenses .................          1,132        2,732
  Payable to affiliates ..................             58            -
                                              -------------  -----------
   Total current liabilities .............         16,879       27,457

Long-term debt:
  Senior notes ...........................        215,000      215,000
  Credit facility ........................              -       31,500
  Other...................................             32        2,117
                                              -------------  -----------
                                                  215,032      248,617

Other long-term obligations ..............             87            -
Deferred income taxes ....................         32,928       27,751
Minority interest in foreign subsidiary ..          2,157        4,813
Future site restoration  .................          2,103        3,077

Commitments and contingencies

Stockholders' equity:
  Convertible preferred stock 8%,
   authorized 1,000,000 shares; issued and
   outstanding 45,741 and -0- shares at
   December 31, 1996 and 1997, respectively             -            -
  Common stock, par value $.01 per
   share - authorized 50,000,000
   shares; issued 5,806,812 and
   6,422,540 shares at December 31,
   1996 and 1997, respectively .........               58           63
  Additional paid-in capital .............         50,926       51,118
  Accumulated deficit ....................        (12,517)     (19,185)
  Treasury stock, at cost, 74,711 and
   53,023 shares at December 31, 1996 and
   1997, respectively ....................           (405)        (281)
  Accumulated other comprehensive income
   (loss) ................................         (2,406)      (4,902)
                                              -------------  -----------
Total stockholders' equity ...............         35,656       26,813
                                              -------------  -----------
   Total liabilities and stockholders'
     equity ..............................      $ 304,842    $ 338,528
                                              =============  ===========



                                  See accompanying notes.




                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                         Year Ended December 31
                                ----------------------------------------
                                    1995          1996         1997
                                ------------- --------------------------
                                 (In thousands except per share data)
Revenue:
  Oil and gas production
   revenues .................     $  13,660     $  25,749    $  65,826
  Gas processing revenues ...             -           600        3,568
  Rig revenues ..............           108           139          334
  Other  ....................            49           165        1,203
                                 -----------   -----------   -----------
                                     13,817        26,653       70,931

Operating costs and expenses:
  Lease operating and
   production taxes .........         4,333         5,858       14,881
  Gas processing costs ......             -           262        1,252
  Depreciation, depletion, and
   amortization .............         5,434         9,605       30,581
  Rig operations ............           125           169          296
  Proved property impairment              -             -        4,600
  General and administrative          1,042         1,933        4,171
                                 -----------   -----------   -----------
                                     10,934        17,827       55,781
                                 -----------   -----------   -----------
Operating income.............         2,883         8,826       15,150

Other (income) expense:
  Interest income ...........           (34)         (254)        (320)
  Amortization of deferred
   financing fee ............           214           280        1,260
  Interest expense ..........         3,911         6,241       24,620
  Other expense (income).....             -           373         (369)
                                 -----------   -----------   -----------
                                      4,091         6,640       25,191
                                 -----------   -----------   -----------
Income (loss) before taxes and
  extraordinary item ........        (1,208)        2,186      (10,041)
Income tax expense (benefit):
  Current ...................             -           176          244
  Deferred ..................             -             -       (4,135)
Minority interest in income of
  consolidated foreign
  subsidiary ................             -            70          335
                                  -----------   -----------   -----------
Income (loss) before
  extraordinary item ........        (1,208)        1,940       (6,485)



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)


                                        Year Ended December 31
                                ----------------------------------------
                                    1995          1996         1997
                                ------------- --------------------------
                                 (In thousands except per share data)
Extraordinary item:
  Debt extinguishment costs       $       -     $    (427)   $       -
                                  -----------   -----------   -----------
Net income (loss) .........          (1,208)        1,513       (6,485)
Less dividend requirement
  on cumulative preferred
  stock ...................            (366)         (366)        (183)
                                  -----------   -----------   -----------
Net income (loss)
  applicable to common
  stock ...................       $  (1,574)    $   1,147    $  (6,668)
                                  ===========   ===========   ===========

Earnings (loss) per common share:
   Income (loss) before
     extraordinary item ....      $     (.34)   $      .27   $    (1.11)
   Extraordinary item ......              -           (.07)          -
                                  -----------   -----------   -----------
  Net income (loss) per
   common share .............     $     (.34)   $      .20   $    (1.11)
                                   ===========   ===========   ===========
Earnings (loss) per common
 share - assuming dilution:
   Income (loss) before
     extraordinary item ....      $     (.34)   $      .23   $    (1.11)
   Extraordinary item ......              -           (.06)          -
                                  -----------   -----------   -----------
  Net income (loss) per
   common share - assuming
   dilution .................     $     (.34)   $      .17   $    (1.11)
                                  ===========   ===========   ===========






                             See accompanying notes.




                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands except share amounts)


                                                                                                Accumulated
                        Convertible                                                                Other
                      Preferred Stock   Common Stock    Treasury Stock  Additional              Comprehensive
                     ---------------- ---------------- ----------------  Paid-In    Accumulated    Income
                     Shares   Amount   Shares   Amount  Shares  Amount    Capital     Deficit      (Loss)      Total
                     ----------------------------------------------------------- ------------------------------------

Balance at
  December 31, 1994  45,741  $ 4,573  4,461,890  $  45     -   $   -   $36,217     $(12,090)      $ (244)    $28,501
  Comprehensive
    income (loss):
   Net loss .......       -      -           -      -      -       -         -       (1,208)        -        (1,208)
                                                                                                           ----------
  Comprehensive
    income (loss)                                                                                            (1,208)
  Issuance of
    common stock
    for
    compensation ..       -      -        7,872      -      -       -        74           -         -            74
  Issuance of
    common stock ..       -      -    1,330,000     13      -       -    10,050           -         -        10,063
  Treasury stock
    purchased, net        -      -           -       -  2,571      (1)        -           -         -            (1)
  Changes in
    preferred
    stock par
    value .........       -   (4,573)        -       -      -       -     4,573           -         -           -
  Dividend on
    preferred
    stock .........       -      -           -       -      -       -         -        (366)        -          (366)
                     ----------------------------------------------------------- -----------------------------------
Balance at
  December 31, 1995  45,741      -    5,799,762     58  2,571      (1)   50,914      (13,664)     $ (244)    37,063
  Comprehensive
    income (loss):
   Net income .....       -      -           -       -      -       -         -        1,513        -         1,513
   Other
     comprehensive
     income:
     Change in
      unrealized
      holding loss
      on
      securities ..       -      -           -      -       -       -         -          -           244        244
     Foreign
      currency
      translation
      adjustment ..       -      -           -      -       -       -         -          -       (2,406)     (2,406)
                                                                                                          ----------
  Comprehensive                                                                                                (649)
    income (loss)
  Issuance of
    common stock
    for
    compensation ..       -      -        5,050     -  (2,500)      1        41          -          -            42
  Expenses paid
    related to
    private
    placement
    offering ......       -      -           -      -      -        -       (42)         -          -           (42)
  Options
    exercised .....       -      -        2,000     -      -        -        13          -          -            13





                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (continued)
                       (In thousands except share amounts)

                                                                                                Accumulated
                        Convertible                                                                Other
                      Preferred Stock   Common Stock    Treasury Stock  Additional              Comprehensive
                     ---------------- ---------------- ----------------  Paid-In    Accumulated    Income
                     Shares   Amount   Shares   Amount  Shares  Amount    Capital     Deficit      (Loss)      Total
                     ----------------------------------------------------------- ------------------------------------
 Treasury stock
    purchased .....       -      -           -      -  74,640    (405)        -          -          -          (405)
    purchased .....
  Dividend on
    preferred
    stock .........       -      -           -      -      -        -         -         (366)       -          (366)
                     -----------------------------------------------------------------------------------------------
Balance at
 December 31, 1996   45,741      -    5,806,812   58   74,711    (405)   50,926      (12,517)    (2,406)     35,656
  Comprehensive
    income (loss):
   Net loss .......       -      -           -      -      -       -         -        (6,485)        -       (6,485)
   Other
     comprehensive
     income:
     Foreign
      currency
      translation
      adjustment ..       -      -           -      -      -       -         -          -        (2,496)     (2,496)
                                                                                                          ----------
  Comprehensive
    income (loss)..                                                                                          (8,981)


 Issuance of
    common stock
    for
    compensation ..   -       $  -      7,735  $   -   (21,688) $  124   $   186    $              $    -    $   310
  Conversion of
    preferred
    stock into
    common stock ..  (45,741)    -    508,183      5      -       -           (5)         -             -          -
  Options
    exercised .....   -          -      2,000      -      -       -           11          -             -         11
  Dividend on
    preferred
    stock .........   -          -          -      -      -       -          -          (183)           -       (183)
  Warrants
    exercised .....   -          -     97,810      -      -       -          -            -             -          -
    exercised .....
                     ------------------------------------------------------------------------------------------------

Balance at
 December 31, 1997    -       $  -  6,422,540  $  63    53,023  $ (281)   51,118    $(19,185)      $(4,902)  $26,813
                     ================================================================================================

                             See accompanying notes.


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                       Year Ended December 31
                                             -----------------------------------------
                                                    1995          1996          1997
                                             ------------- ------------- -------------
                                              (In thousands)
Operating Activities
Net income (loss) .............................   $  (1,208)   $   1,513    $  (6,485)
Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
   Minority interest in
     income of foreign
     subsidiary ...............................        --             70          335
   Depreciation, depletion,
     and amortization .........................       5,434        9,605       30,581
   Proved property impairment .................        --           --          4,600
   Deferred income tax benefit ................        --           --         (4,135)

   Amortization of deferred
     financing fees ...........................         214          280        1,260
   Issuance of common stock
     for compensation .........................          74           42          310
   Loss on marketable
     securities ...............................        --            235         --
   Net loss from debt
     restructurings ...........................        --            427         --
   Changes in operating assets and liabilities:
      Accounts receivable .....................        (807)      (6,013)        (444)
      Equipment inventory .....................         (29)         (82)          76
      Other assets ............................           2         (133)        (325)
      Accounts payable and
        accrued expenses ......................         (79)       7,009       10,402
      Oil and gas production
        payable ...............................         919          591          466
                                                  ---------    ---------    ---------
Net cash provided by ..........................       4,520       13,544       36,641
  operating activities

Investing Activities
Capital expenditures,
  including purchases
  and development of
  properties ..................................     (12,330)     (87,793)     (84,111)
Payment for purchase of  CGGS,
  net of cash acquired ........................        --        (85,362)        --
Proceeds from sale of oil
  and gas properties and equipment
  inventory ...................................       2,556          242        9,606
Purchase of interest in real
  estate partnership ..........................        (311)        --           --
Proceeds from sale of
  marketable securities .......................        --            335         --
                                                  ---------    ---------    ---------
Net cash used in investing
  activities ..................................     (10,085)    (172,578)     (74,505)







                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                             Year Ended December 31
                                                   ----------------------------------------
                                                        1995          1996          1997
                                                   ----------------------------------------
                                                                (In thousands)

Financing Activities
Preferred stock dividends ........................   $    (366)   $    (366)   $    (183)
Issuance of common stock, net
  of expenses ....................................      10,063          (29)          11
Purchase of treasury stock, net ..................          (1)        (405)        --
Proceeds from long-term borrowings ...............       5,950      305,400       33,620
Payments on long-term borrowing ..................      (5,646)    (131,969)        --

Deferred financing fees ..........................        (186)      (9,688)        (123)
Other ............................................        --             87         --
                                                      ----------  -----------  -----------
Net cash provided by
  financing activities ...........................       9,814      163,030       33,325
Effect of exchange rate
  changes on cash ................................        --           --           (965)
                                                      ----------  -----------  -----------
Increase (decrease) in cash ......................       4,249        3,996       (5,504)
Cash at beginning of year ........................         135        4,384        8,380
                                                      ----------  -----------  -----------
Cash at end of year,
  including restricted cash ......................   $   4,384    $   8,380    $   2,876
                                                      ==========  ===========  ===========

Supplemental Disclosures
Supplemental disclosures of cash flow information:
   Interest paid .................................   $   3,884    $   3,863    $  24,170
                                                      ==========  ===========  ===========


Supplemental schedule of noncash investing and financing activities:
   During 1996, the Company  purchased all of the capital stock of CGGS Canadian
     Gas Gathering Systems, Inc. for $85,362,000, net of cash acquired. In conjunction with the acquisition, liabilities assumed were as follows (in thousands):
      Fair value of assets acquired .......................   $ 123,970
      Cash paid for the capital stock .....................     (85,362)
                                                            -------------
      Liabilities assumed .................................   $  38,608
                                                            =============


   During 1997, the Company's subsidiary, Cascade Oil & Gas Ltd. acquired certain crude oil and gas producing properties through the issuance of its common shares and special warrants valued at approximately$3,700,000.


                             See accompanying notes.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1995, 1996, and 1997


1.  Organization and Significant Accounting Policies

Nature of Operations

      Abraxas Petroleum Corporation (the Company or Abraxas) is an independent energy company engaged in the exploration for and the acquisition, development, and production of crude oil and natural gas primarily along the Texas Gulf Coast, in the Permian Basin of western Texas, and in Canada and Wyoming, and the processing of natural gas primarily in Canada. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that it is reasonably possible that estimates of proved crude oil and natural gas revenues could significantly change in the future.

Concentration of Credit Risk

      Financial instruments which potentially expose the Company to credit risk consist principally of trade receivables, interest rate and crude oil and natural gas price swap agreements. Accounts receivable are generally from companies with significant oil and gas marketing activities. The Company performs ongoing credit evaluations and, generally, requires no collateral from its customers. For further information regarding the Company's swap arrangements, see Notes 4 and 15.

Equipment Inventory

      Equipment inventory consists of casing, tubing, and compressing equipment and is carried at the lower of cost or market.

Oil and Gas Properties

      The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. The Company does not capitalize internal costs. Depreciation, depletion, and amortization (DD&A) of capitalized crude oil and natural gas properties and estimated future development costs, excluding unevaluated, unproved properties, are based on the unit-of-production method based on proved reserves. Net capitalized costs of crude oil and natural gas properties, less related deferred taxes, are limited, by country, to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. Excess costs are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

      Unevaluated properties not currently being amortized included in oil and gas properties were approximately $37,268,000 and $11,519,000 at December 31, 1996 and 1997, respectively. The properties represented by these costs were undergoing exploration activities or are properties on which the Company intends to commence activities in the future. The Company believes that the unevaluated properties at December 31, 1997 will be substantially evaluated in six to thirty-six months and it will begin to amortize these costs at such time.

Other Property and Equipment

      Other property and equipment are recorded on the basis of cost. Depreciation of processing facilities and other property and equipment is provided over the estimated useful lives using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

Hedging

      The Company periodically enters into derivative contracts to hedge the risk of future crude oil and natural gas fluctuations. Such contracts may either fix or support crude oil and natural gas prices or limit the impact of price fluctuations with respect to the Company's sales of crude oil and natural gas. Gains and losses on such hedging activities are recognized in oil and gas production revenues when hedged production is sold.

Stock-Based Compensation

      Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock (see Note 6).

Foreign Currency Translation

      The functional currency for the Company's Canadian operations is the Canadian dollar. The Company translates the functional currency into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted average rate for the period on the statement of operations. Translation adjustments are reflected as Accumulated Other Comprehensive Income in Stockholders' Equity.

Fair Value of Financial Instruments

      The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments is different from the book value. The Company assumes the book value of those financial instruments that are classified as current approximates fair value because of the short maturity of these instruments. For noncurrent financial instruments, the Company uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments.

Restoration, Removal and Environmental Liabilities

      The estimated costs of restoration and removal of major processing facilities are accrued on a straight-line basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.

Revenue Recognition

      The Company recognizes crude oil and natural gas revenue from its interest in producing wells as crude oil and natural gas is sold from those wells net of royalties. Revenue from the processing of natural gas is recognized in the period the service is performed.

Deferred Financing Fees

      Deferred financing fees are being amortized on a level yield basis over the term of the related debt.

Federal Income Taxes

      The Company records income taxes under Financial Accounting Standards Board Statement No. 109 using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings per Share

      In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share. Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Earnings per share amounts for all periods have been restated to conform to the requirements of Statement 128.

Comprehensive Income

      During 1997, the Company adopted Statement No. 130, Reporting Comprehensive Income. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or stockholders' equity. Statement No. 130 requires unrealized gains or losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement No. 130.

Impact of Statement of Financial Accounting Standards No. 131

      Also in June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement No. 131 establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. This Statement requires that financial information be reported on the basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Statement No. 131 will become effective in 1998.

Reclassifications

      Certain balances for 1995 and 1996 have been reclassified for comparative purposes.

2.  Acquisitions and Divestitures

Pacalta Properties Acquisition

      In October 1997, Canadian Abraxas Petroleum Limited (Canadian Abraxas), a wholly owned subsidiary of the Company, and Cascade Oil and Gas Ltd. (Cascade) completed the acquisition of the Canadian assets of Pacalta Resources Ltd. (Pacalta Properties) for approximately $14,000,000 (CDN$20,000,000) in cash and four million Cascade special warrants valued at approximately $1,375,000. Canadian Abraxas acquired an approximate 92% interest in the Pacalta Properties, and Cascade acquired an approximate 8% interest. Cascade has the opportunity to acquire the Canadian Abraxas' ownership upon arranging satisfactory financing in the future. The Cascade special warrants are exchangeable into an equal number of Cascade common shares.

      The acquisition was accounted for as a purchase, and the purchase price was allocated to the crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through an advance from the Company with funds which were obtained through borrowings under the Company's Credit Facility. Revenues and expenses from the Pacalta Properties have been included in the consolidated financial statements since October 1997.

Pennant Acquisition

      In September 1997, Cascade acquired all the common shares if Pennant Petroleum Ltd. in exchange for the issuance of 7,585,000 common shares of Cascade valued at approximately $2,278,000. The acquisition was accounted for as a purchase and the purchase price was allocated to the crude oil and natural gas properties based on the fair values of the properties acquired. Revenues and expenses from Pennant have been included in the consolidated financial statements since October 1997.

Wyoming Properties Acquisition

      On September 30, 1996, the Company acquired interests in certain producing crude oil and natural gas properties located in the Wamsutter area of southwestern Wyoming (the Wyoming Properties) from Enserch Exploration, Inc. The initially agreed to purchase price of $47,500,000 was adjusted to $45,122,000 to reflect adjustments of net production revenue which accrued to the Company from April 1, 1996, the effective date, until closing, net of interest owed by the Company for the same period and transaction costs. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through borrowings under the Company's bridge facility referred to in Note 4. Revenues and expenses from the Wyoming Properties have been included in the consolidated financial statements since September 30, 1996.

CGGS Acquisition

      On November 14, 1996, the Company, through its wholly owned subsidiary, Canadian Abraxas purchased 100% of the outstanding capital stock of CGGS Canadian Gas Gathering Systems Inc. (CGGS) for approximately $85,500,000, net of the CGGS cash acquired and including transaction costs. CGGS owns producing oil and gas properties in western Canada and adjacent processing facilities as well as undeveloped leasehold properties. Immediately after the purchase, CGGS was merged with and into Canadian Abraxas. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets and liabilities based on estimated fair values. The transaction was financed by a portion of the proceeds from the offering of $215,000,000 of Notes referred to in Note 4. Revenues and expenses from Canadian Abraxas have been included in the consolidated financial statements since November 14, 1996.

Grey Wolf Acquisition

      In January 1996, the Company made a $3,000,000 investment in Grey Wolf Exploration Ltd. (Grey Wolf), a privately-held Canadian corporation, which, in turn, invested these proceeds in newly-issued shares of Cascade, an Alberta, Canada corporation whose common shares are traded on The Alberta Stock Exchange. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets and liabilities based on the fair values. Revenues and expenses have been included in the consolidated financial statements since January 1996. During 1997, Cascade acquired 100% of the common stock of Grey Wolf in exchange for the issuance of additional Cascade common shares to the Grey Wolf shareholders and the cancellation of the common shares of Cascade held by Grey Wolf. This transaction resulted in the share ownership of Cascade previously held by Grey Wolf being passed to the Grey Wolf shareholders, and Grey Wolf was merged into Cascade.

Portilla and Happy Fields Acquisition

      In March 1996, the Company sold all of its interest in its Portilla and Happy Fields to an unrelated purchaser (Purchaser or Limited Partner). Simultaneously with this sale, the Limited Partner also acquired the 50% overriding royalty interest in the Portilla Field owned by the Commingled Pension Trust Fund Petroleum II, the trustee of which is Morgan Guaranty Trust Company of New York (Pension Fund). In connection with the purchase of both the Company's interest in the Portilla and Happy Fields and the Pension Fund's interest in the Portilla Field (together, the Portilla and Happy Properties), the Limited Partner obtained a loan (Bank Loan) secured by the Properties and contributed the Properties to Portilla-1996, L.P., a Texas limited partnership (Partnership). A subsidiary of the Company, Portilla-Happy Corporation
(Portilla-Happy), was the general partner of the Partnership. The aggregate purchase price received by the Company was $17,600,000, of which $2,000,000 was used to purchase a minority interest in the Partnership.

      On November 14, 1996, the Company closed an agreement with the Limited Partner and certain noteholders (Noteholders) of the Partnership, pursuant to which the Company obtained the Limited Partner's interest in the Partnership and the Noteholders' notes in the aggregate principal amount of $5,920,000 (Notes), resulting in the Company's owning, on a consolidated basis, all of the equity interests in the Partnership. The aggregate consideration paid to the Limited Partner and the Noteholders was $6,961,000. The Company also paid off the Bank Loan which had an outstanding principal balance of approximately $20,051,000, and assumed a crude oil and natural gas price swap agreement (see Note 15).

      As a result of obtaining the Limited Partner's interest in the Partnership, the Company reacquired those interests in the Portilla and Happy Fields which it previously owned, as well as the interest in the Portilla Field previously owned by the Pension Fund. The Company has included in its balance sheet the amount previously removed from oil and gas properties in connection with the sale of its interest in the Portilla and Happy Fields during the quarter ended March 31, 1996, as well as the amount of the purchase price paid for the Pension Fund's interest in the Portilla Field, and all development drilling expenditures incurred on the properties, less the amount of DD&A related to the properties from the formation of the Partnership through the closing of the transaction. The purchase was financed by a portion of the proceeds from the offering of the Notes referred to in Note 4. The Company recorded its share of the net loss of the Partnership from March 1996 to November 1996 of $513,000. The Company also assumed and wrote off the remaining deferred financing fees and organization costs of the Partnership. Gross revenues and expenses from both the Company's original interest in the Portilla and Happy Fields as well as the interest in the Portilla Field previously owned by the Pension Fund have been included in the consolidated financial statements since November 14, 1996.

East White Point and Stedman Island Fields Acquisition

      In November 1996, the Company obtained a release of the 50% overriding royalty interest in the East White Point Field in San Patricia County, Texas and the Stedman Island Field in Nueces County, Texas from the Pension Fund for $9,271,000 before adjustment for accrual of net revenue to closing. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through proceeds of the sale of the Notes referred to in Note 4. Revenues and expenses from these properties have been included in the consolidated financial statements since November 1, 1996. The Company recorded the net purchase price of approximately $9,271,000 to its oil and gas properties.

Miscellaneous Working Interests

      During 1996, the Company also acquired additional working interests in certain producing crude oil and natural gas properties in which the Company had existing working interest ownership. The net purchase price amounted to approximately $1,221,000. Revenues and expenses have been included in the consolidated financial statement from the date of purchase.

Texas Gulf Coast Properties Acquisition

      In October 1995, the Company acquired additional working interests in certain producing crude oil and natural gas properties in which the Company had an existing working interest ownership. The net purchase price to Abraxas amounted to approximately $635,000. Revenues and expenses have been included in the consolidated financial statements since October 1, 1995.

      The condensed pro forma financial information for the periods presented below summarize on an unaudited pro forma basis approximate results of the Company's consolidated operations for the years ended December 31, 1995 and 1996 assuming the acquisitions of the Wyoming Properties, CGGS, Grey Wolf, the Portilla and Happy Properties, and the East White Point and Stedman Island Fields occurred at January 1, 1995. The pro forma information does not necessarily represent what the actual consolidated results would have been for these periods and is not intended to be indicative of future results.

                                                       December 31
                                                 -------------------------
                                                    1995        1996
                                                 ------------------------
                                                  (In thousands except
                                                     per share data)
                                                       (Unaudited)

   Revenues ...............................        $ 46,132   $60,077
                                                   =========  =========

   Income (loss) before extraordinary item         $(16,430)  $(6,665)
                                                   =========  =========

   Net income (loss) ......................        $(16,430)  $(7,092)
                                                   =========  =========

   Income (loss) per common share:
     Before extraordinary item ............        $ (3.54)   $  (.98)
     Net income (loss) ....................        $ (3.54)   $ (1.04)

Divestiture

      In July 1995, the Company sold its C.S. Dean Unit for approximately $2,550,000. In January 1997, the Company sold its interest in its crude oil and natural gas processing properties in the Hoole area in Alberta, Canada for net proceeds of approximately $8,700,000 which was credited to the Canadian full cost pool.

3.  Property and Equipment

      The major components of property and equipment, at cost, are as follows:

                                      Estimated
                                      Useful         1996        1997
                                         Life
                                      ----------- ----------- -----------
                                        Years         (In thousands)

   Land, buildings, and improvements      15       $    269    $    291
   Crude oil and natural gas
     properties ....................       -        268,358     344,199
   Natural gas processing plants ...      18         40,100      39,113
   Equipment and other .............       7          1,316       1,839
                                                  ----------  -----------
                                                   $310,043   $385,442
                                                  ==========  ===========

4.  Long-Term Debt

      Long-term debt consists of the following:

                                                       December 31
                                                     1996        1997
                                                  ----------- -----------
                                 (In thousands)


   11.5% Senior Notes due 2004, Series B (see
     below). ...............................       $215,000    $215,000
   Credit facility due to Bankers Trust
     Company, ING
     Capital and Union Bank of California (see
     below). ...............................              -      31,500
   Credit facility due to a Canadian bank,
     providing for borrowings to
     approximately $2,800,000 at the
     bank's prime rate plus .25%, 5.5% at
     December 31, 1997.....................               -       2,096
   Other ...................................             32          21
                                                  ----------- -----------
                                                    215,032     248,617
   Less current maturities .................              -           -
                                                  ----------- -----------
                                                   $215,032    $248,617
                                                  =========== ===========

      On November 14, 1996, the Company and Canadian Abraxas completed the sale of $215,000,000 aggregate principal amount of Senior Notes due November 1, 2004 (Notes). In January 1997, the Notes were exchanged for Series B Notes, which have been registered under the Securities Act of 1933 (Series B Notes). The form and terms of the Series B Notes are the same as the Notes issued on November 14, 1996. Interest at 11.5% is payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 1997. The Series B Notes are general unsecured obligations of the Company and Canadian Abraxas and rank pari passu in right of payment to all future subordinated indebtedness of the Company and Canadian Abraxas. The Series B Notes are, however, effectively subordinated in right of payment to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Company and Canadian Abraxas are joint and several obligors on the Series B Notes. The Series B Notes are redeemable, in whole or in part, at the option of the Company and Canadian Abraxas on or after November 1, 2000, at the redemption price of 105.75% through October 31, 2001, 102.87% through October 31, 2002 and 100.00%
thereafter plus accrued interest. In addition, any time on or prior to November 1, 1999, the Company and Canadian Abraxas may redeem up to 35% of the aggregate principal amount of the Series B Notes originally issued with the cash proceeds of one or more equity offerings at a redemption price of 111.5% of the aggregate principal amount of the Series B Notes to be redeemed plus accrued interest, provided, however, that after giving effect to such redemption, at least $139,750,000 aggregate principal amount of Series B Notes remains outstanding. The Series B Notes were issued under the terms of an Indenture dated November 14, 1996 that contains, among others, certain covenants which generally limit the ability of the Company to incur additional indebtedness other than specific indebtedness permitted under the Indenture, including the Credit Facility discussed below, provided however, if no event of default is continuing, the Company may incur indebtedness if after giving pro forma effect to the incurrence of such debt both the Company's consolidated earnings before interest, taxes, depletion and amortization (EBITDA) coverage ratio would be greater than 2.25 to 1.0 if prior to November 1, 1997, and at least equal to 2.5 to 1.0 thereafter, and the Company's adjusted consolidated net tangible assets, as defined, are greater than 150% of the aggregate consolidated indebtedness of the Company or the Company's adjusted consolidated net tangible assets are greater than 200% of the aggregate consolidated indebtedness of the Company. The Indenture also contains other covenants affecting the Company's ability to pay dividends on its common stock, sell assets and incur liens.

      On September 30, 1996, the Company entered into a credit facility with Bankers Trust Company (BTCo) and ING Capital (together the Lenders), providing a bridge facility in the total amount of $90,000,000 and borrowed $85,000,000 which was used to repay all amounts due under its previous credit agreement and to finance the purchase of the Wyoming Properties.

      On November 14, 1996, the Company repaid all amounts outstanding under the bridge facility with proceeds from the offering of $215,000,000 of Notes described above and entered into an amended and restated credit agreement (Credit Facility) with the Lenders and Union Bank of California. On October 14, 1997, the Company amended the Credit Facility to provide for a revolving line of credit with an availability of $40,000,000, subject to a borrowing base condition. At December 31, 1996 and 1997, $-0- and $31,500,000 were outstanding under the Credit Facility.

      Commitments available under the Credit Facility are subject to borrowing base redeterminations to be performed semi-annually and, at the option of each of the Company and the Lenders, one additional time per year. Amounts due under the Credit Facility will be secured by the Company's oil and gas properties and plants. Any outstanding principal balance in excess of the borrowing base will be due and payable in three equal monthly payments after a borrowing base redetermination. The borrowing base will be determined in the agent's sole discretion, subject to the approval of the Lenders, based on the value of the Company's reserves as set forth in the reserve report of the Company's independent petroleum engineers, with consideration given to other assets and liabilities.

      The Credit Facility has an initial revolving term of two years and a reducing period of three years from the end of the initial two-year period. The commitment under the Credit Facility will be reduced during such reducing period by eleven equal quarterly reductions. Quarterly reductions will equal 8.2% per quarter with the remainder due at the end of the three-year reducing period.

      The applicable interest rate charged on the outstanding balance of the Credit Facility is based on a facility usage grid. If the borrowings under the Credit Facility represent an amount less than or equal to 33.3% of the available borrowing base, then the applicable interest rate charged on the outstanding balance will be either (a) an adjusted rate of the London Inter-Bank Offered Rate ("LIBOR") plus 1.25% or (b) the prime rate of the agent (which is based on the agent's published prime rate) plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 33.3% but less than 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 1.75% or (b) the prime rate of the agent plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 2.00% or (b) the prime rate of the agent plus 0.50%. LIBOR elections can be made for periods of one, three or six months. The interest rate at December 31, 1997 was 7.80%.

      The Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to (i) incur certain indebtedness or guarantee obligations, (ii) prepay other indebtedness including the Notes, (iii) make investments, loans or advances, (iv) create certain liens, (v) make certain payments, dividends and distributions, (vi) merge with or sell assets to another person or liquidate, (vii) sell or discount receivables, (viii) engage in certain intercompany transactions and transactions with affiliates, (ix) change its business, (x) experience a change of control and (xi) make amendments to its charter, by-laws and other debt instruments. In addition, under the Credit

Facility the Company is required to comply with specified financial ratios and tests, including minimum debt service coverage ratios, maximum funded debt to EBITDA tests, minimum net worth tests and minimum working capital tests. The Company is obligated to pay the Lenders on a quarterly basis a commitment fee of 0.50% per annum on the average unused portion of the commitment in effect from time to time. The Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control. As of December 31, 1997, the Company was not in compliance with the working capital and capital expenditures requirements under the Credit Facility. The Company has received a waiver of these requirements through March 31, 1998. Under the provisions of the Credit Facility, the Company is required to maintain working capital (as defined in the agreement) of at least 1.00 to 1.00. At December 31, 1997 the Company's working capital was less than the required amount, however, subsequent to December 31, 1997 the Company repaid all outstanding amounts under the Credit Facility except $100,000, which management believes will restore its working capital ratio to the required amount. Accordingly, amounts payable under the Credit Facility are classified as long-term in the accompanying balance sheet. Should crude oil prices continue to decline, a further write-down of the Company's oil and gas properties may be required (see Note 16). If such a write-down were large enough, it could result in a default in the net worth requirement under the Credit Facility.

      As part of the bridge facility, the Company entered into an interest rate swap agreement (the Swap) covering the period from September 18, 1996 to August 18, 1998. The Swap effectively changes the interest rate on $25,000,000 of floating rate debt to a fixed rate of 6.15% per annum for that time period. Net payments due under this agreement are included as adjustments to interest expense. At December 31, 1997, the fair value of this Swap, as determined by BTCo was approximately $64,000 and has been recorded as interest expense at December 31, 1997. The Company is exposed to credit loss in the event of nonperformance by the counterparty. The amount of such exposure is generally the unrealized gains in such agreement.

      In January 1998, the Company and Canadian Abraxas completed the sale of $60,000,000 aggregate principal amount of 11.5% Senior Notes due 2004, Series C (Series C Notes). The Series C Notes are general unsecured obligations of the Company and Canadian Abraxas and rank pari passu in right to all existing and future indebtedness of the Company and Canadian Abraxas and on parity with the Series B Notes and senior in right of payment to all future subordinated indebtedness of the Company and Canadian Abraxas. The Series C Senior Notes carry similar redemption provisions to the Series B Notes and are subject to the terms of the Indenture dated January 27, 1998 which is substantially similar to the Indenture governing the Series B Notes. The Company and Canadian Abraxas sold the Series C Notes at a premium of $4,050,000 which will be amortized over the life of the Series C Notes resulting in an effective rate of interest of 10.5%. The net proceeds, after deducting estimated offering costs, were $62,750,000, $33,400,000 of which was used to repay outstanding indebtedness under the Credit Facility, except for $100,000 which remained outstanding with the remainder used for general corporate purposes.

      The Company's principal source of funds to meet debt service and capital requirements is net cash flow provided by operating activities, which is sensitive to the prices the Company receives for its crude oil and natural gas. The Company periodically enters into hedge agreements to reduce its exposure to price risk in the spot market for natural gas. However, a substantial portion of the Company's production will remain subject to such price risk. Additionally, significant capital expenditures are required for drilling and development, and other equipment additions. The Company believes that cash provided by operating activities and other financing sources, including, if necessary, the sale of certain assets and additional long-term debt, will provide adequate liquidity for the Company's operations, including its capital expenditure program, for the next twelve months. No assurance, however, can be given that the Company's cash flow from operating activities will be sufficient to meet planned capital expenditures and debt service in the future. Should the Company be unable to generate sufficient cash flow from operating activities to meet its obligations and make planned capital expenditures, the Company could be forced to reduce such expenditures, sell assets or be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing would be possible or that any additional financing could be obtained.

      During 1996 and 1997, the Company capitalized $465,000 and $966,000 of interest expense, respectively.

      The fair value of the Notes was approximately $236,500,000 as of December 31, 1997. The fair values of the credit facilities approximate their carrying values as of December 31, 1997. The Company has approximately $1,800,000 of standby letters of credit and a $30,000 performance bond open at December 31, 1997. Approximately $40,000 of cash is restricted and in escrow related to certain of the letters of credit and bond.

5.  Stockholders' Equity

Common Stock

      Holders of common stock are entitled to one vote for each share and are not entitled to preemptive rights to subscribe to additional shares of common stock issued by the Company. Holders are entitled to receive dividends as may be declared by the Board of Directors, subject to the rights of holders of preferred stock and the terms of the Company's credit agreement, which restrict the payment of dividends.

      In 1994, the Board of Directors adopted a Stockholders' Rights Plan and declared a dividend of one Common Stock Purchase Right (Rights) for each share of common stock. The Rights are not initially exercisable. Subject to the Board of Directors' option to extend the period, the Rights will become exercisable and will detach from the common stock ten days after any person has become a beneficial owner of 20% or more of the common stock of the Company or has made a tender offer or exchange offer (other than certain qualifying offers) for 20% or more of the common stock of the Company.

      Once the Rights become exercisable, each Right entitles the holder, other than the acquiring person, to purchase for $20 one-half of one share of common stock of the Company having a value of four times the purchase price. The Company may redeem the Rights at any time for $.01 per Right prior to a specified period of time after a tender or exchange offer. The Rights will expire in November 2004, unless earlier exchanged or redeemed.

      In November 1995, the Company issued 1,330,000 units, each consisting of one share of common stock and one Contingent Value Right (CVR), through a private placement, resulting in net proceeds of $10,063,000. Each CVR allows the holder the right to acquire additional shares of common stock under certain circumstances. See further discussion of CVRs below. Loss per share, calculated on a supplemental basis as if the foregoing event had occurred at the beginning of 1995, would have been $(.19) for the year ended December 31, 1995. The supplemental earnings per share assumes that interest expense would have been reduced by $456,000 from the prepayment of $5,300,000 of long-term debt from the proceeds of the issuance of the units for the year ended December 31, 1995.

Contingent Value Rights

      The CVRs were issued under the CVR Agreement between the Company, the purchasers, and a rights agent. The CVR Agreement provides that, subject to adjustment as described below, the Company shall issue for each CVR on the Extended Maturity Date (November 17, 1997), a number of shares of common stock, if any, equal to (a) the Target Price ($12.50 on the Extended Maturity Date) minus the current market value divided by (b) the current market value, provided, however, that in no event shall more than 1.5 shares of common stock be issued in exchange for each CVR at the Extended Maturity Date. Such determination by the Company shall be final and binding on the Company and the holders of CVRs.

      If the median of the average prices of the common stock for the three 20-trading day periods immediately preceding the Extended Maturity Date, equals or exceeds $12.50 on the Extended Maturity Date, no shares of the common stock will be issuable with respect to the CVRs. In addition, the CVRs will terminate if the per share market value equals or exceeds the Target Price for any period of 30 consecutive trading days during the period from and after November 17, 1996 to and including November 17, 1997.

      On June 20, 1997, the CVRs expired with no issuance of additional shares under the CVR Agreement.

Convertible Preferred Stock

      In June 1994, in connection with an acquisition, 45,741 shares of the Company's Series B 8%, nonvoting cumulative convertible preferred stock with a par value of $100 were issued. The preferred shares are convertible into 508,183 shares of the Company's common stock. Preferred stock dividends during each of 1995 and 1996 amounted to $366,000 and, during 1997, amounted to $183,000. During 1995, the Company exchanged the Series B 8%, nonvoting cumulative convertible preferred stock for an equal number of shares of Series 1995-B cumulative convertible preferred stock which have a par value of $.01 per share and a stated value of $100 per share. Effective July 1, 1997, the holders of the Company's preferred stock converted all of such shares into 508,183 shares of the Company's common stock. The Board of Directors of the Company is authorized to approve the issuance of one or more classes or series of preferred stock without further authorization of the Company's stockholders.

Treasury Stock

      In March 1996, the Board of Directors authorized the purchase in the open market of up to 500,000 shares of the Company's outstanding common stock, the aggregate purchase price not to exceed $3,500,000.

      During the year ended December 31, 1996, the Company purchased 74,640 shares of its common stock at a cost of $405,000, which were recorded as treasury stock. No shares were purchased during 1997.

6.  Stock Option Plans and Warrants

Stock Options

      The Company grants options to its officers, directors, and key employees under its 1984 Incentive Stock Option Plan, Non-Qualified Stock Option Plan, Key Contributor Stock Option Plan, Long-Term Incentive Plan, and Director Stock Option Plan.

      The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      The Company's various stock option plans have authorized the grant of options to management and directors personnel for up to approximately 1,395,000 shares of the Company's common stock. All options granted have ten year terms and vest and become fully exercisable over four years of continued service at 25% on each anniversary date. At December 31, 1997, approximately 467,000 options remain available for grant.

      Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996, and 1997, respectively: risk-free interest rates of 6.25%, dividend yields of -0-%; volatility factors of the expected market price of the Company's common stock of .383, .383 and .529, respectively; and a weighted-average expected life of the option of six years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                            1995       1996      1997
                                         --------------------------------
                                                 (In thousands)

   Pro forma net income (loss) .........   $(1,286)   $ 1,250   $(7,325)
   Pro forma net income (loss) per
     common share ......................   $ (.36)    $   .15   $ (1.25)
   Pro forma net income (loss) per
     common share - assuming dilution ..   $ (.36)    $   .13   $ (1.25)

      A summary of the Company's stock option activity, and related information for the years ended December 31, follows:

                          1995                 1996                 1997
                  --------------------- -------------------- -------------------
                           Weighted             Weighted             Weighted
                            Average             Average              Average
                  Options  Exercise    Options  Exercise    Options  Exercise
                  (000s)    Price      (000s)   Price(1)    (000s)    Price
                  ------- ------------- -------------------- -------------------

Outstanding-beginning
  of year ........  103        $ 7.93      219     $ 6.71 (1)   551     $ 6.63
Granted ..........  158          9.50      358       6.58       285      11.26
Exercised ........    -            -        (2)      6.75        (2)      5.50
Forfeited ........  (42)         9.86      (24)      9.21         -         -
                  -------               -------              -------

Outstanding-end
  of year ........  219        $ 8.69      551     $ 6.63       834     $ 8.27
                  =======               =======              =======

Exercisable at
  end of year ....   53        $ 8.06       93     $ 6.65       222     $ 6.66
                  =======               =======              =======

Weighted-average
  fair value of
  options granted
  during the year              $ 2.85              $ 3.46               $ 8.00

      Exercise prices for options outstanding as of December 31, 1997 ranged from $5.00 to $13.62. The weighted-average remaining contractual life of those options is 8.4 years.

      (1) In March 1996, the Company amended the exercise price to $6.75 per share on all previously issued options with an exercise price greater than $6.75 per share.

Stock Awards

      In addition to stock options granted under the plans described above, the Long-Term Incentive Plan also provides for the right to receive compensation in cash, awards of common stock, or a combination thereof. In 1995, 1996, and 1997, the Company made direct awards of common stock of 4,800 shares, 1,000 shares and 14,748 shares, respectively, at weighted average fair values of $9.40, $5.00 and $10.75 per share, respectively.

      The Company also has adopted the Restricted Share Plan for Directors which provides for awards of common stock to nonemployee directors of the Company who did not, within the year immediately preceding the determination of the director's eligibility, receive any award under any other plan of the Company. In 1995, 1996, and 1997, the Company made direct awards of common stock of 3,072 shares, 4,050 shares and 7,235 shares, respectively, at weighted average fair values of $9.40, $6.25 and $9.87 per share, respectively.

      During 1996, the Company's stockholders approved the Abraxas Petroleum Corporation Director Stock Option Plan (Plan), which authorizes the grant of nonstatutory options to acquire an aggregate of 104,000 common shares to those persons who are directors and not officers of the Company. During 1996, each of the seven eligible directors was granted an option to purchase 8,000 common shares at $6.75. These options are included in the above table. No options were granted during 1997.

Stock Warrants

      In connection with an amendment to one of the Company's previous credit agreements, the Company granted stock warrants to the lender covering 424,000 shares of its common stock at an average price of $9.79 a share. The warrants are exercisable in whole or in part through December 1999 and are nontransferable without the consent of the Company. During 1997, the lender exercised 212,000 of its warrants on a cashless basis and was issued 97,810 shares of the Company's common stock.

      Additionally, warrants to purchase 13,500 shares of the Company's common stock at $7.00 per share remain outstanding from previous grants.

      At December 31, 1997, the Company has approximately 4,700,000 shares reserved for future issuance for conversion of its stock options, warrants, Rights, and incentive plans for the Company's directors and employees.

7.  Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                          December 31
                                                      --------------------
                                                        1996      1997
                                                      --------------------
                                 (In thousands)
   Deferred tax liabilities:
     Full cost pool, including intangible
      drilling costs ................................. $34,298   $31,128
     State taxes .....................................     187        67
     Other ...........................................      61       103
                                                      --------------------
   Total deferred tax liabilities ....................  34,546    31,298
   Deferred tax assets:
     Depletion .......................................     431       930
     Net operating losses ............................   6,831     8,520
     Other ...........................................      12        12
                                                      --------------------
   Total deferred tax assets .........................   7,274     9,462
   Valuation allowance for deferred tax assets .......  (5,656)   (5,915)
                                                      --------------------
   Net deferred tax assets ...........................   1,618     3,547
                                                      --------------------
   Net deferred tax liabilities ...................... $32,928   $27,751
                                                      ====================

      Significant components of the provision (benefit) for income taxes are as follows:

                                                        1996      1997
                                                      -------------------

   Current:
     Federal ......................................     $  -    $   -
     State ........................................        -        -
     Foreign ......................................      176        244
                                                      -------------------
                                                        $176    $   244
                                                      ===================

   Deferred:
     Federal ......................................     $  -    $   -
     State ........................................        -        -
     Foreign ......................................        -     (4,135)
                                                      -------------------
                                                        $  -    $(4,135)
                                                      ===================

      At December 31, 1997, the Company had, subject to the limitations discussed below, $25,059,000 of net operating loss carryforwards for U.S. tax purposes, of which it is estimated a maximum of $22,353,000 may be utilized before it expires. These loss carryforwards will expire from 2002 through 2010 if not utilized. At December 31, 1997, the Company had approximately $2,943,000 of net operating loss carryforwards for Canadian tax purposes of which $830,000 will expire in 2003 and $2,113,000 will expire in 2004.

      As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 of the Internal Revenue Code of 1986, as amended (Section 382), occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $4,909,000 will be limited to approximately $235,000 per year.

      During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of $1,121,000 acquired in the acquisition are limited to approximately $115,000 per year.

      As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $8,224,000 will be limited to approximately $1,034,000 per year, subject to the lower limitations described above. Of the $8,224,000 net operating loss carryforwards existing at October 1993, it is anticipated that the maximum net operating loss that may be utilized before it expires is $5,692,000. Future changes in ownership may further limit the use of the Company's carryforwards.

      In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5,656,000 and $5,915,000 for deferred tax assets at December 31, 1996 and 1997, respectively.

      The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                             December 31
                             --------------------------------------------
                                 1995           1996           1997
                             -------------- -------------- --------------
                                           (In thousands)

   Tax (expense) benefit
     at U.S. statutory
     rates (34%) ..........     $     411      $    (743)     $   3,414
   (Increase) decrease in
     deferred tax asset
     valuation allowance ..          (174)            (1)          (259)
   Higher effective rate
     of foreign operations              -            (49)          (244)
   Percentage depletion ...             -            189            499
   Other ..................          (237)           428            481
                             -------------- -------------- --------------

                                $       -      $    (176)     $   3,891
                             ============== ============== ==============

8.  Related Party Transactions

      Accounts receivable from affiliates, officers, and stockholders represent amounts receivable relating to joint interest billings on properties which the Company operates and advances made to officers.

      In connection with a note payable to the Company's President, principal and interest payments amounted to $355,000 in the year ended December 31, 1995. The note was fully paid in 1995.

      Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by the Company's President, owns a twin-engine airplane. The airplane is available for business use by employees of the Company from time to time at $385 per hour. The Company paid Wind River a total of $81,000, $101,000 and $330,000 for use of the plane during 1995, 1996 and 1997, respectively.

      The Company's President and certain directors of the Company were founders of Grey Wolf and in April 1995 purchased 900,000 shares of the capital stock of Grey Wolf (initially representing 39% of the outstanding shares) for an aggregate of CDN$90,000 (or CDN$0.10 per share) in cash. In January 1996, the Company purchased 20,325,096 shares of the capital stock of Grey Wolf
(representing 78% of the outstanding shares) for an aggregate of $3,000,000 (approximately CDN$4.1 million or CDN$.20 per share) in cash.

      In January 1996, Grey Wolf purchased newly issued shares of Cascade representing 66 2/3% of Cascade's capital stock. As described in Note 2, in 1997 Grey Wolf merged with Cascade. At December 31, 1997, the Company owns approximately 46% of Cascade. The Company's President as well as certain directors directly own approximately 5% of Cascade. Additionally the Company's President owns options to purchase up to 800,000 shares of Cascade capital stock at an exercise price of CDN$.20 per share, and certain of the Company's directors own options to purchase in the aggregate up to 1,000,000 shares of Cascade capital stock at an exercise price of CDN$.20 per share. Cascade currently has 76,981,000 shares, including special warrants, of capital stock outstanding.

      Cascade owns a 10% interest in the Canadian Abraxas oil and gas properties and the Canadian Abraxas gas processing plants and an 8% interest in the Pacalta Properties and manages the operations of Canadian Abraxas, pursuant to a management agreement between Canadian Abraxas and Cascade. Under the management agreement, Canadian Abraxas reimburses Cascade for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Cascade.

9.  Commitments and Contingencies

Operating Leases

      During the years ended December 31, 1995, 1996, and 1997, the Company incurred rent expense of approximately $103,000, $179,000 and $228,000, respectively. Future minimum rental payments are as follows at December 31, 1997:

   1998 ....................................................   $289,000
   1999 .....................................................   290,000
   2000 .....................................................   306,000
   2001 .....................................................   354,000
   2002 .....................................................   247,000
   Thereafter ...............................................   854,000

Contingencies

      In May 1995, certain plaintiffs filed a lawsuit against the Company alleging negligence and gross negligence, tortious interference with contract, conversion and waste. In March 1998, a jury found against the Company in the amount of $1,332,000 plus attorneys' fees and pre-judgment interest.

      As of March 1998, no judgment had been entered. The Company intends to file various post-judgment motions including a motion for judgment notwithstanding the verdict and a motion for new trial, as well as an appeal. Management believes, based on the advice of legal counsel, that the plaintiffs' claims are without merit and that damages should not be recoverable under this action; however, the ultimate effect on the Company's financial position and results of operations cannot be determined at this time. The Company has not established a reserve for this matter at December 31, 1997.

      Additionally, from time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 1997, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

10.  Earnings per Share

      The following table sets forth the computation of basic and diluted earnings per share:

                                         1995        1996        1997
                                      ----------- ----------- -----------

Numerator:
  Net income (loss)                  $(1,208,000) $1,513,000  $(6,485,000)
  Preferred stock dividends              366,000     366,000      183,000
                                      ----------- ----------- -----------
  Numerator for basic earnings per
    share - income (loss) available
    to common stockholders            (1,574,000)  1,147,000   (6,668,000)

  Effect of dilutive securities:
    Preferred stock dividends                  -          -            -
                                      ----------- ----------- -----------

  Numerator for diluted earnings per
    share - income available to
    common stockholders after assumed
    conversions                       (1,574,000)  1,147,000   (6,668,000)

Denominator:
  Denominator for basic earnings per
    share - weighted-average shares    4,635,412   5,757,105    6,025,294

  Effect of dilutive securities:
    Stock options and warrants                 -      24,277           -
   Convertible preferred stock                 -          -            -
   Assumed issuance under the CVR              -   1,013,060           -
     Agreement
                                      ----------- ----------- -----------
                                               -   1,037,337           -
                                      ----------- ----------- -----------

  Dilutive potential common shares
    Denominator for diluted earnings
    per share - adjusted
    weighted-average shares and
    assumed conversions                 4,635,412  6,794,442    6,025,294

  Basic earnings (loss) per share:
    Income (loss) before
    extraordinary item                 $     (.34)  $    .27    $   (1.11)
    Extraordinary item                        -         (.07)          -
                                      =========== =========== ===========
                                       $     (.34)  $    .20    $   (1.11)
                                      =========== =========== ===========

  Diluted earnings (loss) per share:
    Income (loss) before
    extraordinary item                 $     (.34)  $    .23    $   (1.11)
    Extraordinary item                         -        (.06)          -
                                      =========== =========== ===========
                                       $     (.34)  $    .17    $   (1.11)
                                      =========== =========== ===========

      For additional disclosures regarding the preferred stock, CVRs, employee stock options, and warrants, see Notes 5 and 6.

      For the years ended December 31, 1995 and 1997, none of the shares issuable in connection with stock options, warrants, conversion of preferred stock or the CVR Agreement are included in diluted shares. Inclusion of these shares would be antidilutive due to losses incurred in those years. In addition, for the year ended December 31, 1996 shares issuable in connection with the conversion of the preferred stock were not included in diluted shares because the effect was antidilutive.

      Stock options and warrants to purchase approximately 875,000 shares of common stock at a weighted average per share price of $8.36 were outstanding during 1996 but were not included in the computations of diluted earnings per share because the options' and warrants' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

11.  Quarterly Results of Operations (Unaudited)

      Selected results of operations for each of the fiscal quarters during the years ended December 31, 1996 and 1997 are as follows:

                                                          1st          2nd      3rd         4th
                                                        Quarter      Quarter   Quarter     Quarter
                                                       ----------- ---------- ---------- -----------
                                                           (In thousands, except per share data)
Year Ended December 31, 1996
  Net revenue .......................................   $  4,477   $  3,305    $  3,616    $ 15,255
  Operating income ..................................      1,486        365         744       6,231
  Income (loss) before
   extraordinary item ...............................        599       (240)       (236)      1,817
  Net income (loss) .................................        599       (240)       (605)      1,759
  Earnings (loss) per
   common share:
     Income (loss) before
      extraordinary item ............................        .09       (.04)       (.04)        .30
     Net income (loss)
      per common share ..............................        .09       (.04)       (.10)        .29

  Earnings (loss) per common share assuming dilution:
     Income (loss) before
      extraordinary item ............................        .08       (.04)       (.04)        .25
     Net income (loss)
      per common share - ............................        .08       (.04)       (.10)        .24
      assuming dilution .............................

Year Ended December 31, 1997
  Net revenue .......................................   $ 19,216   $ 15,772    $ 15,703    $ 20,240
  Operating income (loss)............................      7,791      4,090       3,902        (633)
  Net income (loss) .................................      1,454     (2,010)     (2,042)     (3,887)
  Earnings (loss) per
   common share .....................................        .24       (.37)       (.33)       (.61)
  Earnings (loss) per
   common share - assuming dilution .................        .22       (.37)       (.33)       (.61)



      During  the  fourth  quarter  of  1996,  the  Company   completed  several
acquisitions as described in Note 2 which affected net revenues, gross profit and net income.

      During the fourth quarter of 1997, the Company recorded a write-down of its Canadian proved crude oil and natural gas properties of approximately $4,600,000, $3,000,000, net of taxes, under the ceiling limitation.

      Certain previously reported financial information has been reclassified to conform with the current presentation.

12.  Benefit Plans

      The Company has a defined contribution plan (401(k)) covering all eligible employees of the Company. No contributions were made by the Company during 1995. During 1996 and 1997, the Company contributed 2,500 and 7,440 shares, respectively, of its common stock held in the treasury to the Plan and recorded the fair value of $12,500 and $41,850, respectively, as compensation expense. The employee contribution limitations are determined by formulas which limit the upper one-third of the plan members from contributing amounts that would cause the plan to be top-heavy. The overall contribution is limited to the lesser of 20% of the employee's annual compensation or $9,240.

      In January 1995, the Company created the Technical Employees Incentive Bonus Plan, whereby technical employees have an incentive to find and develop crude oil and natural gas reserves on an economic basis beneficial to the Company and its shareholders. Participants are any technical employees (geologist, geophysicist, engineer) not covered by another incentive bonus plan. A participant may earn a monetary bonus of up to 65% of the participant's base salary each year. The bonuses are determined in the first quarter of each year and are based upon the amount of new proved developed producing reserves booked each year on approved exploration and exploitation projects taking into consideration the cost per equivalent barrel of developing the new reserves. During 1995, 1996, and 1997, the Company incurred no bonus expense.

13. Summary Financial Information of Canadian Abraxas Petroleum Ltd.

      The following is summary financial information of Canadian Abraxas, a wholly owned subsidiary of the Company. Canadian Abraxas is jointly and severally liable for the entire balance of the Series B Notes ($215,000,000), of which $84,612,000 was utilized by Canadian Abraxas in connection with the acquisition of CGGS. The Company has not presented separate financial statements and other disclosures concerning Canadian Abraxas because management has determined that such information is not material to the holders of the Notes.


                                                           December 31,
                                                         1996         1997
                                                      -----------  -----------
                                                          (In thousands)
   BALANCE SHEET
   Assets
   Total current assets ............................   $  6,174     $  4,738
   Oil and gas and processing properties ...........    115,671      109,968
   Other assets ....................................      3,302        3,761
                                                      ===========  ===========
                                                       $125,147     $118,467
                                                      ===========  ===========

   Liabilities and Stockholder's Equity
   Total current liabilities .......................   $  3,624     $  3,625
   11.5% Senior Notes due 2004 .....................     84,612       74,682
   Notes payable to Abraxas Petroleum Corporation ..          -       18,844
   Other liabilities ...............................     34,797       30,295
   Stockholder's equity (deficit) ..................      2,114       (8,979)
                                                      -----------  -----------
                                                       $125,147     $118,467
                                                      ===========  ===========

                                            November 14,
                                           1996, Date of
                                            Acquisition,    Year Ended
                                                 to        December 31,
                                            December 31,       1997
                                                1996
                                           --------------- --------------
                                                  (In thousands)
   STATEMENTS OF OPERATIONS
   Revenues ...............................   $ 3,972          $19,264
   Operating costs and expenses ...........    (2,292)         (16,617)
   Proved property impairment .............         -           (4,600)
   Interest expense .......................    (1,331)          (9,952)
   Other income ...........................        23              202
   Income tax (expense) benefit ...........      (175)           3,815
                                           --------------- --------------
     Net income (loss) ....................   $   197          $(7,888)
                                           =============== ==============

14.  Business Segments

      The Company conducts its operations through two industry segments, the exploration for and the acquisition, development and production of crude oil and natural gas (E&P) and the processing of natural gas (Processing). The E&P segment acquires and explores for, develops, produces and markets crude oil, condensate, natural gas liquids and natural gas. The Processing segment processes natural gas owned by third parties. The Company's significant E&P operations are located in the Texas Gulf Coast, the Permian Basin of western Texas, Canada and Wyoming. The Processing segment engages in the processing of natural gas. Natural gas processing involves the custom processing of natural gas for third parties. Segment income excludes interest income, interest expense and unallocated general corporate expenses. Identifiable assets are those assets used in the operations of the segment. Corporate assets consist primarily of deferred financing fees and other property and equipment. The Company's revenues are derived primarily from the sale of crude oil, condensate, natural gas liquids and natural gas to marketers and refiners and from processing fees from the custom processing of natural gas. As a general policy, collateral is not required for receivables; however, the credit of the Company's customers is regularly assessed. The Company is not aware of any significant credit risk relating to its customers and has not experienced significant credit losses associated with such receivables.

      In 1997 three customers accounted for approximately 42% of oil and natural gas production revenues and two customers accounted for approximately 51% of gas processing revenues. In 1996 four customers accounted for approximately 63% of oil and natural gas production revenues and three customers accounted for approximately 54% of gas processing revenues. In 1995 one customer accounted for approximately 20% of oil and natural gas production.

      Business segment information about the Company's 1996 operations is as follows:

                                         E&P      Processing    Total
                                      ----------- ----------- -----------
                                                (In thousands)

Revenues .......................        $26,053     $   600     $10,681
                                      =========== =========== ===========

Operating profit ...............        $10,660     $    21     $10,681
                                      =========== ===========
General corporate ..............                                 (2,044)
Interest expense and
  amortization of deferred
  financing fees ...............                                 (6,521)
                                                              -----------
  Income from before income
   taxes .......................                                $ 2,116
                                                              ===========

Identifiable assets ............        $253,707    $40,700     $294,407
                                      =========== ===========
Corporate assets ...............                                 10,435
                                                              -----------
  Total assets .................                                $304,842
                                                              ===========

      Depreciation  and  depletion  for E&P  and  Processing  was  approximately
$9,143,000  and  $291,000,  respectively.   Capital  expenditures  for  E&P  and
Processing were $145,600,000 and $27,300,000, respectively.

      Business segment information about the Company's 1997 operations is as follows:

                                         E&P      Processing    Total
                                      ----------- ----------- -----------
                                                (In thousands)

Revenues .......................        $67,363     $ 3,568     $70,931
                                      =========== =========== ===========

Operating profit ...............        $18,039     $  (226)    $17,813
                                      =========== ===========
General corporate ..............                                 (2,309)
Interest expense and
  amortization of deferred
  financing fees ...............                                (25,880)
                                                              -----------
  Loss before income taxes .....                               $(10,376)
                                                              ===========

Identifiable assets ............        $292,087    $37,159     $329,246
                                      =========== ===========
Corporate assets ...............                                   9,282
                                                              -----------
  Total assets .................                                $338,528
                                                              ===========

      Depreciation and depletion for E&P and Processing was approximately $27,813,000 and $2,310,000, respectively. Capital expenditures for E&P and Processing were approximately $84,300,000 and $1,500,000, respectively.

      During 1995 the Company's operations were entirely in the E&P segment.

      Business segment information about the Company's 1996 operations in different geographic areas is as follows:

                                     U.S.         Canada        Total
                                 ------------- ------------- -------------
                                               (In thousands)

Revenues .....................     $  21,999     $   4,654     $  26,653
                                 ============= ============= =============

Operating profit .............     $   8,987     $   1,694     $  10,681
                                 ============= =============
General corporate ............                                    (2,044)
Interest expense and
  amortization of deferred
  financing fees .............                                    (6,521)
                                                             =============
  Income before income taxes .                                 $   2,116
                                                             =============
Identifiable assets at
  December 31, 1997 ..........    $ 168,141      $ 126,266     $ 294,407
                                 ============= =============
Corporate assets .............                                    10,435
                                                             -------------
  Total assets ...............                                 $ 304,842
                                                             =============

      Business segment information about the Company's 1997 operations in different geographic areas is as follows:

                                     U.S.         Canada        Total
                                 ------------- ------------- -------------
                                               (In thousands)

Revenues .....................     $  50,172     $  20,759     $  70,931
                                 ============= ============= =============

Operating profit (loss).......     $  19,938     $  (2,125)    $  17,813
                                 ============= =============
General corporate ............                                    (2,309)
Interest expense and
  amortization of deferred
  financing fees .............                                   (25,880)
                                                             =============
  Loss before income taxes ...                                 $ (10,376)
                                                             =============
Identifiable assets at
  December 31, 1997 ..........    $ 198,277     $ 130,969      $ 329,246
                                 ============= =============
Corporate assets .............                                     9,282
                                                             -------------
  Total assets ...............                                 $ 338,528
                                                             =============

      During 1995 the Company's operations were entirely in the United States.

15.  Commodity Swap Agreements

      In order to manage its exposure to price risks in the marketing of its crude oil and natural gas, the Company from time to time has entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, the Company may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind its futures position and sell its production to a customer. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in crude oil and natural gas prices.

       Pursuant to certain hedge agreements, either the Company or the counterparty thereto is required to make payment to the other at the end of each month. During the period from March 1996 through November 1996, payments were exchanged equal to the product of 5,000 MMBtu of natural gas per day and the difference between a specified fixed price and a variable price for natural gas based on the arithmetic average of the last three trading days' settlement price quoted for natural gas contracts on the New York Mercantile Exchange (NYMEX). This hedge agreement provided for the Company to make payments to the counterparty to the extent that the market price exceeds the fixed price of $1.747 per MMBtu and for the counterparty to make payments to the Company to the extent the market price was less than $1.747 per MMBtu. A loss of $511,000 was incurred during the period of hedged production.

      In November 1996, the Company assumed Hedge Agreements extending through October 2001 with a counterparty involving the following notional quantities and fixed prices:

                            Crude Oil                 Natural Gas
                    ------------------------------------------------------
                      Notional                   Notional
                      Quantity       Fixed       Quantity       Fixed
                     per Month       Price      per Month       Price
                     (barrels)      (barrel)     (MMBtu)       (MMBtu)
                    ------------- -------------------------- -------------

   1997                15,810        $ 17.20      53,712        $  1.797
   1998                13,175        $ 17.20      36,601        $  1.793
   1999                11,050        $ 17.47      24,489        $  1.820
   2000                 9,180        $ 17.78      18,794        $  1.872
   2001                 8,160        $ 18.08      14,850        $  1.902

      These hedge agreements provide for the Company to make payments to the counterparty to the extent the market prices determined based on the price for west Texas intermediate light sweet crude oil on the NYMEX for crude oil and the Inside FERC, Tennessee Gas Pipeline Co.; Texas (Zone O) price for natural gas exceeds the above fixed prices and for the counterparty to make payments to the Company to the extent the market prices are less than the above fixed prices. The Company accounts for the related gains or losses (a loss of $453,000 in 1996 and a loss of $952,000 in 1997) in crude oil and natural gas revenue in the period of the hedged production. The average notional quantity of crude oil and natural gas under the hedge agreements each month for 1998 is equal to approximately 15% and 1.5%, respectively, of the Company's expected monthly production for 1998 based on the Company's January 1, 1998 reserve reports. At December 31, 1997, the estimated fair market value of the hedge agreements is a loss of approximately $700,000.

16.  Proved Property Impairment

      In 1997 the Company recorded a write-down of its proved crude oil and natural gas properties of approximately $4,600,000, $3,000,000 after taxes, under the ceiling limitation prescribed for companies following the full cost method of accounting for its oil and gas properties. The write-down was related to the Company's Canadian cost center and was due primarily to a decrease in spot market prices for its crude oil and natural gas. Under full cost accounting rules, the net capitalized costs of oil and gas properties, less related deferred taxes, are limited by country, to the lower of unamortized cost or the cost ceiling as discussed in Note 1. The risk that the Company will be required to write-down the carrying value of its crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or volatile. Should prices continue to decline, a further write-down of the Company's crude oil and natural gas properties may be required. If such a write-down were large enough, it could result in the occurrence of an event of default under the Credit Facility that could require the sale of some of the Company's producing properties under unfavorable market conditions or require the Company to seek additional equity capital.

17.  Subsequent Event

      In November 1997, the Company entered into an agreement and plan of merger (agreement) to purchase all of the outstanding capital stock of Vessels Energy,

Inc. (Vessels) in exchange for common stock of the Company, which agreement was subject to stockholder approval of both companies. In February 1998 the agreement was not approved by the Vessels stockholders and was terminated. In accordance with the termination provisions of the agreement, Vessels paid the Company a fee of $1,500,000. The Company incurred approximately $519,000
($274,000 through December 31, 1997 which is included in other accounts receivable) of expenses in connection with the negotiation of the agreement. Such cost will be offset against the fee received from Vessels, which will result in a gain of approximately $981,000 in 1998. Additionally, through December 31, 1997, the Company incurred approximately $133,000, which is included in other accounts receivable, in drilling costs in connection with farm-out agreements with Vessels which is to be reimbursed to the Company subsequent to December 31, 1997.

18.  Supplemental Oil and Gas Disclosures (Unaudited)

      The accompanying table presents information concerning the Company's crude oil and natural gas producing activities as required by Financial Accounting Standards 69, "Disclosures about Oil and Gas Producing Activities." Capitalized costs relating to oil and gas producing activities are as follows:

                                                    December 31
                                            -----------------------------
                                                1996           1997
                                            -------------- --------------
                                                   (In thousands)

   Proved crude oil and natural gas            $231,090       $332,680
     properties .........................
   Unproved properties ..................        37,268         11,519
                                            -------------- --------------
     Total ...............................      268,358        344,199
   Accumulated depreciation, depletion,
     and amortization, and impairment ...       (38,368)       (70,717)
                                            -------------- --------------
      Net capitalized costs .............      $229,990       $273,482
                                            ============== ==============

      Costs incurred in oil and gas property acquisitions, exploration and development activities are as follows:

                                                             Years Ended December 31
                          ----------------------------------------------------------------------------------------------
                                       1995                            1996                           1997
                          ------------------------------- --------------------------------------------------------------
                            Total     U.S.      Canada      Total     U.S.      Canada     Total      U.S.     Canada
                          -------------------- ---------- -------------------- -------------------- --------------------
                                                                 (In thousands)
  Property acquisition
   costs:
   Proved ..............    $  719   $   719     $    -     $87,005   $37,609    $49,396   $13,800    $    -    $13,800
   Unproved ............         -         -          -      37,268     8,230     29,038     8,958          -     8,958
                          -------------------- ---------- -------------------- -------------------- --------------------

                            $  719   $   719     $    -    $124,273   $45,839    $78,434   $22,758    $    -    $22,758
                          ==================== ========== ==================== ==================== ====================

  Property development
   and exploration costs    $11,398  $11,398     $    -    $ 18,133   $18,115    $    18   $61,414    $53,363   $ 8,051
                          ==================== ========== ==================== ==================== ====================

      The results of operations for oil and gas producing activities are as follows:

                                                             Years Ended December 31
                          ----------------------------------------------------------------------------------------------
                                       1995                            1996                           1997
                          ------------------------------- --------------------------------------------------------------
                            Total     U.S.      Canada      Total     U.S.      Canada     Total      U.S.     Canada
                          -------------------- ---------- -------------------- -------------------- --------------------
                                                                 (In thousands)

  Revenues ..........       $13,660   $13,660    $    -     $25,749   $21,758    $3,991    $65,826    $49,031   $16,795
  Production costs ..        (4,333)   (4,333)        -      (5,858)   (5,193)     (665)   (14,881)   (10,749)   (4,132)
  Depreciation,
   depletion, and
   amortization .....        (5,313)   (5,313)        -      (9,103)   (7,695)   (1,408)   (27,803)   (18,992)   (8,811)
   amortization .....
  Proved property
   impairment .......             -         -         -           -         -          -    (4,600)         -    (4,600)
  General and
   administrative ...          (261)     (261)        -        (483)     (401)      (82)    (1,042)      (721)     (321)
  Income taxes
   (expense) benefit.            -         -          -        (148)        -      (148)       427          -       427
                          ---------- ---------- ---------- --------- ----------- -------- ----------  --------- --------

  Results of operations
   from oil and gas
   producing activities
   (excluding corporate
   overhead and
   interest costs) .....    $3,753    $ 3,753    $    -     $10,157   $ 8,469    $1,688    $17,927    $18,569   $  (642)
                         ========== ========== ========== ========= ========== =========  =========  =========  ========
  Depletion rate per
   barrel of oil
   equivalent .......       $ 4.67    $  4.67    $    -     $  5.12   $ 5.10     $ 5.29    $  5.62    $ 5.05    $ 6.98
                         ========== ========== ========== ========= ========== =========  =========  =========  ========

Estimated Quantities of Proved Oil and Gas Reserves

      The following table presents the Company's estimate of its net proved crude oil and natural gas reserves as of December 31, 1995, 1996, and 1997. The Company's management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers.

                                                    Total               United States                Canada
                                            ----------------------- ----------------------- --------------------------
                                               Liquid     Natural      Liquid      Natural     Liquid       Natural
                                            Hydrocarbons    Gas     Hydrocarbons     Gas    Hydrocarbons      Gas
                                            ----------------------- ------------- ------------------------ -----------
                                             (Barrels)     (Mcf)     (Barrels)      (Mcf)     (Barrels)      (Mcf)
                                                                         (In Thousands)

   Proved developed and undeveloped reserves:
     Balance at December 31, 1994 .....           9,156    67,579         9,156     67,579            -           -
      Revisions of previous estimates .          (1,328)  (18,941)       (1,328)   (18,941)           -           -
      Extensions and discoveries ......           1,335     6,819         1,335      6,819            -           -
      Purchase of minerals in place ...             214     2,889           214      2,889            -           -
      Production ......................            (544)   (3,553)         (544)    (3,553)           -           -
      Sale of minerals in place .......            (566)     (224)         (566)      (224)           -           -
                                            ----------------------- ------------- ------------------------ -----------
     Balance at December 31, 1995 .....           8,267    54,569         8,267     54,569            -           -
      Revisions of previous estimates .             680    (2,561)          680     (2,561)           -           -
      Extensions and discoveries ......           1,752    10,194         1,746     10,060            6         134
      Purchase of minerals in place ...           8,062   121,408         6,694     65,135        1,368      56,273
      Production ......................            (724)   (6,350)         (670)    (5,042)         (54)     (1,308)
      Sale of minerals in place .......              (2)        -            (2)         -            -           -
                                            ----------------------- ------------- ------------------------ -----------
     Balance at December 31, 1996 .....          18,035   177,260        16,715    122,161        1,320(1)   55,099
      Revisions of previous estimates .          (1,083)   (4,554)       (1,096)   (10,343)          13       5,789
      Extensions and discoveries ......           2,262    48,405         2,190     40,877           72       7,528
      Purchase of minerals in place ...             585    27,575           197        150          388      27,425
      Production ......................          (1,929)  (21,050)       (1,736)   (12,508)        (193)     (8,542)
      Sale of minerals in place .......             (93)   (6,322)           (9)       (42)         (84)     (6,280)
                                            ----------------------- ------------- ------------------------ -----------

     Balance at December 31, 1997 .....          17,777   221,314        16,261    140,295        1,516(1)   81,019(2)
                                            ======================= ============= ======================== ===========

(1) Includes 120,400 and 260,200 barrels of liquid hydrocarbon reserves owned by Cascade of which approximately 57,600 and 140,200 barrels are applicable to the minority interest's share of these reserves at December 31, 1996 and 1997, respectively.

(2) Includes 7,446 MMcf of natural gas reserves owned by Cascade of which 4,012 MMcf are applicable to the minority interest's share of these reserves at December 31, 1997.



Estimated Quantities of Proved Oil and Gas Reserves (continued)

                                                    Total               United States               Canada
                                            ----------------------- ----------------------- -----------------------
                                               Liquid     Natural      Liquid      Natural     Liquid      Natural
                                            Hydrocarbons    Gas     Hydrocarbons     Gas    Hydrocarbons     Gas
                                            ----------------------- ------------- ----------------------- ----------
                                             (Barrels)     (Mcf)     (Barrels)      (Mcf)    (Barrels)      (Mcf)
                                                                        (In Thousands)

   Proved developed reserves:
     December 31, 1995 ................            6,000   44,026         6,000     44,026            -          -
                                            ======================= ============= ======================= ==========

     December 31, 1996 ................           14,961  157,660        13,641    103,639        1,320     54,021
                                            ======================= ============= ======================= ==========

     December 31, 1997 ................           14,254  186,490        12,750    109,456        1,504     77,034
                                            ======================= ============= ======================= ==========

      The significant downward revision in 1995 of previous liquid hydrocarbons and natural gas was due principally to decreased estimates of recoverable reserves in existing wells related to disappointing drilling results principally in the East White Point Field, resulting in reclassification of proved undeveloped reserves to probable reserves.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

      The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. The standardized measure does not purport to represent the fair market value of the Company's proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

      Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 1997, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

      Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

      Set forth below is the Standardized Measure relating to proved oil and gas reserves for:

                                                            Years Ended December 31
                        -------------------------------------------------------------- ----------------------------------
                                    1995                            1996                             1997
                        -------------------------------------------------------------- ----------------------------------
                         Total       U.S.     Canada     Total      U.S.     Canada       Total       U.S.      Canada
                        ---------- ------------------------------ -------------------- ----------------------- ----------
                                                                (In thousands)

  Future cash inflows .  $243,969   $243,969   $    -  $1,009,420   $824,776  $184,644    $714,048    $530,627   $183,421
  Future production
    and development
    costs..............   (79,910)   (79,910)       -    (251,749)  (201,498)  (50,251)   (249,604)   (186,445)   (63,159)
  Future income tax
    expense ...........   (28,015)   (28,015)       -    (207,834)  (157,508)  (50,326)    (82,998)    (48,736)   (34,262)
                         ---------- --------- --------- ------------ --------  --------   ---------   ---------  ---------
  Future net cash
    flows .............   136,044    136,044        -     549,837    465,770    84,067     381,446     295,446     86,000
  Discount ............   (48,884)   (48,884)       -    (220,016)  (193,221)  (26,795)   (129,367)   (107,259)   (22,108)
                         ---------- --------- --------- ------------ --------  --------   ---------   ---------  ---------
  Standardized Measure
    of discounted
    future net cash
    relating to proved
    reserves ..........  $ 87,160   $ 87,160   $    -  $  329,821   $272,549  $ 57,272    $252,079    $188,187    $63,892
                         ========== ========= ========= ==========  ========  ========   =========   =========   ========



Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

      The following is an analysis of the changes in the Standardized Measure:



                                         Year Ended December 31
                                 ----------------------------------------
                                     1995          1996         1997
                                 ------------- --------------------------
                                             (In thousands)

  Standardized Measure,
    beginning of year.........     $  77,693     $  87,160    $ 329,821
    Sales and transfers of oil
    and gas produced, net of
    production costs .........        (9,351)      (19,887)     (50,945)
  Net changes in prices and
    development and production
    costs from prior year ....        22,560        65,917     (190,174)
  Extensions, discoveries, and
    improved recovery, less
    related costs ............        13,475        30,699       49,471
  Purchases of minerals in
    place ....................         3,867       244,930       27,586
  Sales of minerals in place .        (3,355)          (24)      (5,720)
  Revision of previous quantity
    estimates ................       (24,937)        2,257       (8,150)
  Change in future income tax
    expense ..................           382       (87,393)      70,858
  Other ......................          (943)       (2,554)     (12,389)
  Accretion of discount ......         7,769         8,716       41,721
                                 ------------- ------------  ------------
   Standardized Measure, end of
     year ....................     $  87,160     $ 329,821    $ 252,079
                                 ============= ============  ============

                        AUDITORS' REPORT TO THE DIRECTORS



To the Board of Directors of
Canadian Abraxas Petroleum Ltd.

        We have audited the statements of earnings (loss) and changes in financial position for the years ended October 31, 1995 and 1996 of CGGS Canadian Gas Gathering Systems Inc. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these financial statements present fairly, in all material respects, the results of operations of the Company and the changes in its financial position for the years ended October 31, 1995 and 1996 in accordance with generally accepted accounting principles.



KPMG
Chartered Accountants

Calgary, Canada
December 16,1997




                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                          STATEMENTS OF EARNINGS (LOSS)

                              (In Canadian Dollars)



                                                    Year Ended October 31
                                               --------------------------------
                                                    1995            1996
                                               --------------- ----------------
Revenues:
  Processing ................................    $33,100,000     $36,954,000
  Production ................................     22,408,000      26,791,000
  Royalties, net ............................     (3,366,000)     (3,975,000)
  Other income ..............................        996,000         690,000
                                               --------------- ----------------
                                                  53,138,000      60,460,000

Expenses:
  Processing ................................     14,763,000      19,207,000
  Production ................................      5,689,000       5,308,000
  Administration (note 4) ...................      4,507,000       4,117,000
  Interest on long-term shareholders' debt ..     16,227,000      16,172,000
  Depletion and depreciation ................     13,754,000      14,092,000
  Amortization of deferred financing costs ..        146,000         146,000
  Foreign exchange loss .....................        795,000       1,134,000
                                               --------------- ----------------
                                                  55,881,000      60,176,000
                                               --------------- ----------------
Earnings (loss) before taxes ................     (2,743,000)        284,000

Large corporation tax .......................        308,000         332,000
                                               --------------- ----------------
Net loss ....................................    $(3,051,000)    $   (48,000)
                                               =============== ================







                 See accompanying notes to financial statements.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                   STATEMENTS OF CHANGES IN FINANCIAL POSITION

                              (In Canadian Dollars)



                                                    Year Ended October 31
                                               --------------------------------

                                                    1995            1996
                                               -------------- -----------------
Operating Activities:
  Net loss ..................................    $(3,051,000)    $   (48,000)
  Depletion and depreciation ................     13,754,000      14,092,000
  Amortization of deferred financing costs ..        146,000         146,000
  Foreign exchange loss .....................        795,000       1,134,000
  Decrease (increase) in non-cash working         (7,004,000)      2,176,000
    capital items
                                               --------------- ----------------
                                                   4,640,000      17,500,000


Investing Activities:
  Expenditures on capital assets ............    (11,638,000)     (8,722,000)
  Increase in non-cash working capital ....          (54,000)         (2,000)
                                               --------------- ----------------
                                                 (11,692,000)     (8,724,000)

Increase (decrease) in cash and short-term        (7,052,000)      8,776,000
  deposits ..................................

Cash and Short-Term Deposits:
  Beginning of year .......................        8,326,000       1,274,000
                                               --------------- ----------------
  End of year .............................      $ 1,274,000     $10,050,000
                                               =============== ================



                 See accompanying notes to financial statements.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                          NOTES TO FINANCIAL STATEMENTS


        The Company was incorporated on March 9, 1990 under the Canada Business Corporations Act. The Company was formed to invest in gas plants, gas gathering systems and related gas reserves in Canada. Morrison Petroleums Ltd., a shareholder, manages the Company.

1.  Summary of Significant Accounting Policies

        The financial statements are prepared in accordance with generally accepted accounting principles in Canada.

Foreign Currency Translation

        Monetary assets and monetary liabilities are translated at the exchange rate in effect at the balance sheet date. Gains and losses on translation are recorded in the statement of earnings, except that gains or losses on monetary liabilities with a fixed or ascertainable life are deferred and amortized over the repayment period.

Joint Ventures

        The Company's exploration and production activities related to oil and gas are substantially conducted in joint participation with others and, accordingly, the accounts reflect only the Company's proportionate interest in such activities.

Capital Assets

        The Company follows the full cost method of accounting for exploration and development expenditures wherein all costs related to the exploration for and the development of oil and gas reserves are capitalized. These costs include leasehold acquisition costs, carrying charges of non-producing properties, costs of drilling and completing wells, and oil and gas production equipment. Proceeds received from the disposal of properties are normally credited against accumulated costs unless this would result in a significant change in the depletion rate, in which case, a gain or loss is computed and reflected in the earnings statement.

        The Company carries its oil and gas properties at the lower of capitalized cost and net recoverable value. Net recoverable value is future net revenues from proven reserves plus unproven properties at cost less impairment, if any, net of the provision for future site restoration. Future net revenues are determined using unit prices and production costs in effect at year-end and include an allowance for future overhead costs, site restoration, financing charges and income taxes that will be incurred in earning these revenues.

        Petroleum and natural gas properties are depleted and tangible production equipment is depreciated using the unit-of-production method based upon the estimated proven oil and gas reserves after royalties. Reserves are converted to common units based on the approximate equivalent energy content of each unit of reserves, which results in a conversion ratio of six thousand cubic feet of gas to one barrel of oil equivalent.

        Processing facilities are depreciated on a straight-line basis over the estimated useful life of each facility.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

Provision for Future Site Restoration

        Provision is made for future site restoration costs. This provision is charged to earnings over the estimated life of the proven oil and gas reserves and processing facilities using the unit of production and the straight-line methods respectively, and is included with depletion and depreciation.

Royalties

        Crown, freehold and overriding royalties and mineral taxes are net of Alberta Royalty Tax Credits.

Deferred Financing Costs

        The  deferred   financing   costs  are  associated  with  obtaining  the
subscriptions for units (see Note 2). These costs were amortized evenly over fifteen years.

2.  Formation and Unit Subscriptions

        Under the Unit Subscription Agreement, the investors have subscribed for units at U.S. $100,000 per unit consisting of U.S. $75,000 of debentures and U.S. $25,000 of Class A shares (2,500 Class A shares at a price of U.S. $10 per share) in a 3-to-1 ratio. The Company received commitments for unit subscriptions totaling U.S. $114,700,000 (U.S. $86,025,000 of debentures and 2,867,500 Class A shares at U.S. $10 per share). At October 31, 1996 and 1995 98.12% of the subscriptions were paid for and debentures and shares issued.

        On September 14, 1994, the Board of Directors approved a resolution to end any further acquisitions by the investors and to close out the investor obligations.

        At October 31, 1996, U.S. $84,411,829 of debentures and U.S. $28,137,367
Class A shares were issued and outstanding.

        Under Amendment No. 4 to the Unit Subscription Agreement dated May 15, 1995, in 1995 the Company is permitted to expend all of its funds from operations after debt servicing and all applicable corporate tax, on capital enhancements, repairs and maintenance. In 1996 and subsequent years, subject to approval by eighty percent of all shareholders, the Company is permitted to expend two-thirds of its funds from operations after debt servicing and all applicable corporate tax on capital enhancements, repairs and maintenance.

3.      Future Site Restoration

        A provision for future site restoration of $1,132,347 (1995 - $779,000) was expensed during 1996.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

4.  Administration

        Pursuant to the administration and management agreements, the following expenses have been recorded:

                                            Year Ended October 31
                                      ----------------------------------
                                            1995             1996
                                      ----------------- ----------------

Management fees ............            $ 2,613,000       $2,531,000
Administration fees ...........           1,628,000        1,632,000
                                      ----------------- ----------------
                                          4,241,000        4,163,000

Directors' fees and expenses ..             311,000          113,000
General corporate expenses ....             400,000          299,000
                                      ----------------- ----------------
                                          4,952,000        4,575,000

Recoveries ....................            (445,000)        (458,000)
                                      ----------------- ----------------
                                        $ 4,507,000       $4,117,000
                                      ================= ================

        General  corporate  expenses  include  third-party   professional  fees,
insurance and other items of a general corporate nature.

5.  Income Taxes

        At October 31, 1996, the Company has estimated deductions for income tax purposes which exceed the related book value by $3,400,000, the potential benefit of which has not been recognized in these financial statements. For income tax purposes, the Company has reported non-capital loss carryforwards of $50,350,000 at October 31, 1996, which expire as follows: 1997 - $415,000; 1998
- $1,658,000; 1999 - $12,543,000;  2000 - $11,991,000; 2001 - $9,061,000; 2002 -
$11,247,000; 2003 - $3,435,000.

6.  Related Party Transactions

        At times, the Company enters into agreements and transactions related to gas plants and gas reserves with Morrison Petroleums Ltd. and Canadian Gas Gathering Systems II, Inc. These transactions are carried out in accordance with industry standard terms.

        During 1995, a consulting fee of $158,000 was paid to a founder and director.

7.  Commitments

        The Company has a Management Agreement with Morrison Petroleums Ltd. to provide services with respect to evaluation, acquisition, development and construction of projects and Consulting Agreements with two other founders. The Agreements are for ten years and provide for annual management and consulting fees to be paid to the three parties totaling 1.5% of the original cost of all projects, subject to certain adjustments as provided in the Agreements.

        The Company has an Administration Agreement with Morrison Petroleums Ltd. to provide administrative functions to the Company. This Agreement is for ten years and provides for an annual administration fee of 5% of the net operating income as defined in the agreement.

        Under these agreements, fees were incurred and accrue to the founders as follows:

                                       Morrison
                                      Petroleums         Gas        B. Feshbach
                                         Ltd.        Systems III      & Sons
                                    --------------- -------------- -------------
    Year ended October 31, 1995 ...    $3,485,000      $485,000       $271,000
    Year ended October 31, 1996 ...     3,363,000       513,000        287,000

        In addition, under the Administration Agreement, where Morrison Petroleums Ltd. is the operator of a gas system, capital and operating overhead is recovered from the Company by Morrison Petroleums Ltd. following guidelines prescribed by the Petroleum Accountants Society of Canada, Accounting Procedure at negotiated rates.

8.      Subsequent Events

        Subsequent to October 31, 1996 the Company became a wholly owned subsidiary of Abraxas Petroleum Corporation. Prior to the change in ownership, the Company sold its interest in the Nevis gas plant and related facilities for a consideration of $120,000,000, converted its U.S. dollar denominated debt to Canadian dollars and repaid the debt.

9. Differences Between Canadian and United States Generally Accepted Accounting Principles

        These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") which, in the case of the Company, conforms with United States generally accepted accounting principles ("US GAAP") in all material respects except as follows:

        (a)In accordance with U.S. GAAP, exchange gains and losses arising on translation of long-term monetary liabilities, unless designated as a hedge, are included in income currently instead of being deferred and amortized over the lives of such long-term liabilities.

        (b)The Company has applied Statement of Financial Accounting Standards Number 109 "Accounting for Income Taxes" ("SFAS 109") effective November 1, 1992. SFAS 109 requires the Company to account for income taxes using the liability method for US GAAP purposes. There was no cumulative effect or effect on current results as a consequence of adopting SFAS 109.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

        The impact of these changes on the Company's financial statements is as follows:

Statement of Earnings

                                             Year Ended October 31
                                       ----------------------------------
                                            1995              1996
                                       ----------------  ----------------

Net loss as reported ..............      $(3,051,000)      $   (48,000)
Foreign currency translation ......        1,893,000         1,024,000
                                       ================  ================
Net earnings (loss) in accordance with
  U.S. GAAP .......................      $(1,158,000)      $   976,000
                                       ================  ================

                                                            Increase
                                         As Reported       (Decrease)        U.S. GAAP
                                       ---------------- ----------------- ----------------


        October 31, 1995
        Deferred foreign exchange loss    $7,882,000      $(7,882,000)                 -
        Deficit .......................   (4,394,000)       7,883,000       $(12,277,000)

        October 31, 1996
        Deferred foreign exchange loss     6,858,000       (6,858,000)                 -
        Deficit .......................   (4,442,000)       6,859,000       $(11,301,000)

10.  Changes in Non-cash Working Capital Components

                                             Year Ended October 31
                                       ----------------------------------
                                            1995              1996
                                       ----------------  ----------------

Decrease (increase) in non-cash
  working capital
Operating:
  Accounts receivable                    $(1,231,000)      $  (690,000)
  Accounts payable                        (5,773,000)        2,866,000
                                       ----------------  ----------------
                                         $(7,004,000)      $ 2,176,000
                                       ================  ================

  Investing:
    Debenture interest payable to
    shareholders                         $   (54,000)      $    (2,000)
                                       ================  ================

===============================================================================

No person is  authorized  in  connection
with any offer  made  hereby to give any
information     or    to    make     any
representation  not  contained  in  this
Prospectus   in   connection   with  the
offering  made  hereby  and, if given or
made, such information or representation
must not be relied  upon as having  been
authorized   by   the   Issuers.    This
Prospectus  does not constitute an offer
to sell, or a  solicitation  of an offer
to  purchase,   any  securities  in  any
jurisdiction  in which, or to any person
to whom,  it is  unlawful  to make  such
offer  or   solicitation.   Neither  the
delivery  of  this   Prospectus  or  the                 ABRAXAS PETROLEUM
accompanying  Letter of  Transmittal  or                    CORPORATION
both   together   nor  any  exchange  of
securities made hereunder  shall,  under                  CANADIAN ABRAXAS
any circumstances,  create any inference                 PETROLEUM LIMITED
that  there  has not been any  change in
the  affairs  of the  Issuers  since the
date hereof.
 -------------------------


            TABLE OF CONTENTS
                                 Page
Summary..........................  5
Risk Factors..................... 11
Purpose of the Exchange Offer.... 19
Resale of the Exchange Notes..... 20
Plan of Distribution............. 20                 Offer to Exchange
The Exchange Offer............... 21     11 1/2% Senior Notes Due 2004, Series D
Exchange Agent................... 28            for any and all Outstanding
Use of Proceeds.................. 29     11 1/2% Senior Notes due 2004, Series B
Capitalization................... 29                      and
Selected Consolidated Financial          11 1/2% Senior Notes due 2004, Series C
 Information....................  30
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations....... 32
Description of Existing
 Indebtedness.................... 37
Business......................... 39
Management....................... 51
Certain Transactions............. 58
Securities Holdings of Principal
 Stockholders, Directors and
 Officers........................ 59
Description of the Exchange
 Notes........................... 62
Certain United States and
 Canadian Income Tax
  Considerations................. 90
Book-Entry; Delivery and Form.... 95
Available Information............ 97
Enforceability of Civil
 Liabilities Against Foreign
 Persons......................... 98                     Prospectus
Legal Matters.................... 98
Experts.......................... 98                   April 20, 1998
Glossary of Terms................ 99
Index to Consolidated Financial
 Statements......................F-1

Until  July 19,  1998 (90 days after the
date of  this  Prospectus)  all  dealers
effecting transactions in the registered
securities, whether or not participating
in this distribution, may be required to
deliver   a   Prospectus.   This  is  in
addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.